Exhibit 10.3

STOCK PURCHASE AGREEMENT

BY AND AMONG

MERITAGE HOMES OF FLORIDA, INC.

AND

THE STOCKHOLDERS OF GREATER HOMES, INC.

Dated August 24, 2005

Certain Confidential Information contained in this Exhibit was omitted by means of redacting a portion of the text and replacing it with an asterisk.  This Exhibit (containing the non-public information) has been filed separately with the Secretary of the Securities and Exchange Commission without redaction pursuant to Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934.

TABLE OF CONTENTS

ARTICLE I	STOCK PURCHASE

1.1	Closing
1.2	Sale and Delivery
1.3	Stock Purchase
1.4	Purchase Price
1.5	Certain Contracted Projects
1.6	Holdback and Adjustment
1.7	Stockholder Closing Costs

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF BUYER

2.1	Organization and Qualification
2.2	Authority Relative to this Agreement
2.3	No Conflicts
2.4	Sufficient Funds
2.5	No Consents
2.6	No Brokers

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

3.1	Ownership of the Shares
3.2	Authorization, Validity and Effect of Agreements
3.3	No Brokers

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AS TO THE COMPANY

4.1	Organization and Qualification
4.2	Capitalization
4.3	Subsidiaries and Other Interests
4.4	No Conflicts
4.5	No Consents
4.6	Financial Statements; Absence of Undisclosed Liabilities
4.7	No Material Adverse Changes
4.8	Absence of Certain Developments
4.9	Permitted Liens; Good Title to and Condition of Assets
4.10	Descriptions of Real Property
4.11	Real Property
4.12	A. Contract Property Real Estate
4.13	Warranties
4.14	Environmental Matters
4.15	Tax Matters
4.16	Restrictions on Business Activities
4.17	Intellectual Property
4.18	Litigation
4.19	Employees
4.20	Employee Benefit Plans
4.21	Insurance
4.22	Affiliate Transactions
4.23	Compliance with Laws
4.24	Permits
4.25	Membership Records; Minute Books
4.26	Budgets
4.27	Disclosure
4.28	Condominiums
4.29	Retail Sales Contracts

i

4.30	Covenants, Conditions and Restrictions
4.31	Associations
4.32	Coastal Construction Control Line
4.33	Registration
4.34	Licensing
4.35	Construction
4.36	Florida’s Construction Lien Law

ARTICLE V	CONDUCT OF STOCKHOLDERS PENDING THE CLOSING

5.1	Conduct of Business Pending the Closing
5.2	Business Relationships
5.3	Notification of Certain Matters
5.4	Required Approvals
5.5	Tax Matters

ARTICLE VI	COVENANTS AND ADDITIONAL AGREEMENTS

6.1	Noncompetition
6.2	Protection of Information
6.3	Employment
6.4	Break-Up Fee
6.5	Land Banking
6.6	Insurance Rights and Indemnification
6.7	Stockholders’ Representative
6.8	Stockholder Advances and Other Debt Payments at Closing
6.9	No Negotiations
6.10	Independent Auditors
6.11	Right to Enter and Inspect
6.12	Public Announcements
6.13	Further Assurances
6.14	Post Closing Cooperation
6.15	Existing Closing Agent Arrangements
6.16	Post Closing Matters
6.17	Commercial Portions of Holly Hills, the Trails and Cypress Preserve
6.18	Deemed Asset Acquisition
6.19	Release of Guarantees By Stockholders

ARTICLE VII	TAX MATTERS

7.1	Indemnification Obligations With Respect to Taxes
7.2	Straddle Period
7.3	Tax Returns and Payment Responsibility
7.4	Tax Contests
7.5	Assistance and Cooperation
7.6	Retention of Tax Records
7.7	Other Tax Matters
7.8	Special Definitions
7.9	Unconditional Obligations

ARTICLE VIII	INDEMNIFICATION AND WARRANTY AND RESERVE ADMINISTRATION

8.1	Indemnification of Stockholders by Buyer
8.2	Indemnification of Buyer by Stockholders
8.3	Limits on Indemnity; Certain Provisions and Procedures
8.4	Procedure for Indemnification
8.5	Warranty and Reserve Administration

ARTICLE IX	TITLE MATTERS

9.1	Existing Title Policies and Surveys
9.2	Title Insurance
9.3	Approved Title Exceptions
9.4	Additional Agreements

ARTICLE X	CONDITIONS

10.1	Conditions to Obligation of Stockholders
10.2	Conditions to Obligations of Buyer

ARTICLE XI	CLOSING

11.1	Stockholders’ Obligations
11.2	Buyer’s Obligations
11.3	Transfer Fees, Title Costs, and Closing Costs and Other Fees; Prorations

ARTICLE XII	SURVIVAL AND INDEMNITIES

12.1	Survival of Representations and Warranties
12.2	Nature of Statements
12.3	Dispute Resolution

ARTICLE XIII	TERMINATION/REMEDIES

13.1	Termination
13.2	Effect of Termination
13.3	Specific Performance

ARTICLE XIV	GENERAL PROVISIONS

14.1	Notices
14.2	Counterparts
14.3	Governing Law
14.4	Assignment
14.5	Gender and Number
14.6	Schedules and Exhibits
14.7	Waiver of Provisions
14.8	Costs
14.9	Amendment
14.10	Severability
14.11	Binding Effect
14.12	Construction
14.13	Time Periods
14.14	Headings
14.15	Entire Agreement
14.16	Enforcement of Rights
14.17	No Third Beneficiaries
14.18	Deferral of Offsets, Character of Amounts Offset

ARTICLE XV	DEFINITIONS

15.1	Definitions
15.2	Other Definitions

Exhibits
Exhibit A	–	Dispute Resolution Procedures
Exhibit B	–	Form of Option Agreement
Exhibit C	–	Escrow Agreement

Schedules
Schedule 1.6B(1)		July 31, 2005 Balance Sheet
Schedule 6.3A	–	Executive Officer Compensation
Schedule 6.15	–	Commercial Properties

Stockholders’ Disclosure Schedule
Section 3.1	–	Ownership of Shares
Section 3.3	–	Stockholders’ Broker
Section 4.3A	–	Subsidiaries and Capitalization
Section 4.3D	–	Convertible Debt
Section 4.4	–	Conflicts
Section 4.5	–	Consents
Section 4.6	–	Financial Statements
Section 4.7	–	Material Adverse Changes
Section 4.8	–	Certain Developments
Section 4.9	–	Permitted Liens
Section 4.10	–	Descriptions of Real Property
Section 4.11	–	Real Property
Section 4.11X	–	Related Party Projects and Other Contract Property
Section 4.12	–	Material Contracts
Section 4.13	–	Warranties
Section 4.14	–	Environmental Matters
Section 4.15A	–	Tax Records
Section 4.15B	–	Filing of Returns and Related Matters
Section 4.15C	–	Audit Matters
Section 4.15D	–	General Tax Matters
Section 4.15E	–	Tax Attributes
Section 4.15F	–	Roll-Back Taxes
Section 4.17	–	Intellectual Property
Section 4.18	–	Litigation
Section 4.19	–	Employees
Section 4.20	–	Employee Benefit Plans
Section 4.21	–	Insurance
Section 4.22	–	Affiliate Transactions
Section 4.23	–	Compliance With Laws
Section 4.24	–	Permits
Section 4.26	–	Budgets
Section 4.29	–	Sales Contracts
Section 4.31	–	Associations
Section 4.35	–	Offsite Infrastructure Work in Process
Section 9.1	–	Title Reports and Surveys

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of August 24, 2005, by and among Meritage Homes of Florida, Inc., an Arizona corporation (“Buyer”) and the Stockholders (the “Stockholders”) of Greater Homes, Inc., a Florida corporation (“Greater Homes”), named on the signature page hereto.

RECITALS

1.                                       The Stockholders collectively own all of the issued and outstanding shares of the Capital Stock of Greater Homes (the “Shares”) including, without limitation, all of the Class A Voting Common Stock, $0.10 par value per share and all of the Class B Non-Voting Common Stock, $0.10 par value per share (the “Company Stock”).

2.                                       Subject to the terms and conditions of this Agreement, the Stockholders have agreed to sell the Shares to Buyer, and Buyer has agreed to purchase the Shares from the Stockholders (the “Stock Purchase”), in exchange for the consideration set forth in this Agreement.

3.                                       Buyer is a wholly-owned subsidiary of Meritage Homes Corporation, a Maryland corporation (“Meritage”) and Meritage is joining this Agreement for the sections enumerated on the signature page.

4.                                       As a result of Buyer’s acquisition of the Shares of Company Stock and the Greater Homes land development, homebuilding, sales and related operations conducted by the Company (the “Business”), Buyer has legitimate business interests that it desires to protect in the specific geographic region of Florida by entering into this Agreement, including trade secrets, confidential business information, substantial relationships with existing and prospective customers, suppliers and subcontractors and goodwill associated with the ongoing Business.

5.                                       Buyer acknowledges that in advance of Buyer’s actual acquisition of the Shares of Company Stock and the Closing as contemplated hereunder, the Stockholders and Greater Homes have legitimate and significant business interests making up the Business that they desire to protect, including trade secrets, confidential business information, substantial relationships with existing and prospective customers, suppliers and subcontractors and goodwill associated with the ongoing Business, all of which interests of Greater Homes and the Stockholders are to be fully protected in advance of Closing hereunder in accordance with the terms of this Agreement and that certain Letter of Confidentiality regarding the Transaction and Evaluation Material from Robert A. Mandell to John R. Landon dated May 2, 2005.

6.                                       The parties desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase, and also to prescribe various conditions to the transaction.

In consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and, in reliance upon the representations and warranties contained herein, the parties agree as follows:

ARTICLE I
STOCK PURCHASE

1.1                                 Closing.  The closing of the Stock Purchase (the “Closing”) will take place at 10:00 a.m. local time on the 1st day of September, 2005 at the offices of Greenberg Traurig, LLP in Orlando, Florida or such other time and place as agreed to between Buyer and the Stockholders no less than three business days prior to an anticipated Closing.  The day on which the Closing actually occurs is herein sometimes referred to as the “Closing Date.”

1.2                                 Sale and Delivery.  At the Closing, on the terms and subject to the conditions set forth herein, the Stockholders shall sell and deliver to Buyer the Shares free and clear of all Liens, and Buyer shall purchase and accept the Shares from the Stockholders.

1.3                                 Stock Purchase.  Buyer will purchase the Company Stock by making the purchase price payment at Closing described in Section 1.4 to or for the benefit of the Stockholders.

1.4                                 Purchase Price.

A.                                   At the Closing, Buyer will pay to the Stockholders (pro rata in proportion to the number of Shares of the Company Stock owned by each of them as of the Closing) an amount equal to (i) the Adjusted Book Equity as reflected on the Preliminary Closing Balance Sheet, plus (ii) $39,140,000, minus (iii) any Stockholder advances deducted pursuant to Section 6.8; provided, however, $[ * ] of the purchase price (the “Holdback Fund”) will be delivered to a designated escrow account as set forth in Section 1.6A.

B.                                     Buyer will pay to the Stockholders a deferred purchase price payment equal to 50% of the net income of the Company (after taking into account income taxes) for the month of September 2005 as determined in accordance with GAAP but excluding transactions outside the ordinary course of business.  Buyer will make such payment to the Stockholders at the time the purchase price adjustment payment(s) are made pursuant to Section 1.6B.  Any payment made by Buyer to the Stockholders under this Section 1.4B will be part of the purchase price for the Company Stock hereunder and will not be subject to any right of setoff for any indemnification claims of Buyer hereunder, except that the parties agree that Buyer’s payment pursuant to this Section 1.4B, may, where applicable, be offset against any amounts due to Buyer pursuant to Section 1.6B.

1.5                                 Certain Contracted Projects.

A.                                   The Company has contracted to purchase the real property for the following subdivision projects (the “Related Party Projects”) from affiliates of the Stockholders (the “Related Parties”) pursuant to the following agreements:  (i) Cypress Preserve, pursuant to that certain Agreement between the Company, as buyer, and Cypress Preserve, LLC, an affiliate of the Stockholders, as seller dated April 21, 2005 (the “Cypress

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

Preserve Agreement”);  (ii) Overlook at Lake Louisa Phase II, pursuant to that certain Agreement between the Company, as buyer, and Lake Louisa Land, LLC, an affiliate of the Stockholders, as seller dated April 21, 2005 (the “Lake Louisa Agreement”); (iii) Orangetree Phase 6, pursuant to that certain Agreement between the Company, as buyer, and Orangetree Commercial, LLC, an affiliate of the Company, as seller dated January 26, 2005 (as amended from time to time thereafter, the “Orangetree Agreement”); (iv) Arbor Ridge 4 pursuant to that certain Agreement between the Company, as buyer, and Greater Properties, Inc., a corporation owned by the Stockholders, as seller dated August 18, 2005 (as amended from time to time thereafter, the “Arbor Ridge 4 Agreement”; and (v) Arbor Ridge 5 pursuant to that certain Agreement between the Company, as buyer and Arbor Ridge, LLC, an affiliate of the Stockholders, as seller, dated August 18, 2005 (as amended from time to time thereafter, the “Arbor Ridge 5 Agreement”)(the Cypress Preserve Agreement, Lake Louisa Agreement, Orangetree Agreement, Arbor Ridge 4 Agreement and Arbor Ridge 5 Agreement are collectively referred to herein as the “Related Party Agreements”).  In connection with and immediately prior to the Closing, the parties hereto agree that the Related Party Agreements will be restated and amended by written instrument executed by each seller and the Company in substantial accordance with the form Option Agreement attached hereto at Exhibit B (the “Form Option Agreement”), subject to the following business terms:

(1)                                  With respect to Cypress Preserve, the option term shall expire on October 1, 2005, the deposit shall be [ * ] of the base purchase price and the base purchase price shall be $[ * ].

(2)                                  With respect to Overlook at Lake Louisa Phase II, the option term shall expire on October 1, 2005, the deposit shall be [ * ] of the base purchase price and the base purchase price shall be $[ * ].

(3)                                  With respect to Orangetree Phase 6, the option term shall expire on October 1, 2005, the deposit shall be [ * ] of the purchase price and the purchase price shall be $[ * ].

(4)                                  With respect to Arbor Ridge 4, the option term shall expire one year from the date of Closing, the deposit shall be [ * ] of the base purchase price, and the base purchase price shall be $[ * ], plus all expended development and soft costs together with an annual compounded escalator of [ * ]%.

(5)                                  With respect to Arbor Ridge 5, the option term shall commence upon the Closing under this Agreement and shall expire on September 18, 2007, provided that the closing of the transfer of title to Arbor Ridge 5 shall not occur before September 18, 2006.  The deposit shall be [ * ] of the base purchase price, and the base purchase price shall be $[ * ], plus all expended soft costs together with an annual compounded escalator of [ * ]%.

In subparagraphs 4 and 5 above, the annual escalator shall not apply to the amount of the deposits paid and the unfunded development costs.

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

B.                                     The Company has entered into that certain Real Estate Sale Contract with D Ranch, Ltd., as seller and partial fee owner, dated May 3, 2004 (“D Ranch Contract”), as well that certain Real Estate Sale Contract with Roy M. Bridges and Ginger F. Bridges, as sellers and partial fee owners, dated August 17, 2004 and as amended from time to time (“Bridges Contract”) concerning real property referred to as the “Trails of St. John’s” (both contracts collectively referred to as the “Trails Purchase Contracts”), which Trails Purchase Contracts grant the Company the exclusive right to acquire real property relating to the Trails of St. John’s subdivision project.

The Stockholders and Buyer understand that the Bridges Contract is scheduled to close on or about January 15, 2006 and the Stockholders agree to use reasonable efforts to extend the Bridges Contract Closing Date.  If the Buyer or the Company do not agree to close the Bridges Contract on the Bridges Contract Closing Date, the Buyer agrees to cause the Bridges Contract to be assigned to the Stockholders for the Company’s cost and the Stockholders covenant to close the Bridges Contract and to purchase the Bridges Property.  The Stockholders will grant the Company the option to purchase the Bridges property from the Stockholders, at the Stockholders cost, which shall be exercisable by the Company only at the time the Buyer pays the additional purchase price of $6,444,000.00 (the “Additional Purchase Price”) pursuant to this Section 1.5B (the “Bridges Option”).  If the Company does not pay the Additional Purchase Price, the Bridges Option shall terminate and be cancelled.

If the Trails of St. John Project (the project consisting of the D Ranch Property and the Bridges Property) obtains the Trails Zoning, as hereinafter defined, on or before March 31, 2006, or thirty days prior to the closing date of the D Ranch Contract, if such closing date is extended beyond May 1, 2006 (the “Zoning Date”), the Buyer shall pay to the Stockholders within five business days of the Zoning Date the Additional Purchase Price of $6,444,000.00.  If the Trails Zoning is not obtained by the Zoning Date, the Buyer shall have the option, but not the requirement, to pay the Stockholders the Additional Purchase Price.  If the Buyer elects not to pay the Stockholders the Additional Purchase Price, the Stockholders shall have the option of purchasing the D Ranch Contract (the “St. John’s Contingent Sale”) from the Company for the Company’s cost.  If the Stockholders do not elect to purchase the D Ranch Contract from the Company, the Buyer agrees that neither it nor the Company shall close on the D Ranch Contract or assign it to any third party, but will allow it to terminate without closing and neither the Buyer nor the Company shall subsequently purchase the D Ranch Property.  If the Stockholders exercise their option for the St. John’s Contingent Sale, the Stockholders agree to indemnify the Buyer and the Company as set forth in Section 8.3B(4).

The Trails Zoning on the Trails of St. Johns Project shall be defined as zoning from the local government having jurisdiction therefore and approval by the State of Florida Department of Community Affairs and adoption by the local government, of an amendment to the local government’s Comprehensive Land Plan and zoning code which will allow the construction of at least 1,030 residential dwelling units.  The zoning shall not be considered granted until the applicable appeals period has expired without challenge.

If the Stockholders close on the Bridges property and/or the D Ranch Property, they shall have the right to develop it for residential purposes and sell it for residential construction, but shall not have the right to build or sell any residential dwellings thereon.

1.6                                 Holdback and Adjustment.

A.                                   Holdback.  At the Closing, Buyer will deliver to a designated escrow account the Holdback Fund, in cash by wire transfer of immediately available funds, pursuant to the terms of an escrow agreement with First American Title Insurance Company, Orlando, Florida, substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”) to be executed among Buyer and the Stockholders, and the designated escrow agent.  The Holdback Fund will be held in an interest-bearing escrow account to satisfy indemnification and other claims of Buyer that may arise under this Agreement.

The balance of the Holdback Fund, including any interest or other earnings earned on the Holdback Fund, will be delivered by the designated escrow agent to the Stockholders’ Representative on the [ * ] anniversary of the Closing Date, less any amount previously disbursed by Escrow Agent to Buyer pursuant to the terms of the Escrow Agreement and less any additional amount that Buyer is entitled to retain under Articles VII or VIII of this Agreement, less any amount that is disputed and subject to the dispute resolution provisions of Exhibit A.

B.                                     Adjusted Book Equity Calculation; Purchase Price Adjustment.

(1)                                  Schedule 1.6B(1) sets forth a balance sheet of the Company as of July 31, 2005 which to the Knowledge of Stockholders is prepared in accordance with GAAP (the “July Balance Sheet”), and reflects the Adjusted Book Equity as of such date.  The parties hereby accept and agree to the July Balance Sheet, absent fraud, mistake or concealment and subject to their respective rights under this Agreement.

(2)                                  For the purpose of making an initial determination of Adjusted Book Equity, the Stockholders will deliver to Buyer, at least five days prior to the Closing, a balance sheet, prepared on a basis consistent with the July Balance Sheet and in accordance with GAAP, reflecting the estimated closing balances for the Company as of the Closing Date (or the end of the month immediately preceding the Closing Date) (the “Preliminary Closing Balance Sheet”).  The Preliminary Closing Balance Sheet will be used for determining the total amount of the cash payment to be made by Buyer at Closing pursuant to Section 1.4A.

(3)                                  No later than one month after the Closing Date, Buyer will deliver to the Stockholders’ Representative the Final Closing Balance Sheet reflecting its determination of actual closing balances for the Company, prepared on a basis consistent with the July Balance Sheet and the Preliminary Closing Balance Sheet.

(4)                                  The Final Closing Balance Sheet will become final and binding on the parties, absent fraud, mistake or concealment and subject to their respective rights under this Agreement, unless within thirty (30) days following delivery thereof to the Stockholders’ Representative, the Stockholders’ Representative notifies Buyer in writing that the Stockholders’

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

Representative objects thereto.  If the Stockholders’ Representative objects to the Final Closing Balance Sheet, and after good faith consultation with respect to the objection, the parties are unable to reach an agreement within thirty (30) days, then the parties will resolve the dispute in the manner provided in Exhibit A; provided, however, that the arbitrator will be an accounting firm of national standing (other than the firm then currently, or within the prior three years, serving as auditors for Meritage or the Company) as may be mutually agreed upon by Buyer and the Stockholders’ Representative or appointed by the AAA if Buyer and Stockholders’ Representative are unable to agree on such accounting firm within forty-five (45) days after the Stockholders’ Representative’s notice of objection (the “Accounting Arbitrator”).  The determination of the Accounting Arbitrator will be final and binding on all parties absent manifest error or mistake, and judgment on the arbitration award may be enforced in any court having jurisdiction.  Buyer and the Stockholders will each pay the cost of their own accounting and other professionals and will bear equally the fees and expenses of the Accounting Arbitrator.  Upon determination of the Final Closing Balance Sheet pursuant to this Section 1.6B, Buyer will make any payment to the Stockholders required by Section 1.6B(5) or the Stockholders will make any payment to Buyer required by Section 1.6B(5), in each case within three business days of final determination.

(5)                                  If the Adjusted Book Equity as reflected on the Final Closing Balance Sheet is less than the Adjusted Book Equity as reflected on the Preliminary Closing Balance Sheet, then the Stockholders shall pay to Buyer cash in an amount equal to the difference.  If the Adjusted Book Equity as reflected on the Final Closing Balance Sheet is more than the Adjusted Book Equity as reflected on the Preliminary Closing Balance Sheet, then Buyer shall pay to the Stockholders (pro rata in proportion to the number of Shares of the Company Stock owned by each of them as of the Closing) cash in an amount equal to the difference.  The parties expressly agree that any obligation of the Stockholders to pay cash to Buyer under this Section 1.6B(5) will not count against the Indemnification Cap and will not reduce or otherwise apply to the Basket Threshold.  Any amount paid by Buyer to the Stockholders pursuant to this Section 1.6(B)(5) will be part of the purchase price for the Company Stock hereunder and will not be subject to any right of setoff for any indemnification claims of Buyer hereunder.

1.7                                 Stockholder Closing Costs.  All attorneys’ fees, brokers’ fees and any and all closing costs incurred directly or indirectly by the Company or the Stockholders will be paid directly out of the closing proceeds.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Stockholders as of the date of this Agreement and as of the Closing Date as follows:

2.1                                 Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

2.2                                 Authority Relative to this Agreement.  Buyer has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions to which it is a party that are contemplated hereby (including execution of the other Transaction Documents to which it is a party) have been duly authorized, and no other actions or proceedings, corporate or otherwise, on the part Buyer are necessary to authorize this Agreement and such transactions.  This Agreement has been duly executed and delivered by Buyer and (assuming this Agreement constitutes a valid and binding obligation of the other parties hereto) constitutes (and the Transaction Documents when executed and delivered by Buyer will constitute) valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3                                 No Conflicts.  Buyer is not subject to or obligated under (i) any provision of its articles of incorporation or bylaws, (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit or (iv) any law, regulation, order, judgment or decree, which would be breached or violated by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, except, in the case of clauses (ii), (iii) and (iv), for any such breaches, violations, rights of termination or acceleration or encumbrances which are not reasonably likely, individually or in the aggregate, to have a material adverse effect on its business, properties, condition (financial or otherwise) or results of operations or ability to conduct the business currently conducted by it.

2.4                                 Sufficient Funds.  Buyer (or Meritage) has available sufficient funds in cash to pay the purchase price, to pay all fees and expenses related to the transactions contemplated hereby and to consummate the transactions contemplated hereby.

2.5                                 No Consents.  No authorization, consent, or approval of, or filing with, any Governmental Authority is necessary on the part of Buyer for the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement, except for any such authorizations, consents, approvals or filings, the failure of which to obtain or make is not reasonably likely, individually or in the aggregate, to have a material adverse effect on its business, properties, condition (financial or otherwise) or results of operations or ability to conduct the business currently conducted by it.

2.6                                 No Brokers.  No broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, Buyer or any of its affiliates in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.  Neither Buyer nor any of its affiliates has entered into any arrangement or other contract of any kind with any Person, or taken any other actions, which would obligate Stockholders, the Company or any of their respective affiliates to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Except as set forth in the disclosure schedule delivered by the Stockholders to Buyer at or prior to the execution hereof that is arranged in sections corresponding to the numbered and lettered sections contained in this Agreement (the “Stockholders’ Disclosure Schedule”), the Stockholders, jointly and severally, represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

3.1                                 Ownership of the Shares.  Each Stockholder is the sole record and beneficial owner of the Shares of Company Stock set forth next to such Stockholder’s name in Section 3.1 of the Stockholders’ Disclosure Schedule, free and clear of all Liens.  Such Shares are duly registered in the name of such Stockholder on the stock register records of Greater Homes.  Upon delivery to Buyer at the Closing of the certificates representing the Shares, Buyer will own the Shares, free and clear of any Liens, and will receive good and marketable title to the Shares.  The stock certificates evidencing the Shares were not issued directly or indirectly in respect of any stock certificates issued in replacement of any lost, damaged, mutilated or destroyed stock certificates evidencing any shares of capital stock of Greater Homes or any of its predecessors.  The Shares represent all of the issued and outstanding Capital Stock of Greater Homes.  The Shares are not subject to any voting trust or stockholder agreement or other similar contract, including any such contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, except for that certain Amended and Restated Shareholders’ Agreement dated as of December 31, 2004 by and between the Stockholders and Greater Homes.

3.2                                 Authorization, Validity and Effect of Agreements.  Each Stockholder has all requisite power, authority and capacity to execute and deliver this Agreement and all the Transaction Documents to be executed and delivered by such Stockholder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each Stockholder.  This Agreement and the Transaction Documents to be executed by each Stockholder (when executed and delivered pursuant hereto and assuming this Agreement constitutes a valid and binding obligation of the Buyer) will constitute, the valid and legally binding obligations of each of the Stockholders, enforceable against them in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether at equity or law.

3.3                                 No Brokers.  Except as disclosed in Section 3.3 of the Stockholders’ Disclosure Schedule, no broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, any of the Stockholders, or any of their affiliates (including the Company) in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.  None of the Stockholders nor any of their affiliates (including the Company) has entered into any arrangement or other contract of any kind with any Person, or taken any other actions, which would obligate Buyer, the Company or any of their respective subsidiaries to pay any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF STOCKHOLDERS AS TO THE COMPANY

Except as set forth in the Stockholders’ Disclosure Schedule, the Stockholders, jointly and severally, represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

4.1                                 Organization and Qualification.  Greater Homes is a corporation duly organized, validly existing, and in good standing under the laws of State of Florida and has the requisite corporate power and authority to own and operate its properties and to carry on the Business as it is now being conducted.

4.2                                 Capitalization.

A.                                   The authorized Capital Stock of Greater Homes consists of 20,000 shares of Company Stock, consisting of 10,000 Class A Common Shares with a par value of $0.10 each and 10,000 Class B Common Shares with a par value of $0.10 each.  Of these authorized shares, 10,000 Class A Common Shares and 10,000 Class B Common Shares are issued and outstanding.  Except for the Shares, there are no outstanding shares of Company Stock or other Capital Stock, or securities or other interests exercisable or exchangeable for or convertible into Capital Stock.

B.                                     All issued and outstanding Capital Stock of Greater Homes is duly authorized, validly issued, fully paid and nonassessable, and none of such Capital Stock has been issued in violation of or is subject to any option, call, right of first refusal, preemptive, subscription or similar right.  There are no options, warrants, calls, subscriptions, convertible securities, convertible debt or other rights or other contracts which obligate Greater Homes to issue, or Greater Homes or any of the Stockholders to transfer or sell, any Capital Stock of Greater Homes or any securities exercisable or exchangeable for, or convertible into, such Capital Stock, except as may be contained in that certain Amended and Restated Shareholders’ Agreement dated as of December 31, 2004 by and between the Stockholders and Greater Homes.

4.3                                 Subsidiaries and Other Interests.

A.                                   Section 4.3A of the Stockholders’ Disclosure Schedule sets forth a list of all of Greater Homes’ directly and indirectly owned Subsidiaries and other joint ventures or less than 50% owned Persons together with (i) the jurisdiction of organization, (ii) for each Person, (x) that is a corporation, the amount of its authorized Capital Stock, the amount of its outstanding Capital Stock and the record and beneficial owners of its outstanding Capital Stock, and (y) that is a limited liability company, joint venture or partnership, the names and interests of the members or partners thereof.  Except as set forth in Section 4.3A of the Stockholders’ Disclosure Schedule, Greater Homes owns directly or indirectly all of the outstanding Capital Stock of each of the Subsidiaries and other Persons listed on Section 4.3A of the Stockholders’ Disclosure Schedule, and such interests are held free and clear of all Liens.  Except for the Subsidiaries and other Persons listed in Section 4.3A of the Stockholders’ Disclosure Schedule, the Company does not hold directly or indirectly any Capital Stock of any other Person.

B.                                     Each Subsidiary and other Person listed on Section 4.3A of the Stockholders’ Disclosure Schedule is a corporation duly incorporated, or a limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.  Neither Greater Homes nor any of the Subsidiaries or other Persons listed on Section 4.3A of the Stockholders’ Disclosure Schedule is required to be licensed or qualified to do business in any state based on the character of its properties owned or leased by it in any state or in which the transaction of its business makes such qualification or licensing necessary, other than its state of incorporation or formation.  Greater Homes and each of the Subsidiaries and other Persons listed on Section 4.3A of the Stockholders’ Disclosure Schedule has all requisite power and authority to own, operate and lease its properties and assets and carry on its business as now conducted.  The copies of the articles of incorporation and bylaws or other governing documents of Greater Homes and the Subsidiaries and other Persons listed on Section 4.3A of the Stockholders’ Disclosure Schedule previously provided to Buyer are true, correct and complete.

C.                                     All of the outstanding Capital Stock of each Subsidiary and other Person listed on Section 4.3A of the Stockholders’ Disclosure Schedule is duly authorized, validly issued, fully paid and nonassessable, and none of such Capital Stock has been issued in violation of or is subject to any option, call, right of first refusal, preemptive, subscription or similar right.  The outstanding Capital Stock of Greater Homes and each of the Subsidiaries and other Persons listed on Section 4.3A of the Stockholders’ Disclosure Schedule has been issued in compliance with all applicable securities laws.

D.                                    Except as set forth in Section 4.3D of the Stockholders’ Disclosure Schedule, there are no options, warrants, calls, subscriptions, convertible securities, convertible debt or other rights or other contracts which obligate any Subsidiary and other Person listed on Schedule 4.3A of the Stockholders’ Disclosure Schedule to issue, transfer or sell any Capital Stock of such Person or any securities exercisable or exchangeable for, or convertible into, such Capital Stock.

E.                                      None of Greater Homes or the Subsidiaries and other Persons listed on Section 4.3A has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with its shareholders, members or partners on any matter and there are no equity equivalent interests in the ownership or earnings of any of Greater Homes or the Subsidiaries and other Persons listed on Section 4.3A of the Stockholders’ Disclosure Schedule.  There are no obligations, contingent or otherwise, of the Company or any of the Subsidiaries and other Persons listed on Section 4.3A of the Stockholders’ Disclosure Schedule to repurchase, redeem or otherwise acquire any of the Capital Stock of such Persons or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

F.                                      None of Greater Homes or the Subsidiaries and other Persons listed on Section 4.3A of the Stockholders’ Disclosure Schedule is in default or breach (and no event has occurred which with notice or lapse of time or both, would constitute a breach or default) of any terms or provision of its articles of incorporation or bylaws (or other similar constituent documents).

4.4                                 No Conflicts.  Except as set forth in Section 4.4 of the Stockholders’ Disclosure Schedule and subject to the authorizations, consents, approvals and filings referred to in Section 4.5 and on Section 4.5 of the Stockholders’ Disclosure Schedule, the Company is not subject to nor obligated under (i) any provision of its articles of incorporation or bylaws (or similar constituent documents of any of its Subsidiaries), (ii) any contract, agreement, arrangement or understanding, (iii) any license, franchise or permit or (iv) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of their assets would be created, by the Stockholders’ execution, delivery, and performance of this Agreement or any of the other Transaction Documents and the consummation by them of the transactions contemplated hereby.

4.5                                 No Consents.  Except as set forth in Section 4.5 of the Stockholders’ Disclosure Schedule, no authorization, consent, or approval of, or filing with, any Governmental Authority or pursuant to any contract to which the Company or any of the Stockholders is a party to is necessary on the part of the Company for the consummation of the transactions that are contemplated by this Agreement.

4.6                                 Financial Statements; Absence of Undisclosed Liabilities.

A.                                   Section 4.6 of the Stockholders’ Disclosure Schedule sets forth:  (i) the reviewed and unaudited financial statements of the Company as of, and for the fiscal years ended, December 31, 2004, 2003, and 2002; and (ii) the unaudited financial statements of the Company as of, and for the seven month period ended, July 31, 2005 (the “Balance Sheet Date” and, the financial statements described in the immediately preceding clauses (i) and (ii), collectively, the “Financial Statements”).  The interim financial statements of the Company referenced above in clause (ii) of this Section 4.6A have been prepared on a GAAP basis, consistent with the Company’s annual financial statements except for GAAP adjustments to convert the federal income tax statements to GAAP statements (such adjustments include but are not limited to reversal of deferred gain, capitalized interest, vacation liability, capitalized real estate taxes and warranty reserves).  The other Financial Statements fairly present (in accordance with the federal income tax basis of accounting) in all material respects the financial position of the Company as of the dates thereof and the results of the Company’s operations and cash flows for the periods then ended, except for the absence of footnotes

B.                                     There are no material obligations or liabilities relating to or affecting the Company (whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, whether due or to become due and regardless of when asserted), except (i) liabilities reflected in the Financial Statements or disclosed in the notes thereto, (ii) liabilities which have arisen in the ordinary course of business after the Balance Sheet Date and (iii) liabilities specifically disclosed in Section 4.6 of the Stockholders’ Disclosure Schedule.

4.7                                 No Material Adverse Changes.  Except as set forth in Section 4.7 of the Stockholders’ Disclosure Schedule, since the Balance Sheet Date, there has not been any change in the assets, financial condition, or operating results, customer, employee, or supplier relations, business condition, or financing arrangements of the Company, which has had, or to the

Knowledge of Stockholders, is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business.

4.8                                 Absence of Certain Developments.  Except as set forth in Section 4.8 of the Stockholders’ Disclosure Schedule or except as contemplated in and consistent with the terms of this Agreement, since the Balance Sheet Date, the Company has not:

A.                                   changed its accounting methods or practices (including any change in depreciation or amortization policies or rates) or revalued any of its assets;

B.                                     declared or paid any dividend or distributions;

C.                                     borrowed any amount under existing lines of credit, or otherwise incurred or become subject to any indebtedness, except in the ordinary course of business and in a manner and in amounts that are in keeping with past practices;

D.                                    discharged or satisfied any material Lien (other than Liens arising as a matter of law for property taxes and assessments and business and personal property taxes, mechanic’s liens and similar items discharged in the ordinary course of business consistent with past practices);

E.                                      except as is reasonably necessary for the ordinary operation of the Business and in a manner and in amounts that are in keeping with past practices, mortgaged, pledged, or subjected to any Lien any of its assets with a fair market value in excess of $25,000, except Liens for current property taxes not yet delinquent;

F.                                      sold, assigned or transferred (including, without limitation, transfers to any employees, shareholders, or affiliates) any material assets or canceled any material debts or claims, except, in each case, in the ordinary course of business consistent with past practices;

G.                                     sold, assigned, or transferred any patents, trademarks, trade names, copyrights, trade secrets, or other intangible assets or disclosed any proprietary or confidential information to any person other than Buyer;

H.                                    suffered any extraordinary loss or waived any material right or claim, including any write-off or compromise of any contract or account receivable, except to the extent reserved in the Preliminary Closing Balance Sheet;

I.                                         except as previously disclosed to Buyer, taken any other action or entered into any material land transaction or other transaction other than in the ordinary course of business consistent with past practices, or entered into any transaction with an employee, shareholder, partner, member or officer of the Company, or its affiliates;

J.                                        suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, except for any such theft, damage, destruction or loss that is not reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business;

K.                                    except as previously disclosed to Buyer, increased the annualized level of compensation of or granted any extraordinary bonuses, benefits, or other forms of direct or indirect compensation to any employee, officer, director or consultant that aggregate in excess of $25,000, or adopted, amended or modified any employee benefit plans;

L.                                      except as is reasonably necessary for the ordinary operation of the Business and in a manner and in amounts that are in keeping with past practices, made any capital expenditures or commitments for property, plant and equipment that aggregate in excess of $25,000;

M.                                 engaged or agreed to engage in any extraordinary transactions or distributions, or, except as is reasonably necessary for the ordinary operation of the Business and in keeping with past practices, entered into any contract, written or oral, that involves consideration or performance by it of a value exceeding $25,000 or a term exceeding one year;

N.                                    made any loans or advances to, or guarantees for the benefit of, any persons; or

O.                                    made charitable contributions or pledges which in the aggregate exceed $10,000.

4.9                                 Permitted Liens; Good Title to and Condition of Assets.  The Company’s title to its assets (other than the Real Property, title to which is addressed in Section 4.11 below) is free and clear of material Liens other than those listed on Section 4.9 of the Stockholders’ Disclosure Schedule (collectively, the “Permitted Liens”).  To the Knowledge of Stockholders, except as is not reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business, all of the Company’s tangible personal property assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.  Except as contemplated by this Agreement, the Company’s assets represent all of the assets necessary or required by Buyer to continue to operate the Company’s business as conducted prior to the Closing Date.  The Company owns, or leases under valid leases, all property, machinery, equipment and other tangible and intangible assets necessary for the conduct of the Business.  Except as contemplated by this Agreement, none of the assets attributable to, or necessary to the operation of, the Company’s Business, as conducted immediately prior to the Closing Date, are held or owned by an entity other than the Company, except for those certain leased assets specified in Schedule 4.9 of the Stockholders’ Disclosure Schedule.  Except as disclosed in Section 4.9 of the Stockholders’ Disclosure Schedule and except as contemplated by this Agreement, there are no parents, shareholders or affiliates of the Company that directly own any assets, licenses, permits or other authorizations relating to the Company’s assets or the Business.

4.10                           Descriptions of Real Property.  Section 4.10 of the Stockholders’ Disclosure Schedule contains a true, correct and complete list and legal descriptions of all real property assets that the Company owns, controls by option or other rights, or has a vendee’s interest to purchase.  Said Section 4.10 is divided into three parts:  Part A describes the Fee Property; Part B describes the Related Party Projects; and Part C describes the Contract Property.  This schedule identifies the Fee Property, Related Party Projects and Contract Property.  The schedule also includes the following:  list of all properties and the legal description of each parcel and classification of each property and ownership/control structure (fee, related party contract, or contract), and with respect to the Contract Property the name of the fee owner, contract vendor and contract vendee, as the case may be, and identification of the documents creating the Company’s interest.  Section 9.1 of the Stockholders’ Disclosure Schedule sets forth Reports that contain an accurate legal description for each parcel of the (i) Fee Property, (ii) Related Party Projects and (iii) Contract Property.  The foregoing representation in clause (iii) of the previous sentence is qualified by the Knowledge of Stockholders.

4.11                           Real Property.  Except as set forth on Section 4.11 of the Stockholders’ Disclosure Schedule:

A.                                   With respect to any agreements, arrangements, contracts, leases, licenses, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies and other documents granting to the Company title to or an interest in or otherwise affecting the Fee Property or Related Party Projects, no breach or event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default by the Company, and to the Knowledge of Stockholders, there are no third parties in default in a manner that would create liability or have a material adverse effect on the Company.

B.                                     The Fee Property and Related Party Projects have all necessary access to and from public highways, streets and roads and no pending or, to the Knowledge of Stockholders, threatened proceeding or other fact or condition exists that could limit or result in the termination of such access.

C.                                     Electric, gas (if applicable), sewage, telephone and water utility facilities are available for connection and service to homes constructed or being constructed on the Fee Property or Related Party Projects, subject to such installation and connection charges with respect thereto which in the ordinary course of business are payable upon issuance of building permits or certificates of occupancy.  This representation is limited to the Knowledge of the Stockholders with respect to connections constructed or installed by a third party.

D.                                    No condemnation, eminent domain or similar proceeding exists, is pending or, to the Knowledge of Stockholders, is threatened with respect to, or that could affect, any of the Fee Property or Related Party Projects.  The foregoing representation does not apply to any dedication required by governmental agency in connection with the governmental approvals applicable to a project.

E.                                      To the Knowledge of Stockholders, any buildings and improvements on the Fee Property or Related Party Projects to the extent installed or constructed by the Company are in material compliance with all Applicable Laws and do not violate, in any material respect, (i) any set-back, (ii) zoning law, ordinance, regulation, statute or other governmental restriction in the nature thereof or (iii) any restrictive covenant affecting any such Fee Property or Related Party Projects.  The foregoing representation does not apply to any improvements constructed, altered or not properly maintained by a retail buyer on a Lot not currently owned by the

Company or its affiliates.  The Stockholders make no representations or warranties related to compliance by homeowners, tenants and other third parties following closing of home purchases.

F.                                      There are no parties in possession of any portion of the Fee Property or Related Party Projects as lessees, tenants at sufferance or trespassers.

G.                                     Except as incurred in the ordinary course of business or as reflected in the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, there are no material unpaid charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use or operation of the Fee Property or Related Party Projects.  No Fee Property or Related Party Projects are subject to any material condition or obligation to any Governmental Authority or other person requiring the owner or any transferee thereof to donate land, money or other property or to make off-site public improvements.  With respect to the Fee Property and Related Party Projects, the Company is not delinquent in the funding of any homeowners association reserves relating to maintenance, repairs, capital improvements, operating deficiencies and similar items for which the Company is or will be responsible and obligated for funding pursuant to the respective terms of the association documents or Florida law (i.e., to the extent such items are due and payable before Closing).

H.                                    To the Knowledge of Stockholders, all known developer related fees, charges, assessments for public improvements and development costs have been included and provided in the cost estimates provided by the Stockholders to Buyer applicable to the Company’s Fee Property and Related Party Projects.  Provided, however, nothing herein shall be a representation that fees, charges, or actual site construction costs and similar costs associated with any Fee Property and Related Party Projects not yet developed, or under contract pursuant to a fixed price contract, may not increase between the time of this Agreement and the time of actual development.  The cost estimates provided are estimates but cannot constitute assurances for ultimate costs for the Fee Properties not yet fully developed.

I.                                         To the Knowledge of Stockholders, there is no moratorium applicable to any of the Real Property on (i) the issuance of building permits for the construction of houses, or certificates of occupancy therefore or (ii) the purchase of sewer or water taps.

J.                                        Each of the lots included in the Fee Property and Related Party Projects is stable and otherwise suitable for the construction of a residential structure thereon, as set forth in the soil report related to each such subdivision.

K.                                    To the Knowledge of Stockholders, except as set forth in the Environmental Reports or Surveys, the Fee Property and Related Party Projects do not contain “wetlands,” as defined, or subject to regulation, by the Army Corps of Engineers, the Environmental Protection Agency, the Florida Department of Environmental Protection, the applicable water management district, the applicable county and the municipalities located therein, or, to the Knowledge of Stockholders, a level of radon or radon’s daughter above action levels of the U.S. Environmental Protection Agency and is not located within nor does the Fee Property or Related Party Projects include a “critical”, “preservation”, “conservation” or “habitat conservation area” area of recognized historical or archeological importance or similar type of area subject to regulation under any Environmental Laws.  No portion of the Fee Property or

Related Party Projects is situated within a “noise cone” such that the Federal Housing Administration will not approve mortgages due to the noise level classification of such Fee Property or Related Party Projects.

L.                                      The Fee Property and the Related Party Projects have not been used as a gravesite, landfill or waste disposal area, except as specified on the Stockholders’ Disclosure Schedule.

M.                                 No Proceeding, claim or demand is pending or, to the Knowledge of Stockholders, threatened which involves any of the Fee Property or Related Party Projects, or against the Company or the Associations with respect to any of the Fee Property or Related Party Projects, including without limitation proceedings, claims or demands involving construction defects or deficiencies.  All of the developed Fee Property and Related Party Projects and the lots included therein are in material compliance with all Applicable Laws, including without limitation, zoning and subdivision laws and ordinances and the Fee Property and Related Party Projects are zoned to permit single family home construction, and none of the development-site preparation and construction work performed on the Fee Property or Related Party Projects have concentrated or diverted surface water or percolating water improperly onto or from the Fee Property or Related Party Projects or caused or resulted in a release of any Hazardous Substance in violation of any Environmental Law.

N.                                    With the exception of retail sales contracts, the Company has not granted to any person any contract or other right to the use of any portion of the Fee Property or Related Party Projects or to the furnishing or use of any facility or amenity on or relating to the Fee Property or Related Party Projects except as to the rights of homeowners granted pursuant to the CCRs.

O.                                    To the Knowledge of Stockholders, all of the completed Housing Units, buildings and improvements constructed on the Fee Property and Related Party Projects as of the Closing and all improvements under construction on the Fee Property and Related Party Projects but not completed as of Closing were constructed in a good and workmanlike manner, substantially comply with Applicable Laws, are structurally sound, are in good and proper working condition and repair, normal wear and tear, normal maintenance and normal warranty and customer services matters excepted, and are free of mold, asbestos and radon at levels above legally acceptable limits under Applicable Law.

P.                                      To the Knowledge of Stockholders, any improvements, buildings and infrastructure constructed by or on behalf of the Company included within the Fee Property and Related Party Projects are located within the boundary lines of the Fee Property and Related Party Projects and do not encroach upon the land of any adjacent owner; to the Knowledge of Stockholders, (i) no improvements of any third Person encroach upon the Fee Property or Related Party Projects and (ii) no Person has any unrecorded right, title or interest in the Fee Property or Related Party Projects, whether by right of adverse possession, prescriptive easement or otherwise, except as otherwise specified on Section 4.11 of the Stockholders’ Disclosure Schedule and shown on the Surveys.  To the Knowledge of Stockholders, all improvements, buildings and infrastructure within the Fee Property and Related Party Projects have been built in substantial accordance with all applicable legal requirements.  This provision is not applicable to any improvements or buildings constructed or altered by purchasers following closings of portions of the Fee Property.

Q.                                    The Fee Property and Related Party Projects are being developed and used in compliance with all covenants, easements and restrictions affecting the Fee Property and Related Party Projects (the foregoing representation does not apply to any violation caused by a third-party after the lot was conveyed by the Company to a retail buyer), and all obligations of the Company on the Fee Property and Related Party Projects with regard to such covenants, easements and restrictions have been and are being performed in a proper and timely manner.

R.                                     The Stockholders have no actual knowledge to the contrary that all the property adjacent to the Fee Property and Related Party Projects is free from Hazardous Substances (other than Permitted Materials) and is not in violation of any Environmental Law and no environmental lien in favor of any Governmental Authority has attached to any of the Fee Property or Related Party Projects.

S.                                      To the Knowledge of Stockholders, there are no historical or archeological materials or artifacts of any kind or any Indian ruins of any kind located on the Fee Property or Related Party Projects.

T.                                     To the Knowledge of Stockholders, except as disclosed in the wildlife and environmental reports listed on the Stockholders’ Disclosure Schedule (“Environmental Reports”), no parts of the Fee Property or Related Party Projects are “critical habitat” as defined in the Federal Endangered Species Act, 16 U.S.C. Section 1531 et. seq., as amended, or in regulations promulgated thereunder, nor are any “endangered species” or “threatened species” located on the Fee Property or Related Party Projects, as defined therein, or under any similar state or local Environmental Law.

U.                                    To the Knowledge of Stockholders, the Fee Property and Related Party Projects are not within a flood plain, flood way or flood control district as reflected in the currently adopted 100-year flood plain of the Federal Emergency Management Agency, that would interfere with the development of projects as shown on the project pro formas and projections prepared by the Company and given to Buyer.

V.                                     The Company has no liability for any ad valorem real estate taxes or non-ad valorem real estate assessments, or any interest or penalty in respect thereof, of any nature that may be assessed against Buyer or that are or may become a lien against the Fee Property or Related Party Projects, other than the lien for current Fee Property or Related Party Projects taxes, special taxes and assessments paid with the 2005 real estate taxes bill and which are not yet delinquent.

W.                                To the Knowledge of Stockholders, with the exception of the Wolf Creek lien matter, all work performed on or about the Fee Property and Related Party Projects within six months prior to the date of this Agreement has been paid for or will be reflected as a liability in the ordinary course of business in the Final Closing Balance Sheet.  Section 4.11 of the Stockholders’ Disclosure Schedule includes a complete description of the Wolf Creek lien matter, which involved a recorded lien in the amount of approximately $90,000 against the South Ridge property that was bonded off of the subject property by the Company by posting a cash bond (any funds due the Company from the release of said bond shall be paid to the Stockholders).

X.                                    The Company owns good, marketable and insurable fee title to the Fee Property, subject to the Approved Title Exceptions (defined below) the Company debt to be retired at the Closing in accordance with this Agreement.

Y.                                     The Fee Property listed on Section 4.11Y of Stockholders’ Disclosure Schedule (the “Excluded Assets”) is specifically excluded from the property to be obtained by Buyer as a result of its purchase of the Company Stock pursuant to the terms of this Agreement.

Z.                                     With respect to the Related Party Agreements for Cypress Preserve, Overlook at Lake Louisa Phase II, Arbor Ridge 4, Arbor Ridge 5, and Orangetree Phase 6 (i) the Company by and through the Related Party Agreements has legally valid, binding and enforceable contract rights to purchase the Related Party Projects, (ii) a true, correct and complete copies of the Related Party Agreements and all amendments, documents and instruments relating thereto (i.e., diligence materials, survey, memorandum of contract right, title commitment, etc.) have been provided to Buyer, (iii) the Related Party Agreements are enforceable and in good standing, and neither the contract vendor nor the Company are in default under the Related Party Agreements, and (iv) the contract vendors under the Related Party Agreements own good, marketable and insurable fee title to their respective portions of the Related Party Projects subject only to the Approved Title Exceptions.

AA.                         The Company has not developed a project as a condominium under the Condominium Act within the past twenty (20) years, and the only project that the Company is currently planning to develop as a condominium is the Fountains at Crystal Creek.  The Company has not offered any units within the Fountains at Crystal Creek for sale under the Condominium Act, and a condominium prospectus for the project has not been prepared to date.

4.12                           A.                                   Contract Property Real Estate.

(1)                                  With respect to Contract Property, to the Knowledge of Stockholders, there are no matters applicable to the Company’s development projects that would preclude their future development for residential purposes as intended.  However, the Company is still performing due diligence on the Trails of St. John’s, Murrell, Holly Hill, Providence and Aviana as described in Section 4.25 of the Stockholders’ Disclosure Schedule.

(2)                                  With respect to the Contract Property, (i) the Company, by and through the purchase contracts listed on Section 4.10 of the Stockholders’ Disclosure Schedule (the “Third-Party Purchase Agreements”), has legally valid, binding and enforceable contract rights to purchase the Contract Property, (ii) true, correct and complete copies of the Third-Party Purchase Agreements and all amendments, documents and instruments relating thereto (i.e., diligence materials, surveys, memoranda of contract rights, if any, title commitments, etc.) have been provided to Buyer, (iii) to the Knowledge of the Stockholders, the Third-Party Purchase Agreements are enforceable and in good standing, and neither the contract vendor nor the

Company are in default under the Third-Party Purchase Agreements and (iv) to the Knowledge of the Stockholders, the contract vendors under the Third-Party Purchase Agreements are the fee owners of each respective property.  To the Knowledge of Stockholders there are no parties in possession as lessees, tenants at sufferance or trespassers of any portion of the Related Party Projects and Contract Property other than the fee owners thereof and parties referenced on the applicable title Reports.

(3)                                  Buyer acknowledges that Stockholders, on behalf of the Company, are continuing to negotiate and pursue additional purchases of land for development and use in the Company’s home building business in Central Florida as this Agreement is being negotiated and between the time of execution of the Agreement and the anticipated closing date hereunder.  The Stockholders will provide to Buyer true, correct and complete copies of any and all executed letters of intent, contracts and diligence materials related to such additional purchases.  All such contracts shall provide that the Company shall have the right to terminate said contract and receive the return of all earnest money deposits on a date no earlier than fifteen (15) days after the Closing, and shall provide that the Company shall have the right to assign such contracts to a third-party land banker.  Accordingly, in the event that Buyer chooses not to retain such new contracts as an obligation of the Company upon Buyer’s review of same, Buyer shall notify the Stockholders accordingly.

B.                                     Contracts.

(1)                                  To the Knowledge of Stockholders, Section 4.12 of the Stockholders’ Disclosure Schedule lists as of the date hereof all Material Contracts.  Within 5 days after the date of this Agreement, to the extent not previously provided, the Stockholders will have provided to Buyer a true and correct copy of each Material Contract together with all amendments, waivers or other changes thereto.

(2)                                  Each of the Material Contracts is valid, binding and in full force and effect on the Company in all material respects and, to the Knowledge of Stockholders, is valid, binding and in full force and effect in all material respects on each of the other parties thereto.  Except as set forth on Section 4.12 of the Stockholders’ Disclosure Schedule, no Material Contract has been amended or supplemented and the Company has not, and to the Knowledge of Stockholders no other party thereto has, assigned any of its rights or delegated any of its duties thereunder.

(3)                                  To the Knowledge of Stockholders, (i) except as set forth on Section 4.12 of the Stockholders’ Disclosure Schedule, no breach or default by the Company exists under any Material Contract and, (ii) no event has occurred with respect to the Company that with the lapse of time or action or inaction by the Company would result in a breach thereof or a default thereunder.

(4)                                  Except as specifically disclosed in Section 4.12 of the Stockholders’ Disclosure Schedule, (i) since the Balance Sheet Date, no supplier or materialman has indicated in writing that it will stop or decrease the rate of business done with the Company, except for changes in the ordinary course of business and, (ii) to the Knowledge of the Stockholders, the Company has performed in all respects the obligations which have been required to be performed by the Company under the Material Contracts and the Company has not been advised of or received any claim of default under any Material Contract and (iii) to the Knowledge of the Stockholders, there has been no breach by the Company of any Material Contract and there has been no breach of any Material Contract by any other party thereto.

(5)                                  To the Knowledge of Stockholders, upon the Closing each Material Contract will be enforceable by the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

(6)                                  The Company has paid all material rental and other payments due under the leases under which the Company is the lessee in accordance with its terms.  With respect to each such lease, the Company has been in peaceable possession of the buildings, equipment, machinery, real property, vehicles or other tangible property covered thereby since the commencement of the original term of such lease.  No express indulgence, postponement or waiver of the Company’s obligations under any such lease has been granted by the lessor.  To the Knowledge of Stockholders, subject to the terms of the leases, the Company possesses full right and power to occupy or possess, as the case may be, all of the buildings, equipment, machinery, real property, vehicles and other tangible property covered by such leases.

(7)                                  To the Knowledge of Stockholders, the representations and warranties set forth in Sections 4.12B(2) through 4.12B(6) also are true with respect to contracts that are not Material Contracts.

4.13                           Warranties.  Except as set forth on Section 4.13 of the Stockholders’ Disclosure Schedule, the Company has not given or made any express warranties to third parties with respect to any property or products sold or services performed by the Company and, to the Knowledge of Stockholders, there are no facts or the occurrence of any event forming the basis of any present claim against the Company for liabilities due to any express or implied warranty.  Section 4.13 of the Stockholders’ Disclosure Schedule includes forms of the Company’s residential sales contracts containing applicable guaranty, warranty and indemnity provisions.

4.14                           Environmental Matters.

A.                                   The Company is, and to the Knowledge of the Stockholders, always has been, in material compliance with all Environmental Laws governing its business, properties and assets, including, without limitation: (i) all requirements relating to the Discharge and Handling of Hazardous Substances, (ii) all requirements relating to notice, record keeping and reporting, (iii) all requirements relating to obtaining and maintaining Permits for the ownership of its properties and assets and the operation of the Business, including Permits relating to the Handling and Discharge of Hazardous Substances or (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

B.                                     Except as set forth on Section 4.14 of the Stockholders’ Disclosure Schedule and shown on the environmental reports listed on Section 4.11 (part T) of the Stockholders’ Disclosure Schedule, there are no, and, to the Knowledge of Stockholders, there is no basis for, any orders, warning letters, notices of violation (collectively “Notices”) or Proceedings against or involving the Company or the Related Parties, the Business or its assets issued by any Governmental Authority or third party with respect to any Environmental Laws or Permits issued to the Company or the Related Parties thereunder in connection with, related to, or arising out of the ownership by the Company or the Related Parties of its properties or assets or the operation of the Business which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any material obligation, burden or continuing liability on Buyer in the event that the transactions contemplated by this Agreement are consummated, or which could have a material adverse effect on the Business or the Company’s assets or its financial condition or its results of operations including, without limitation: (i) Notices or Proceedings related to the Company or the Related Parties being potentially responsible parties for a federal, state, regional or local environmental cleanup site or for corrective action under any applicable Environmental Laws, (ii) Notices or Proceedings in connection with any federal, state, regional or local environmental cleanup site, or in connection with any of the real property or premises where the Company or the Related Parties have transported, transferred or disposed of Hazardous Substances, (iii) Notices or Proceedings relating to the Company being responsible to undertake any response or remedial actions or clean-up actions of any kind or (iv) Notices or Proceedings related to the Company or the Related Parties being liable under any Environmental Laws for personal injury, property damage, natural resource damage or clean up obligations.  Schedule 4.11(part T) of the Stockholder’s Disclosure Schedule also lists any and all applicable reports and Assessments relevant to the various projects.

C.                                     Except for the Permitted Materials and except as set forth on Section 4.14 of the Stockholders’ Disclosure Schedule, the Company has not Handled or Discharged, nor allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances, (ii) any of the Real Property or (iii) any site which (a) pursuant to CERCLA or any similar state law has been placed on the National Priorities List or its state equivalent or (b) with respect to which the Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company that such governmental authority has proposed or is proposing to place on the National Priorities List or its state equivalent.  To the Knowledge of Stockholders there has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of any of the Fee Property or Related Party Projects requiring a Notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

D.                                    Section 4.14 of the Stockholders’ Disclosure Schedule identifies the operations and activities and locations thereof, if any, which to the Knowledge of Stockholders have been conducted and are being conducted by the Company on any of the Fee Property or Related Party Projects which have involved the Handling or Discharge of Hazardous Substances, other than Permitted Materials.

E.                                      Except as set forth on Section 4.14 of the Stockholders’ Disclosure Schedule, the Company does not use, and has never used, any Aboveground Storage Tanks or Underground Storage Tanks, and there are not now nor, to the Knowledge of Stockholders, have there ever been, any Underground Storage Tanks beneath any of the Fee Property or Related Party Projects that are required to be registered and/or upgraded under applicable Environmental Laws.

F.                                      Section 4.14 of the Stockholders’ Disclosure Schedule identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or, to the Knowledge of Stockholders, undertaken by any Governmental Authority or any third party, relating to or affecting the Company or any of the Fee Property or Related Party Projects, (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or their agents or, and to the extent available or made known to the Company, undertaken by any Governmental Authority or any third party, relating to or affecting the Company or any of the Fee Property or Related Party Projects, which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a governmental authority or in violation of any applicable Environmental Laws, (iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees, relating to or affecting either the Company or any of the Fee Property or Related Party Projects.

4.15                           Tax Matters.

A.                                   Copies of Tax Returns, Audit Reports, Other Relevant Tax Documents.  Except as set forth in Section 4.15A of the Stockholders’ Disclosure Schedule, the Company has delivered or caused to be delivered to Buyer complete and correct copies of:

(1)                                  all federal and state Tax Returns filed by or in respect of the Company relating to periods ending on or after December 31, 2001;

(2)                                  any and all other Tax Returns filed by or in respect of the Company requested by Buyer;

(3)                                  any and all audit reports relating to Taxes and issued by or with respect to the Company on or after December 31, 2001; and

(4)                                  any and all revenue agent examination reports,  information document requests, notices of proposed deficiencies, notices of deficiency, protests, petitions, settlement agreements, closing agreements, private letter ruling requests and technical advice memoranda received by, submitted by, or agreed to by, or on behalf of, the Company in respect of taxable periods ending on or after December 31, 1998, or to which the Company is subject.

B.                                     Filing of Tax Returns, Payment of Taxes, Related Matters.  Except as set forth in Section 4.15B of the Stockholders’ Disclosure Schedule:

(1)                                  all Tax Returns currently required to be filed by or with respect to the Company have been filed and all such Tax Returns were correct and complete in all material respects;

(2)                                  all Taxes currently due and owing, as of the date hereof, by or in respect of the Company (whether or not shown on any Tax Return) have been paid;

(3)                                  all other Taxes of or in respect of the Company and relating to periods ending on or as of the Closing Date, including, but not limited to any Tax due arising out of the transactions contemplated by this Agreement, (whether or not a Tax Return is due on such date) either have been paid, properly accrued or otherwise adequately reserved on the Financial Statements, or will be accrued on the books and records of the Company from time to time through the Closing Date with statements thereof made available to Buyer, and on the Final Closing Balance Sheet;

(4)                                  the Company has timely paid all required current estimated payments of Taxes in amounts sufficient to avoid interest charges and underpayment penalties;

(5)                                  the Company has paid all applicable Taxes on its initial purchase of its furniture, fixtures and equipment;

(6)                                  except for the Company’s December 31, 2004 federal income Tax Return which has received an extension until September 15, 2005, the Company is not currently the beneficiary of any extension of time to file any Tax Return;

(7)                                  there are no Liens for Taxes (other than liens for sales and payroll Taxes not yet due and payable and liens for non-delinquent current real property taxes) upon any of the assets of the Company;

(8)                                  the Company disclosed on each Tax Return filed by or in respect of the Company all positions taken thereon that could give rise to a substantial understatement penalty of federal income Taxes within the meaning of Code Section 6662; and

(9)                                  the Company complied with all applicable requirements relating to the withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041, and 6049) and has within the times and in the manner prescribed by law paid over such amounts to the proper taxing authorities in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 (and state law counterparts thereof) required with respect thereto have been properly completed and timely filed.

C.                                     Audit, Related Tax Matters.  Except as set forth in Section 4.15C of the Stockholders’ Disclosure Schedule:

(1)                                  no audit or administrative, judicial or other proceeding, suit or action in respect of Taxes due from or with respect to the Company is pending, is presently being conducted, or to the Knowledge of Stockholders, is threatened;

(2)                                  the Company has not received from any taxing authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information relating to Taxes or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against the Company;

(3)                                  there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for the collection or assessment or reassessment of Taxes due from the Company for any taxable period;

(4)                                  there is no power of attorney currently in force with respect to any matter relating to Taxes of the Company;

(5)                                  no claim has been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction; and

(6)                                  with respect to any past audit, review or examination by any relevant taxing authority of issues relating to Taxes of the Company, no issue raised or addressed therein is reasonably expected to recur in a later taxable period of the Company;

D.                                    General Tax Matters.  Except as set forth in Section 4.15D of the Stockholders’ Disclosure Schedule:

(1)                                  the Company has not been a member of an affiliated group (as defined in Code Section 1504) and has never filed or been included in a combined, consolidated or unitary income Tax Return;

(2)                                  the Company is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual or other obligation to indemnify any other Person with respect to Taxes;

(3)                                  the Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361, other than with respect to the distribution in 2004 of the shares of capital stock of Greater Properties, Inc., a Florida corporation, by the Company to the Stockholders;

(4)                                  the Company was not acquired in a qualified stock purchase under Code Section 338(d)(3) and no elections under Code Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to the Company;

(5)                                  the Company has not, at any time, (i) owned any assets outside the United States, (ii) conducted a trade or business outside the United States or (iii) owned an equity or creditor interest in any other entity that either (x) owned assets or (y) conducted a trade or business outside the United States;

(6)                                  the Company is not a member of any partnership or joint venture (or entity treated similarly for Tax purposes) or the holder of a beneficial interest in a trust, in each case for any taxable period for which the applicable statute of limitations has not expired, except for Moss Park Investments, LLC, a Florida limited liability company, and Greater Home Funding, LLC, a Florida limited liability company;

(7)                                  the Company neither is an S corporation within the meaning of Code Section 1361(a)(1), nor has outstanding liabilities for Taxes under Code Sections 1363(d), 1374, or 1375;

(8)                                  the unpaid aggregate Taxes of the Company (i) did not as of the date of the July Balance Sheet exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company;

(9)                                  since July 31, 2005, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP;

(10)                            the Company has not consummated, participated in, or served as either a “tax shelter organizer” or “tax shelter promoter” in any “tax shelter transaction,” as such terms are defined in Code Sections 6011, 6111, and 6662 prior to the amendment of the American Jobs Creation Act of 2004;

(11)                            the Company (i) has not consummated, (ii) has neither “participated” nor is currently “participating” in or (iii) is or was a “material advisor” in respect of (x) a “tax shelter transaction”, (y) a “listed transaction” or (z) a “reportable transaction”, as such terms are defined in Code Sections 6011, 6012, 6111, 6662, 6662A, or 6707A;

(12)                            no income under any arrangement or understanding to which the Company is a party will be attributed to the Company which is not represented by income to which the Company is legally entitled;

(13)                            the Company has not issued or assumed any indebtedness that is subject to Code Section 279;

(14)                            the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(a), 162(m), 280G, or 404 or that could give rise to any amounts subject to excise tax under Code Section 4999;

(15)                            the Company has no obligation to pay compensation subject to Code Section 409A pursuant to a deferred compensation plan that does not comply with the requirements of Code Section 409A;

(16)                            no property owned by the Company is (i) property required to be treated as owned by another person or entity pursuant to the provisions of Code Section 168(f)(8), (ii) constitutes tax-exempt use property within the meaning of Code Section 168(h)(1) of the Code,  (iii) is tax-exempt bond financed property within the meaning of Code Section 168(g),

(iv) is subject to Code Section 168(g)(1)(A), (v) is limited use property within the meaning of Revenue Procedure 76-30, (vi) directly or indirectly secures any debt the interest which is tax exempt under Code Section 103 or (vii) is subject to a lease under Code Section 7701(h);

(17)                            the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) closing agreement described in Code Section 7121 executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount received on or before the Closing Date, (v) the completed contract method of accounting, (vi) the long-term contract method of accounting (within the meaning of Code Section 460) or (vii) Code Section 481 or any other comparable provision of state or local, domestic or foreign Tax law or for any other reason;

(18)                            the Company does not have any elections in effect under Code Sections 108, 441, 472, 1017, 1033, or 4797;

(19)                            the Company has not filed a consent under Section 341(f) of the Code;

(20)                            the Company does not engage in business in, or derive income from, any state, local, territorial, or foreign taxing jurisdiction other than those for which Tax Returns have been filed;

(21)                            with respect to Greater Home Funding, LLC (the “LLC-1”), (i) to the Knowledge of the Stockholders, no election has been made to treat the LLC-1 as a corporation pursuant to United States Treasury Regulations 301.7701 et. seq. or the corresponding provisions of state or local law, (ii) the articles of organization of the LLC-1 were filed on November 30, 2000 and there have been no amendments to the LLC-1’s articles of organization filed with the Florida Secretary of State, (iii) the operating agreement of the LLC-1 was adopted effective January 4, 2001, there have been no amendments to the LLC-1’s operating agreement, and no other agreements (written or oral) govern or address the relationship between, and the rights and obligations in respect of,  the LLC-1 members (iv) Buyer’s purchase of the Company Common Stock contemplated by this Agreement will not trigger any “change of control” in respect of the LLC-1 or the Company’s interest in the LLC-1, or otherwise affect the status of the LLC-1, the Company’s status as a member of, or the Company’s membership rights or economic interests in, the LLC-1, or trigger any obligation or option on the part of any Person to acquire the Company’s interest in the LLC-1, or any obligation on the part of the Company or any other party to purchase the remaining interests in the LLC-1; and (v) the Company does not currently have a deficit balance in its capital account with respect to the LLC-1; and

(22)                            with respect to Moss Park Investments, LLC, (the “LLC-2”), (i) no election has been made to treat the LLC-2 as a corporation pursuant to United States Treasury Regulations 301.7701 et. seq. or the corresponding provisions of state or local law, (ii) the articles of organization of the LLC-2 were filed on March 20, 2003 and there have been no amendments to the LLC-2’s articles of organization filed with the Florida Secretary of State, (iii)

the operating agreement of the LLC-2 was adopted effective March 20, 2003, there have been no amendments to the LLC-2’s operating agreement, and no other agreements (written or oral) govern or address the relationship between, and the rights and obligations in respect of,  the LLC-2 members (iv) Buyer’s purchase of the Company Common Stock contemplated by this Agreement will not trigger any “change of control” in respect of the LLC-2 or the Company’s interest in the LLC-2, or otherwise affect the status of the LLC-2, the Company’s status as a member of, or the Company’s membership rights or economic interests in, the LLC-2, or trigger any obligation or option on the part of any Person to acquire the Company’s interest in the LLC-2, or any obligation on the part of the Company or any other party to purchase the remaining interests in the LLC-2; and (v) the Company does not currently have a deficit balance in its capital account with respect to the LLC-2.

E.                                      Tax Attributes, Other Tax Information.

(1)                                  Section 4.15E(1) of the Stockholders’ Disclosure Schedule sets forth, with respect to the Company:

(a)                                  the basis of the Company in its assets;

(b)                                 the basis of the stock of each business entity in which the Company owns or has owned at least a 5% equity interest; and

(c)                                  the amount of any (i) net operating loss, (ii) net capital loss, (iii) unused investment (iv) unused foreign tax or tax credit, (v) excess charitable contribution or (vi) other Tax credit, allocable to the Company or the Company’s assets.

(2)                                  Section 4.15E(2) of the Stockholders’ Disclosure Schedule sets forth any applicable limitation on the use of any of the attributes set forth in the preceding subsection (e.g., net operating loss, net capital loss, unused investment, unused foreign tax credit, excess charitable contribution or other Tax credit, etc.), whether by reason of Code Sections 269, 382, 383, or 384, state, foreign, local law or otherwise, (other than limitations arising by reason of the transactions contemplated by this Agreement);

(3)                                  Section 4.15E(3) of the Stockholders’ Disclosure Schedule sets forth a list containing the following information:

(a)                                  all countries, states, cities or other jurisdictions in which the Company has within the past three years or is currently:

(i)                                     subject to an obligation to file Tax Returns or to collect sales or use Taxes;

(ii)                                  (x) a beneficiary of any real or personal property Tax exemptions or concessions, reduced rates, or Tax credits, (y) the annual benefit of each such item and (z) the terms governing expiration or phase-out of each such item;

(iii)                               required to register for Tax purposes;

(iv)                              qualified to do business; or

(v)                                 is or has been liable for any Taxes on a “nexus” basis at any time for taxable periods ending after December 31, 1998 (with detail on the type of connections in each respective jurisdiction);

(4)                                  Section 4.15E(4) of the Stockholders’ Disclosure Schedule sets forth a list of each business entity with respect to which the Company owns directly or indirectly at least a 5% equity interest as well as the current income tax classification of such entity (whether corporation, partnership, disregarded entity, etc.);

(5)                                  Section 4.15E(5) of the Stockholders’ Disclosure Schedule sets forth all material elections for income Taxes made by the Company that are currently in force or to which the Company is bound; and

(6)                                  Section 4.15E(6) of the Stockholders’ Disclosure Schedule sets forth the amount of any deferred gain or loss allocable to the Company arising out of any deferred inter-company transactions.

F.                                      Roll-Back Taxes.  Except as set forth on Section 4.15F of the Stockholders’ Disclosure Schedule, the Real Property is not and will not be subject to any “roll-back” tax or similar tax subjecting the owner of such Real Property to any retroactive assessment.

G.                                     Special Definitions.  Any reference to the term “Company” as used in this Section 4.15 shall encompass the Company, any entity in which the Company owns or has owned at least a 5% equity interest, and any predecessor entity of any of the foregoing.

4.16                           Restrictions on Business Activities.  There are no agreements (non-compete or otherwise), arrangements, commitments, judgments, injunctions, orders or decrees to which the Company is party or which are otherwise binding on the Company or its assets that has prohibited or impaired, or is reasonably likely to prohibit or impair, the operation of the Business as it is now being conducted.

4.17                           Intellectual Property.  Section 4.17 of the Stockholders’ Disclosure Schedule sets forth a general description of the material Intellectual Property which the Company has rights to use in the conduct of its Business, which Intellectual Property includes but is not limited to, all drawings, renderings, plans and specifications relating to all homes and improvements built by and/or offered for sale by the Company.  The conduct of the Business as it is now being conducted and the conduct and the use and exploitation of the Intellectual Property do not infringe or misappropriate any rights held or asserted by any person, and, to the Knowledge of Stockholders, no person is infringing on the Intellectual Property.  No payments are required for the continued use of the Intellectual Property.  None of the Intellectual Property has ever been declared invalid or unenforceable by any Governmental Authority, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, invalidity, unenforceability, misappropriation or like claim, action or proceeding.  Except as set forth in Section 4.17 of the Stockholders’ Disclosure Schedule all house, architectural, engineering, construction and development plans used by the Company are owned outright by the Company or are licensed to the Company without further payment of any fee and will continue in full force in effect upon the Closing without further costs due thereafter.

4.18                           Litigation.  Except as set forth on Section 4.18 of the Stockholders’ Disclosure Schedule, there are no suits, claims, actions, arbitrations, investigations or proceedings entered against, now pending, or, to the Knowledge of Stockholders, threatened against the Company or its assets before any Governmental Authority which are reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business.  Except as set forth on Section 4.18 of the Stockholders’ Disclosure Schedule, the Company is not subject to any continuing court or administrative order, writ, injunction or decree applicable to the Business, or to its property or employees, and the Company is not in default under any order, writ, injunction or decree of any Governmental Authority applicable to the Business.

4.19                           Employees.  Attached as Section 4.19 of the Stockholders’ Disclosure Schedule is a list of names, current annual rates of salary, bonus, employee benefits, accrued vacation and sick time, employment bonus, commissions and other compensation and benefits and perquisites, including the provision of company owned automobiles, of all the employees and agents of the Company.  To the Knowledge of Stockholders, no key employee of the Company, and no group of the Company’s employees, have any plans to terminate his, her, or their employment.  The Company is not a party to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals involving the Company that are pending or that have been conducted or made with or by any labor union or association, and there are no pending or, to the Knowledge of Stockholders, threatened labor disputes, strikes or work stoppages that may affect the Company or the Business.  The Company is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices.  Except as accrued on the Preliminary Closing Balance Sheet or as set forth in Section 4.19 of the Stockholders’ Disclosure Schedule, the Company may terminate any employee, with or without cause, without liability or obligation, other than for salary, bonuses, vacation, sick time and similar obligations accrued through the date of any such termination and for the obligations of the Company under employee benefit plans of the Company referred to in Section 4.20 below.

4.20                           Employee Benefit Plans.

A.                                   Section 4.20 of the Stockholders’ Disclosure Schedule sets forth a true and complete list of (i) each “employee pension benefit plan” as defined in Section 3(2) of ERISA, (ii) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA and (iii) each employment consulting, engagement, retainer or golden parachute agreement or arrangement, employment bonus or other incentive compensation, stock option, stock purchase, stock or other equity related award, restricted stock, phantom stock, deferred compensation, profit-sharing, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance and other material fringe benefit plan, program, agreement or arrangement, in each case which is sponsored, maintained or contributed to by the Company or any ERISA Affiliate, or under which Company, any

Subsidiary or any ERISA Affiliate otherwise has liability, for the benefit of any current or former employee or director of the Company (and any eligible dependent and beneficiary thereof) (collectively, the “Employee Benefit Plans”).  Except as set forth on Section 4.20A of the Stockholders’ Disclosure Schedule, neither Greater Homes nor any Subsidiary has outstanding or is a party to or subject to any liability under any agreement, arrangement, plan or policy subject to or entitled to grandfathered treatment under Code Section 409A and the regulations and other guidance issued thereunder.  With respect to each Employee Benefit Plan, complete and accurate copies of the following documents (if applicable), have been made available to Purchaser or its counsel:  (i) the most recent plan document constituting the Employee Benefit Plan and all amendments thereto, and any related trust documents, (ii) the most recent summary plan description and all related summaries of material modifications, (iii) the Form 5500 and attached schedules filed with the Internal Revenue Service for the past three plan years, (iv) the financial statements and actuarial valuations for the past three fiscal years (including Financial Accounting Standards Board report nos. 87, 106 and 112), (v) the most recent Internal Revenue Service determination letter and (vi) all trust agreements, plan contracts with service providers or with insurers providing benefits to participants or liability insurance for fiduciaries or bonding.  The Company has no unwritten or undocumented Employee Benefit Plans.

B.                                     The Company has performed and complied in all material respects with all of its respective obligations under or with respect to the Employee Benefit Plans.  Each Employee Benefit Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered and operated in compliance in all material respects in accordance with its terms and with all Applicable Laws, including but not limited to the Code and ERISA, and neither Greater Homes nor any Subsidiary has direct or indirect liability under the requirements provided by any and all Applicable Laws, including but not limited to ERISA, COBRA, HIPAA and the Code, and applicable to a Employee Benefit Plan.  Neither Greater Homes nor any Subsidiary has any liability by virtue of being a member of a controlled group with a person who has liability under the Code or ERISA.  All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other Applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Applicable Law to be made or taken until a date after the Closing Date.  No proceeding with respect to an Employee Benefit Plan (other than routine claims for benefits) are pending or, to the Knowledge of Stockholders, threatened which could result in or subject the Company to any liability.  There are no audits, investigations or examinations pending or, to the Knowledge of Stockholders, threatened with respect to any Employee Benefit Plan by the IRS, the United States Department of Labor, the PBGC or any other similar Governmental Authority.  There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notice regarding the Employee Benefit Plans with the Secretary of Labor and the Secretary of Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

C.                                     None of the Employee Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any of its ERISA Affiliates have ever maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan” at any time in the past six years.  None of the Employee

Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any of its ERISA Affiliates have ever had any obligation to or liability (contingent or otherwise) with respect to any such plan.  Each Employee Benefit Plan and its related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, has so qualified and has received a favorable determination, opinion or advisory letter from the Internal Revenue Service and nothing has occurred with respect to such Employee Benefit Plan since the date of such letter which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.  Neither the Company nor, to the Knowledge of Stockholders, any “party in interest” or “disqualified person” with respect to any Employee Benefit Plan, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Benefit Plan that could result in a material tax or penalty.  No Employee Benefit Plan, or any fiduciary of any such Employee Benefit Plan has (i) engaged in any transaction prohibited by ERISA or the Code, (ii) breached any fiduciary duty owed by it with respect to the Plans or (iii) engaged in any transaction as a result of which the Company would be subject to any liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or Section 502(l) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

D.                                    All contributions and premiums (including all employer contributions and employee salary reduction contributions) that are due with respect to any Employee Benefit Plan have been made within the time periods prescribed by Applicable Law or by the terms of such Employee Benefit Plan or any agreement relating thereto to the respective Employee Benefit Plan, and all contributions, liabilities or expenses of any Employee Benefit Plan (including workers’ compensation) for any period ending on or before the Closing Date which are not yet due will have been paid or accrued in accordance with GAAP on or prior to the Closing Date.  All premiums or other payments for all periods ending before the Closing Date that are due on or before such Closing Date from the Company will have been paid with respect to each Employee Benefit Plan.

E.                                      Except for health care continuation requirements under Section 4980B of the Code and Part 6 of Subtitle I of ERISA (“COBRA”) or applicable state law, the Company has no obligations for retiree health or retiree life benefits (whether or not insured) to any current or former employee or director after his or her termination of employment or service with the Company.  All group health plans (as defined in Code Section 5001(b)) of the Company have been operated in compliance in all material respects with the applicable requirements of COBRA.

F.                                      Except as disclosed on Section 4.20 of the Stockholders’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will, either alone or in combination with any other event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of the Company, (ii) increase any benefits payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.  Further, the Company has not announced any type of plan or binding commitment to create any additional Employee Benefit Plan, to enter into any agreement with any current or former employee or director, or to amend or modify any existing Employee Benefit Plan or agreement with any current or former employee or director.

G.                                     Neither Greater Homes nor any Subsidiary has terminated or taken action to terminate (in whole or in part) any employee benefit plans as defined in ERISA Section 3(3).

H.                                    Neither the Company nor any Subsidiary maintains any Employee Benefit Plan or other benefit arrangement covering any employee or former employee outside of the United States and has never been obligated to contribute to any such plan.

I.                                         None of the rights of the Company under any Employee Benefit Plan will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company thereunder will be enforceable by Buyer at or after the Closing Date without the consent or agreement of any other party.  Each Employee Benefit Plan (including any Employee Benefit Plan covering former employees and retirees) may be amended or terminated by Purchaser on or at any time after the Closing Date.

4.21                           Insurance.  Section 4.21 of the Stockholders’ Disclosure Schedule lists and describes each material insurance policy (collectively, the “Policies”) and fidelity bond, including performance improvement bonds, maintenance bonds, labor and material bonds and other bonds related to the Real Property (collectively, the “Bonds”), maintained by the Company with respect to its properties or the Business, and sets forth the date of expiration of each such Policy.  All of such Policies and Bonds are in full force and effect and the Company is not in material default with respect to its obligations under any of such Policies or Bonds.  Except as set forth on Section 4.21 of the Stockholders’ Disclosure Schedule, there is no claim of the Company pending under any of such Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters of such Policies or Bonds and, to the Knowledge of Stockholders, there has been no threatened termination of, or material premium increase with respect to, any of such Policies.  To the Knowledge of Stockholders, the insurance coverage of the Company is customary for entities of similar size engaged in similar lines of business.

4.22                           Affiliate Transactions.  Except as set forth on Section 4.22 of the Stockholders’ Disclosure Schedule and except for the transactions contemplated by this Agreement, neither the Company nor any employee, officer, director, shareholder or affiliate of the Company, or any member of their immediate family, or any entity in which any of such persons owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) has any agreement with the Company or any interest in any property (real, personal, or mixed, tangible or intangible) used in or pertaining to the Business.  For purposes of the preceding sentence, the members of the immediate family of a person will consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law of such person.

4.23                           Compliance with Laws.  The Company is not conducting the Business in violation of any Applicable Laws which affect the Business or the Company’s assets, except for any such violations that are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business.  The Company has not received any notice of any claims against the Company alleging a violation of any Applicable Laws, except as set forth in Section 4.23 of the Stockholders’ Disclosure Schedule or except for such claims that are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business.  Without limiting the generality of the foregoing, the Company is not in violation of, and has not received a notice or charge asserting any violation of, OSHA, or any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety, except for such violations that are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business.  The Company has not in violation of any Applicable Laws given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Stockholders in connection with any actual or proposed transaction.

4.24                           Permits.

A.                                   The Company possesses all approvals, authorizations, certificates, consents, franchises, licenses and permits of Governmental Authorities necessary for the lawful conduct of the Business (collectively, the “Permits”).  Such Permits are in full force and effect in all material respects, the Company is in compliance with the terms thereof, except for such failures to comply which are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business, and to the Knowledge of Stockholders, no basis exists for any limitation, revocation or withdrawal of any Permit.

B.                                     The Company also possesses (or there have been granted by the applicable Governmental Authorities) with respect to the Fee Property the subdivision, development, construction and sale permits, and other authorizations, approvals, and entitlements set forth in Section 4.24A of the Stockholders’ Disclosure Schedule (collectively “Land Use Entitlements”) for those projects that are identified as “Fully Entitled” in said Section 4.24A.  The Company also possesses (or there have been granted by the applicable Governmental Authorities) with respect to the Fee Property partial Land Use Entitlements as set forth in Section 4.24B of the Stockholders’ Disclosure Schedule for those projects that are identified as not being Fully Entitled in said Section 4.24B, and where no Land Use Entitlements have been received, the Unentitled Properties are listed on Section 4.24C.  Except as set forth on Section 4.24 of the Stockholders’ Disclosure Schedule, with respect to the Fee Property identified as Fully Entitled, (i) no approvals are required as of the Closing from any Governmental Authority to complete the development and, subject to the issuance of building permits, conduct of inspections and issuance of certificates of occupancy in the course of business, construction of homes and the sale thereof and (ii) there are in full force and effect validly issued building permits for each home currently under construction or completed on the Fee Property.  No decision-making body has denied or withheld any Land Use Entitlements except for such denials as are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business.  To the Knowledge of the Stockholders, there are no matters applicable to the Company’s other proposed development projects listed on Section 4.24(D) (including Related Party Projects and Contract Property) that would preclude their future development for residential purposes as projected in the Company’s current performance projections provided to Buyer.  However, the Company is still performing due diligence on the Contract Property, including obtaining the entitlements and negotiating the agreements with governmental authorities which are listed on Section 4.24C have not yet been completed, so no assurance can be given that such development will ultimately be permitted or will occur.  The Company is in the continuing process of working toward such ability to develop said projects which are listed on Schedule 4.24(D) attached hereto.

C.                                     All required surface water management permits for the portions of the Fee Property being developed by the Company (as opposed to acquiring fully developed platted lots have been issued by the applicable water management district and any other applicable governing body except as set forth on Schedule 4.24(E).

4.25                           Membership Records; Minute Books.  The minute books of the Company made available to Buyer in connection with its due diligence procedures and to be transferred pursuant to the transactions contemplated herein are the only minute books of the Company and its subsidiaries and contain an accurate summary of all meetings of directors (or committees thereof) and members or shareholders or actions by written consent since the time of incorporation of the Company.

4.26                           Budgets.  Section 4.26 of the Stockholders’ Disclosure Schedule sets forth the site development budgets for the Real Property.  Such budgets include adequate provision for (i) costs to complete remaining site improvement work and amenities and (ii) the Company’s obligation to fund any homeowners’ association reserve and deficiency amounts to the extent of such obligations through December 31, 2005.  Such budgets are complete and were prepared by the Company in good faith and the assumptions underlying such budgets are reasonable.

4.27                           Disclosure.  To the Knowledge of Stockholders, neither this Agreement nor the Stockholders’ Disclosure Schedule or Exhibits hereto contains any untrue statement of a material fact or, to the Knowledge of Stockholders, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer which materially adversely affects or could reasonably be anticipated to materially adversely affect the financial condition, results of operations, customer, employee or supplier relations, business condition or prospects of the Company or the Company’s assets or the Business.  To the Knowledge of Stockholders (i) there are no defects, deficiencies or inaccuracies in any of the information furnished by the Stockholders to Buyer with respect to the Business and (ii) all information furnished by the Stockholders to Buyer with respect to the Business is materially accurate and complete.

4.28                           Condominiums.  The Company has not developed any project as a condominium under the Condominium Act, and the Fountains at Crystal Creek is the only project that the Company is currently planning as a condominium under the Condominium Act.  The Fountains at Crystal Creek is in the early stages of planning, and, therefore, no condominium prospectus has been prepared for filing with the State of Florida and no portion of the Project has been advertised or otherwise offered for sale to any prospective retail buyers.

4.29                           Retail Sales Contracts.  Section 4.29 of the Stockholders’ Disclosure Schedule lists as of the date hereof all of the executory retail sales agreements that the Company has entered into concerning the sale and delivery of homes within the Fee Property (the “Retail Sales Contracts”) and the earnest money deposits made pursuant thereto.  To the Knowledge of Stockholders, each of the Retail Sales Contracts complies with Applicable Laws and is valid, binding and in full force and effect and is free of default as to each the Company’s performance thereunder and as to the retail buyer’s obligations thereunder.  A true, correct and complete copy of the Company’s representative form of retail sales contract and all riders, amendments, addenda, disclosures and attachments related thereto is attached to Section 4.29 of the Stockholders’ Disclosure Schedule.  True, correct and complete copies of the Retail Sales Contracts and all riders, amendments, addenda, disclosures, attachments, selections, change orders and floor plans have been delivered to Buyer.  All earnest money deposits for single family homes have been paid directly to the Company in accordance with Applicable Laws.  The Company has not entered into any retail sales contracts for homes planned on the Related Party Projects or the Contract Property.

4.30                           Covenants, Conditions and Restrictions.  All Housing Units currently owned by the Company and constructed by the Company prior to the date hereof conform in all material respects with the requirements of any applicable covenants, conditions, restrictions and declarations (the “CCRs”) and have received all requisite approvals required pursuant to the CCRs.

4.31                           Associations.  A complete list of all Associations currently controlled by the Company is attached hereto as Section 4.31 of the Stockholders’ Disclosure Schedule.  All of the Associations that are controlled by the Company are operated in accordance with Applicable Laws, and have been duly organized and are in good standing under Applicable Laws, and have been operated and managed by the Company in accordance with Applicable Laws and all organizational documents applicable thereto, including without limitation, the articles of incorporation, bylaws, CCRs applicable to each Association.  All of the Associations that were at one time or another controlled by the Company and have since been turned-over to the respective property owners were operated, managed and funded by the Company in accordance with Applicable Laws and all organizational documents applicable thereto, including without limitation, the articles of incorporation, bylaws, and covenants applicable to each Association and the Company has no further liability or obligation thereto.  The minute books of all Associations currently controlled by the Company have been made available to Buyer and shall remain in the corporate offices of the Company after Closing.  The Company shall fund, prior to Closing and preparation of the Preliminary Closing Balance Sheet, all deficits and reserves if additional funding is required by law.

4.32                           Coastal Construction Control Line.  No portion of the Real Property is affected by the Coastal Construction Control Line as defined in Section 161.053, Florida Statutes.

4.33                           Registration.  No portion of the Real Property is registered under nor required to be registered under the Interstate Land Sales and Full Disclosure Act, 15 U.S.C. Section 1700, et seq., or the Florida Land Sales Practices Act, Fla. Stat. Section 498 et seq.

4.34                           Licensing.  The Company is a licensed general contractor in accordance with Florida law and Chapter 489, Fla. Stat., and its license no. is QB001204.  The qualifying agents for the Company are Simon Snyder, license no. CR057959, and Charles W. Gregg, license no. CGCA11271.

4.35                           Construction.  All development and construction work currently in process on the Real Property is being performed on property owned in fee by the Company and included within the definition of Real Property; provided, however, that certain infrastructure work listed on Section 4.35 of the Stockholders’ Disclosure Schedule is currently being constructed by the Company on property not owned by the Company in accordance with the fee owner’s written authorization.  All vertical home construction, including the work in process, is being constructed on platted and improved lots owned in fee by the Company, or, with respect to the Moss Park Project, owned by Moss Park Investments, LLC, a joint venture controlled by the Company.

4.36                           Florida’s Construction Lien Law.  The Company is in compliance with all requirements of Florida’s Construction Lien Law, Chapter 713, Fla. Stat., et seq.

ARTICLE V
CONDUCT OF STOCKHOLDERS PENDING THE CLOSING

The Stockholders hereby covenant and agree that from the date hereof to the Closing Date:

5.1                                 Conduct of Business Pending the Closing.  Except as contemplated by this Agreement, (i) the Company will carry on the Business in the ordinary course, in accordance with all Applicable Laws and in substantially the same manner as previously conducted and (ii) without the prior written consent of Buyer (which consent shall not be unreasonably withheld), the Company will not, directly or indirectly:

A.                                   cancel or terminate or permit to be canceled or terminated the Company’s current insurance (or reinsurance) policies or permit any of the coverage thereunder to lapse, unless simultaneous with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

B.                                     sell, lease, encumber or otherwise dispose of any of their assets other than, in the case of lots and homes held for sale in the ordinary course, the sale of such lots or homes in the ordinary course of business as previously conducted;

C.                                     acquire or enter into any option or other agreement to acquire any real property or other material assets;

D.                                    default under any Material Contract;

E.                                      violate or fail to comply in any material respect with any Applicable Laws;

F.                                      fail to maintain and repair their assets in accordance with the ordinary course of business;

G.                                     except as contemplated by this Agreement or previously disclosed to Buyer or in the ordinary course of business, enter into any employment, severance or similar agreements or arrangements with, or adopt, modify or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other benefit plan, trust, fund or group arrangement resulting in a material increase in benefits to employees, officers, directors or consultants of the Company;

H.                                    except in the ordinary course of business, consistent with past practices, modify or terminate any Material Contract or enter into any new contracts;

I.                                         acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

J.                                        issue or create any additional shares of Capital Stock of the Company or any Subsidiary;

K.                                    except as contemplated by this Agreement, enter into any obligations, subscriptions, options or other commitments under which any additional shares of Capital Stock of the Company or any Subsidiary might be directly or indirectly authorized, issued or transferred, or incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice;

L.                                      except in the ordinary course of business, consistent with past practices, pay any material obligation or liability, fixed or contingent, other than current liabilities;

M.                                 waive or compromise any right or claim (other than as required to resolve any pending or threatened litigation disclosed in the Stockholders’ Disclosure Schedule or warranty claims);

N.                                    except as previously disclosed to Buyer, pay any dividends or make any distributions;

O.                                    start more spec homes than is consistent with past practices;

P.                                      commit any act described in Section 4.8, except (i) as set forth in Section 4.8 of the Stockholders’ Disclosure Schedule (ii) as contemplated in and consistent with the terms of this Agreement, (iii) except as previously disclosed to Buyer, or (iv) in the ordinary course of business;

Q.                                    other than in the ordinary course of business, terminate or consent to the termination of any Retail Sales Contracts;

R.                                     enter into any new retail sales contracts for Lots or any work in process except in the ordinary course of business consistent with past practices or enter into any new Retail Sales Contracts for Lots or any work in process with any Stockholder or any of his affiliates or family members;

S.                                      remove, terminate, amend or adopt any new (or consent to the foregoing)  covenant, condition or reservation applicable to the Real Property;

T.                                     agree to do any of the actions described in the preceding clauses A through S.

5.2                                 Business Relationships.  The Stockholders will cause the Company to:

A.                                   preserve intact the Company’s assets and properties;

B.                                     maintain all facilities and equipment in good condition, ordinary wear and tear excepted;

C.                                     keep available the services of the Company’s officers and employees as a group, except for (i) voluntary resignations by employees (other than those induced or encouraged by the Company or the Stockholders) and (ii) terminations for cause;

D.                                    maintain satisfactory relationships with material suppliers, distributors, customers and others having material business relationships with the Company;

E.                                      upon execution of this Agreement, adopt Buyer’s policy with respect to purchases of homes by employees and their relatives, family members and affiliates; and

F.                                      continue to operate, maintain and fund all homeowner associations applicable to the Real Property in accordance with prior practices, the requirements of applicable law and sound business practices.

5.3                                 Notification of Certain Matters.  The Stockholders will:

A.                                   confer on a regular basis with representatives of Buyer and report operational matters and the general status of the Business and ongoing operations;

B.                                     notify Buyer of any material adverse change in the normal course of the Business or in the operation of the Company’s properties and of any Governmental Authority or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

C.                                     not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at, or at any time prior to, the Closing; and

D.                                    promptly notify Buyer if the Stockholders discover that any representation or warranty made by the Stockholders in this Agreement was when made, or has subsequently become, untrue.

5.4                                 Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer and the Stockholders will cooperate in making all filings required by Applicable Laws in order to consummate the transactions contemplated by this Agreement.  The parties also will cooperate with each other in obtaining all consents required by Section 10.2B.

5.5                                 Tax Matters.  Without the prior written consent of Buyer, the Company shall not make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any Tax Return except in compliance with Article VII, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes, consent to an extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or take any similar action relating to the filing of any Tax Return or the payment of any Tax if such election, change, amendment, agreement, or settlement, surrender, consent or other action would have the effect of increasing the Taxes of the Company for any period after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.  Any reference to the term “Company” as used in this Section 5.5 shall encompass the Company, any entity in which the Company owns or has owned at least a 5% equity interest, and any predecessor entity of any of the foregoing.

ARTICLE VI
COVENANTS AND ADDITIONAL AGREEMENTS

6.1                                 Noncompetition.  Each Stockholder agrees that:

A.                                   For the period beginning on the Closing Date and ending on the later of (i) the [ * ] anniversary of the Closing Date or (ii) [ * ] years after such Stockholder ceases to work for the Company or Buyer or Meritage (the “Restriction Period”), regardless of the reason for the Stockholder’s cessation of employment with the Company, such Stockholder and his affiliates, agents, spouse and issue will not, directly or indirectly, either as a joint venturer, partner, member, shareholder, owner, lender, director, advisor or consultant or in any similar capacity, engage, or prepare to engage, in the construction or sale of any residential housing, including, but not limited to, any residential land development, residential lot development, residential land banking or residential real estate speculation or related activities or investments, or any other business related to the sale, construction or development of owned residential housing (including low-, mid- and high-rise condominiums or apartment to condo conversions) in [ * ], (a “Competing Business”).  For the avoidance of doubt, the restrictions set forth in this Section 6.1A apply to (i) any activities taken in anticipation of, or to prepare for, the performance of or investment in, any Competing Business and (ii) passive investments in residential real estate.

B.                                     Notwithstanding the terms of Section 6.1A above, if a Stockholder’s employment with the Company or Buyer is terminated by the Company or Buyer, as the case may be, without cause prior to the [ * ] anniversary of the Closing Date, the Restriction Period

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

with respect to such Stockholder will automatically become, and be limited to, the period beginning on the date of such termination of employment and ending on the [ * ] anniversary of the Closing Date.

C.                                     The restrictions set forth in Section 6.1A shall not apply to any activity of any Stockholder that consists of, or relates to, any of the following:  [ * ]; provided, however, that (x) with respect to each of clauses (i) through (v), such Stockholder continues to devote substantially all of his time and attention to the business of the Company during normal working hours consistent with the terms of the Employment Agreement between such Stockholder and the Company and (y) with respect to clauses (iii) and (iv), [ * ].

D.                                    Each Stockholder agrees that, during the Restriction Period, neither such Stockholder nor any of his affiliates will recruit, hire or discuss employment with any person who is, or within the one year period preceding the date of such activity was, an employee of the Company or Buyer, or solicit any customer or supplier of the Company or Buyer or otherwise attempt to induce any such customer or supplier to discontinue its relationship with the Company or Buyer.

E.                                      For purposes of this Section 6.1, the term Buyer includes Meritage and all of Buyer’s and Meritage’s subsidiaries, joint ventures and affiliates.

F.                                      Each Stockholder hereby agrees that the Restriction Period and the other provisions and restrictions set forth herein are reasonable and necessary to protect Buyer and its successors and assigns in the use and employment of the goodwill of the Business, including the goodwill created by the Stockholder, and that the purchase price provides valuable consideration for the restrictions set forth in this Agreement.  Each Stockholder further agrees that damages cannot compensate the Buyer in the event of a violation of this Section 6.1 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Buyer and its successors and assigns.  Accordingly, each Stockholder hereby covenants and agrees that, in the

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

event any of the provisions of this Section 6.1 are violated or breached by such Stockholder, Buyer shall be entitled to obtain injunctive relief against such Stockholder, upon due notice, but without bond where a court deems appropriate, in addition to such further or other relief as may be available at equity or law.  Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Buyer has at law or in equity.  No waiver of any breach or violation hereof shall be implied from forbearance or failure by Buyer to take action thereof.

G.                                     Each Stockholder hereby agrees that the Restriction Period with respect to such Stockholder shall be extended for a period equal to the duration of any breach of this Section 6.1 by such Stockholder as determined by a court or arbitrator of competent jurisdiction.

H.                                    In the event that a court or arbitrator of competent jurisdiction determines that the Restriction Period or any other provision or restriction of this Section 6.1 is overbroad, overlong or otherwise not reasonably necessary to protect the legitimate business interests of Buyer, then the court or arbitrator shall modify the Restriction Period or such over provision or restriction and grant only the relief that is reasonably necessary to protect the legitimate business interests of Buyer.

I.                                         Nothing contained in this Section 6.1 will prohibit any Stockholder or any affiliate, agent, spouse or issue of a Stockholder from investing in the securities of any entity that engages in a Competing Business, provided that any such securities are listed on a national securities exchange or traded in the over-the-counter market or registered under Section 12(g) of the Securities Exchange Act of 1934, and such investment does not exceed, in the case of any class of securities, 3% of the value of such class of securities at the time of such investment.

6.2                                 Protection of Information.

A.                                   The Stockholders recognize and acknowledge that the trade secrets of the Company, the Buyer and Meritage and all other confidential and proprietary information of a business, financial or other nature, including without limitation, proprietary information of the Company, Buyer and Meritage, as it exists from time to time (collectively, “Confidential Information”), are valuable and unique assets of Buyer and Meritage (and post-Closing, of the Company that inure to Buyer and Meritage) and therefore agree that, during the Restriction Period, they will not, and they will each use reasonable commercial efforts to ensure that they and their advisers, agents and consultants do not, disclose any Confidential Information concerning the Company, Buyer or Meritage, to any person, firm, corporation, partnership, limited liability company, association or other entity, for any reason whatsoever, unless previously authorized in writing to do so by Buyer or Meritage.  It is understood that Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by any Stockholder, or that is disclosed by any Stockholder in accordance with the terms of a prior written consent of Buyer or Meritage.  It is understood that Confidential Information includes information pertaining to the Business which was acquired by Buyer pursuant to this Agreement.  For the purpose of enforcing this provision, Buyer or Meritage may resort to any remedy available to it under the law.

B.                                     The protection of information provisions set forth in Section 6.2A shall also apply to the Buyer with respect to confidential information of the Company and the Stockholders prior to Closing and the Company and the Stockholders shall have the same remedies afforded Buyer in Section 6.2A with respect to any pre-closing breach by Buyer of this Section 6.2B.  The parties agree that Buyer’s confidentiality obligations with respect to Confidential Information shall cease effective as of the Closing with respect to any matters relating to the business of the Company.

6.3                                 Employment.  The Stockholders shall cause the Company to pay at the Closing all compensation, benefits, perquisites and other payments earned by the Company’s employees for periods prior to the Closing Date (other than payments accrued on the Preliminary Closing Balance Sheet) and remaining unpaid as of the Closing Date, in accordance with the terms of the agreements, plans or policies governing such payments, as applicable.

A.                                   Buyer hereby agrees to engage each of Robert A. Mandell, Charles W. Gregg, Hampton P. Conley, Stephen Gallagher and Simon Snyder as an employee of Buyer and pursuant to employment agreements to be entered into by and between the Company and such persons (the “Employment Agreements”).  The initial annual compensation to be paid to these officers is listed on Schedule 6.3A.  For those persons listed above that hold a license permitting them to act as a general or building contractor within the State of Florida and serve to qualify the Company for licensing purposes in the State of Florida, the Employment Agreement will provide that during the term of the Employment Agreement, the employee will (i) continue to hold and maintain in good standing such license and serve to qualify the Company, (ii) make all public appearances before the State of Florida in connection with both his individual license and the qualifying status of the Company, (iii) cooperate with the Company in connection with all applications and licensing matters and (iv) fulfill all obligations and responsibilities of a qualifying agent.

Managers of the Company selected by Buyer will enter into confidentiality and/or employment agreements with Buyer on terms mutually agreed upon between Buyer and such persons.

B.                                     Buyer shall use reasonable commercial efforts, without incurring any material incremental monetary obligation, to credit all employees hired pursuant to this Section 6.3 with service with the Company for purposes of seniority, eligibility and vesting under all employee benefit plans, programs or arrangements of Buyer or Meritage, as applicable, under which such employees may be eligible to participate.

C.                                     Buyer shall use reasonable commercial efforts, without incurring any material incremental monetary obligation, to waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of Buyer under any welfare benefit plans that such employees are eligible to participate in after the Closing, other than to the extent that exclusions or waiting periods already in effect with respect to such employees have not been satisfied as of the Closing under any welfare benefit plan maintained for such employees immediately prior to the Closing.

D.                                    Metropolitan Florida Realty, Inc. (“Metropolitan”) and the Company have common ownership.  At the Closing, the Stockholders and Metropolitan will assist Buyer in hiring those independent contractors utilized by Metropolitan for Greater Homes matters, as identified by Buyer; provided, however, that neither Buyer nor the Company shall be responsible for any compensation or benefits outside of the ordinary course of business.  Notwithstanding anything to the contrary in this Section 6.3D, Buyer agrees that nothing in this Section 6.3D will preclude payments by the Company of commissions for pending home sales pending on the Closing Date involving the Company, including commissions, fees, accrued vacation or sick pay, severance or other similar employment related costs relating to such persons for periods or transactions prior to the Closing Date.  The Stockholders agree to cause Metropolitan to cease operations and be dissolved as soon as practicable following the Closing Date.

6.4                                 Break-Up Fee.

A.                                   If the transactions contemplated by this Agreement are not consummated because the Stockholders fail to close such transactions even though all conditions to the obligations of the Stockholders under Section 10.1 have been satisfied, then (i) the Stockholders (or the Company) jointly and severally shall reimburse Buyer for its reasonable expenses (including attorneys’ fees and fees of other professional advisors) incurred in connection with the negotiation of the transactions and the preparation of the Transaction Documents; provided, however, that such reimbursement will not exceed the sum of $[ * ], and (ii) if, prior to September 1, 2006, the Stockholders agree, or the Company agrees, to a term sheet, letter of intent or definitive agreement, whether oral or in writing, relating to the sale of the Business to a third party, in whole or in part, whether through purchase, merger, consolidation or other business combination (other than sales of inventory or immaterial portions of the Company’s assets in the ordinary course) or such transaction is ultimately consummated, then upon the occurrence of either such event, subject to Section 13.3, the Stockholders (or the Company) jointly and severally will pay to Buyer the sum of $[ * ] (the “Break-Up Fee”).

B.                                     If the transactions contemplated by this Agreement are not consummated because Buyer fails to close such transactions even though all conditions to the obligations of Buyer under Section 10.2 have been satisfied, then (i) Buyer or Meritage shall reimburse the Stockholders for their reasonable expenses (including attorneys’ fees and fees of other professional advisers, but excluding any fees which are in form or substance a success fee contingent upon the closing) incurred in connection with the negotiation of the transactions and the preparation of the Transaction Documents; provided, however, that such reimbursement will not exceed the sum of $[ * ], and (ii) if, prior to September 1, 2006, Buyer or Meritage or any of Meritage’s Subsidiaries agrees to a term sheet, letter of intent or definitive agreement, whether oral or in writing, relating to the acquisition of another residential homebuilder in the Orlando, Florida market, in whole or in part, whether through purchase, merger, consolidation or other business combination or such transaction is ultimately consummated, then upon the occurrence of either such event, subject to Section 13.3, Buyer and Meritage, jointly and severally, agree to pay to the Stockholders’ Representative the Break-Up Fee.

C.                                     The parties agree that the Break-Up Fee is a reasonable estimate of the damages to be suffered by the other party or parties in the event that a party or parties fail to

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

close the transactions contemplated hereunder as set forth above in this Section 6.4 and that the Break-Up Fee is not intended by the parties to be a penalty for any such circumstance.

6.5                                 Land Banking.  The Stockholders will cooperate with Buyer with respect to arrangements to sell and convey at Closing any portions of the Real Property or model homes designated by Buyer on terms and conditions reasonably acceptable to Buyer and reasonably approved by the Stockholders (to the extent any terms affect the Stockholders, as opposed to the Company), which cooperation shall include placing any portions of the property in third party land banks provided by Buyer for the benefit of the Company and/or Buyer.  Buyer agrees to pay for any costs incurred by the Company and/or Stockholders in connection with such activities.  In the event of any such conveyances, then all of the terms of this Agreement shall inure to the benefit of Buyer’s designee as well as to Buyer, and the title policy to be issued in connection with such land bank transactions and updated Survey shall be issued in the name of the Buyer’s designee.  The parties agree that any transactions pursuant to this Section 6.5 will not affect the purchase price to be paid by Buyer for the Company Stock.  Notwithstanding anything to the contrary in this Section 6.5, the actual lots taken down pursuant to the foregoing land bank projects will be taken down by the Company.

6.6                                 Insurance Rights and Indemnification.  The Stockholders shall cause Buyer to be named as an additional insured as of the Closing (in form reasonably acceptable to Buyer) on all insurance policies of the Company that cover any liabilities of the Company arising with respect to acts or omissions on or prior to the Closing Date.

6.7                                 Stockholders’ Representative.  The Stockholders shall at all times maintain a representative (the “Stockholders’ Representative”) for purposes of taking certain actions and giving certain consents on behalf of the Stockholders as specified herein.  Each Stockholder hereby appoints Robert A. Mandell as the Stockholders’ Representative, provided however, if Robert A. Mandell dies, is incapacitated or unavailable to act, Charles W. Gregg is hereby authorized to take all actions hereunder as the Stockholders’ Representative.  The Stockholders, each having voting power in proportion to such Stockholder’s pro rata ownership of the Company Stock immediately prior to the Closing, may elect one or more replacements to be the Stockholders’ Representative appointed hereunder by majority vote of such interests, provided that Buyer is notified in writing thereof (including written agreement by such replacement to serve as Stockholders’ Representative as set forth herein).  Each Stockholder acknowledges that actions taken, consents given and representations made by the Stockholders’ Representative on behalf of the Stockholders pursuant hereto shall be binding upon the Stockholders.  This appointment and grant of power and authority by each Stockholder is coupled with an interest and is irrevocable and shall not be terminated by any act of the Stockholders or by operation of law, whether by the death or incapacity of the Stockholders or by the occurrence of any other event.  The Stockholders’ Representative is authorized by the Stockholders to take any action on behalf of the Stockholders to facilitate or administer the transactions contemplated hereby, including without limitation, amending this Agreement, settling indemnification claims and executing such other documents or instruments as the Stockholders’ Representative deems appropriate.

6.8                                 Stockholder Advances and Other Debt Payments at Closing.  At or prior to the Closing, any Stockholders (or affiliates thereof) that have any advances outstanding and owing to the Company will repay the advances prior to the Closing.  At Buyer’s election, it may deduct the net amount of these advances against the purchase price payment at Closing set forth in Section 1.4A.  In addition, the Company will use its available cash balances to payoff existing debt on the Closing Date, but only to extent of such cash balances and only to the extent permissible by applicable Florida law with respect to deposits made by the Company’s customers.  At the Closing, the Buyer will payoff any remaining Company debt.

6.9                                 No Negotiations.  The Stockholders will not, directly or indirectly, through any officer, director, agent, member, shareholder, affiliate or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its officers, directors, partners, employees, or agents) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or part of the Company’s assets or properties, or any equity interest in the Company, or other similar transaction or business combination involving the Company or its assets or the Business, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.  The Stockholders will promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and will promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request and will inform the other party of its/their inability to discuss any transaction or to provide any confidential information to such party.

6.10                           Independent Auditors.  Subsequent to the Closing, Buyer intends to engage its independent auditors to complete an audit of the Company’s financial statements (prepared in accordance with Regulation S-X promulgated by the SEC as of and for the two years ended December 31, 2004).  The Stockholders agree to cooperate with the performance and completion of such audit, including providing any information and customary representation letters requested by the independent auditors and causing the Company’s existing accounting firm to provide reasonable and customary assistance to Buyer’s independent auditors.  The parties agree that 50% of the cost of such audit will be borne by the Company (post-Closing) and 50%, subject to a maximum of $25,000, will be borne by the Stockholders.  The parties agree that the cost of the audit contemplated by this Section 6.10 shall not be deducted for purposes of determining net earnings in connection with any bonus payments to the Stockholders pursuant to the Employment Agreements.

6.11                           Right to Enter and Inspect.  From time to time prior to the Closing, upon reasonable notice, subject to applicable law, Buyer will have reasonable access, during normal business hours, to enter the Real Property with Buyer’s representatives and agents to examine the Real Property and the assets and properties, conduct environmental studies (not including soil or groundwater or other testing unless agreed to in writing by the Company), engineering feasibility studies, and other tests and studies reasonable and customary for a transaction of the type contemplated hereby, and otherwise to evaluate, inspect and examine the Company’s assets, its properties and the Business.  Buyer shall indemnify, insure, and defend the Company, the

Stockholders and their respective officers, directors, employees, representatives and agents, from and against, and reimburse each of them for, any and all losses, costs, damages, harm, claims and liabilities, and mechanics’ and materialmens’ liens which may be asserted against any of the foregoing indemnified parties, in connection with the access, examination, evaluation, inspection, investigation and tests and studies made by Buyer or its representatives or agents.

6.12                           Public Announcements.  Up to and including Closing, Buyer and the Stockholders will agree on the form and content of the initial press release regarding the transactions contemplated hereby and the parties hereto will not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents or customers, with respect to this Agreement and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent will not be withheld unreasonably); provided, however, that Meritage may make any disclosure or announcement that, in the opinion of its counsel, it is obligated to make pursuant to Applicable Laws (including federal securities laws) or pursuant to applicable regulation of the New York Stock Exchange or any national securities exchange, as applicable.  In the event that Meritage is requested pursuant to, or required by, applicable regulation of the New York Stock Exchange or any national securities exchange or Applicable Laws (including federal securities laws) to make any disclosure or announcement concerning the Company or the transactions contemplated hereby, Buyer agrees that it shall provide the Stockholders with prompt notice of such request and shall use its reasonable best efforts to disclose or announce only the information which it is advised by counsel is legally required.

6.13                           Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the other Transaction Documents, including using its commercially reasonable efforts in obtaining all necessary waivers, consents and approvals and effecting all necessary registrations and filings and submissions of information requested by Governmental Authorities.  The Stockholders and Buyer agree that they, at any time before or after the Closing, at the requesting parties’ expense, will execute, acknowledge, and deliver any further consents, deeds, assignments, assumptions, conveyances, other assurances, documents and instruments of transfer or receipt either necessary to consummate the Stock Purchase and at the requesting parties’ expense, will take any other action consistent with the terms of this Agreement and the other Transaction Documents that may reasonably be requested for the purpose of assigning, assuming, transferring, granting, conveying and confirming to Buyer, or reducing to possession, the Company Stock to be conveyed and transferred pursuant to this Agreement and the other Transaction Documents, provided, however, that if the Stockholders were required pursuant to Section 11.1 to deliver any document at the Closing and failed to do so, the Stockholders agree that they will, after the Closing, and at their expense, deliver such document to Buyer.  After the Closing, the parties will cooperate in good faith and use commercially reasonable efforts to resolve any issues which may arise in the transfer of the Company Stock and the Business.

6.14                           Post Closing Cooperation.  The parties hereto shall cooperate with each other after Closing to facilitate the development of the Real Property and those certain related commercial parcels title to which shall be retained by (or conveyed subsequently to) the Stockholders by and/or through Greater Properties, Inc. in Holly Hills, Oaks at Brandy Lakes, Cypress Preserve and the Trails of St. John’s.  The foregoing cooperation shall include but shall not necessarily be limited to, the providing of requisite cross-access to the respective parcels, creating applicable property owner’s associations and community development districts, and the development of infrastructure improvements.  Assessments levied by the associations and/or community development districts, and the costs for any infrastructure improvements benefiting both commercial and residential parcels (on-site and off-site improvements) shall be shared equitably between the parties and the respective commercial and residential parcels pursuant to relative benefits enjoyed by each parcel.

6.15                           Existing Closing Agent Arrangements.  The parties acknowledge that prior to the Closing, the Company has designed John F. Lowndes, and/or Lowndes, Drosdick, Doster, Kantor & Reed, P.A., as closing agent and/or escrow agent for a number of pending real property transactions involving the Company and for the Retail Sales Contracts.  At the Closing, the Company will cause John F. Lowndes to deliver an acknowledgment that the Company can select any closing agent and/or escrow agent it desires after the Closing.

6.16                           Post Closing Matters.  Buyer agrees that without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, the Company will not transfer the Real Property to another Subsidiary of Meritage Homes Corporation, except for the landbank transfers contemplated by this Agreement.

6.17                           Commercial Portions of Holly Hills, the Trails and Cypress Preserve.  Buyer hereby acknowledges that three parcels included within the Related Party Projects and Contract Properties (Holly Hills, the Trails at St. Johns, and Cypress Preserve) include commercial portions that are to be acquired and developed for commercial purposes by Greater Properties, Inc. or another commercial entity to be designated by the Stockholders.  Accordingly, at Closing, if not previously executed, partial assignments of the Holly Hills purchase contract, the Trails Purchase Contracts and the Cypress Preserve purchase contract shall, with the written consent of the applicable contract vendors, be executed by the Company in favor of Greater Properties, Inc. or other entity or entities designated by the Stockholders applicable to the commercial portions of said parcels under contract.  The Stockholders shall be responsible for securing each contract vendor’s consent to the foregoing partial assignments prior to Closing; provided, however, that if one or more contract vendor’s consent is not secured by Closing, the partial assignment shall not be executed for said property and the Company shall be obligated to convey that commercial portion of the respective project to the Stockholders’ designated entity by special warranty deed immediately upon closing the acquisition of the respective project, and, in such event, the Stockholders’ designated entity receiving title shall pay any additional closing costs incurred by such transfer of the commercial parcel to the Company and from the Company to the Stockholders’ designated entity (i.e., recording fees, title insurance costs, documentary stamp taxes applicable to the conveyance of the commercial portion of the respective property to the Company and to the Stockholder’s designated entity).   At closing under each contract (either by direct conveyance from the contract vendor to the Stockholder’s designated entity, or by conveyance through the Company as referenced above), the applicable purchase price shall be allocated pro rata on an acreage basis between the Company and the Stockholder’s designated entity partially assigned each said contract.  In addition, the off-site infrastructure costs for such projects shall be allocated pro rata on an acreage basis between the Company and the designated commercial entity partially assigned each said contract.

6.18                           Deemed Asset Acquisition.  Neither party will make an election under Code Section 338 (or any corresponding provision of state, local or foreign law) to treat Buyer’s acquisition of the Shares in accordance with this Agreement as a deemed acquisition of the Company’s assets.

6.19                           Release of Guarantees By Stockholders.  As soon as practicable after Closing, but in no event later than 6 months after Closing, the Stockholders will have caused all the guarantees listed on Section 4.12 of the Stockholder’s Disclosure Schedule by the Company of any indebtedness, liabilities, performance obligations, capital or net worth of persons other than the Company or its Subsidiaries to be released.

ARTICLE VII
TAX MATTERS

7.1                                 Indemnification Obligations With Respect to Taxes.  The Stockholders shall indemnify and hold harmless Buyer, its successors, heirs and assigns, and each of their affiliates, subsidiaries, stockholders, officers and directors, from and against all Losses incurred by them directly and indirectly with respect to, in connection with, or arising from:

A.                                   all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date;

B.                                     all Taxes (or the non-payment thereof) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation;

C.                                     any and all Taxes (or the non-payment thereof) of any Person (other than the Company) imposed on the Company as a transferee or successor by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date;

D.                                    any and all additional Taxes (or the non-payment thereof) for which the Stockholders are responsible pursuant to this Agreement, including, without limitation, (i) any and all Taxes described in Section 7.3C and which are not otherwise encompassed in Section 7.1A and (ii) any and all Taxes described in Section 7.7C; and

E.                                      any Losses in connection with a reduction of Tax attributes described in Section 7.3C.

7.2                                 Straddle Period.

A.                                   For purposes of this Article VII, whenever it is necessary to determine the liability for Taxes of the Company for a period that includes but does not end on the Closing Date (a “Straddle Period”), the determination of the Taxes for the portion of the Straddle Period ending on and the taxable year or period beginning after the Closing Date shall be determined (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, by assuming that the Company had a taxable year or period which ended at the close of the Closing Date and closing the books of the Company as of such date (and for such purpose the taxable period of any partnership, joint venture or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation shall be apportioned on a time basis and (ii) in the case of Taxes not described in clause (i) that are imposed on a periodic basis and measured by the level of any item, shall be deemed to be the amount of such Taxes (including any minimum) for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days for the entire period.

B.                                     In the context of real or personal property Taxes, it is expressly provided herein that any deferred Taxes in respect of real or personal property owned by the Company in one or more taxable periods ending on or before the Closing Date shall be treated for all purposes of this Agreement as a Tax of the Company in respect of taxable periods ending on or before the Closing Date, irrespective of the fact that the Tax may not have otherwise been due in respect of such taxable period.  The deferred Taxes described in the preceding sentence shall include, without limitation, (i) any real estate holdback or similar Tax which results in an adjustment to the amount of Taxes previously due in respect of a taxable period ending on or before the Closing Date and (ii) any real estate property Tax in respect of real property which failed to be included on any applicable assessment roll in a taxable period ending on or before the Closing Date.

7.3                                 Tax Returns and Payment Responsibility.

A.                                   The Stockholders will be responsible for and will, at their expense, cause to be prepared and duly filed in a manner consistent with past practice (subject to any departure required to comply with any applicable law), (i) all Tax Returns of the Company that are due before the Closing Date and (ii) all Tax Returns of the Company for all taxable periods ending on or before the Closing Date.  The Stockholders shall submit such Tax Returns to Buyer not later than 30 days prior to the due date (including extensions) for filing of such Tax Returns and Buyer shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return.  Notwithstanding the foregoing, the Stockholders shall provide to Buyer prior to Closing a copy of the December 31, 2004 federal and state Tax Returns.  If the Buyer, within ten days after delivery of any such Tax Return, notifies the Stockholders in writing that it objects to any of the items in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by a nationally recognized independent accounting firm chosen by both Buyer and Stockholders (other than the firm then currently serving, or within the prior three years serving as, auditors or accountants for Buyer, the Stockholders or the Company).  Upon resolution of all such items, the relevant Tax Return shall be filed on that basis.  The costs, fees and expenses of such accounting firm with respect to the resolution of such dispute shall be borne equally by the Stockholders and Buyer.  The Stockholders shall pay any Taxes due in respect of the Tax Returns described in this section.  Stockholders’ payment shall be made within ten days following the earlier of any agreement reached between the parties and the parties’ receipt of the decision of the accounting firm.  Without affecting the indemnification obligations of the Stockholders under this Agreement, in the event that the Stockholders fail to prepare and file or cause to be prepared and filed any Tax Return that they are required to file pursuant to this paragraph, Buyer shall have the right, but not the obligation, to prepare and file all such Tax Returns at the expense of the Stockholders.  The Stockholders shall, on or before the Closing Date, make a good faith estimate of the amount of any Tax liability with respect to all Tax Returns described in this Section 7.3.

B.                                     Buyer shall cause to be prepared and filed, in a manner consistent with past practice (subject to any departure required to comply with any applicable law), all Tax Returns with respect to the Company other than those that are the responsibility of the Stockholders pursuant to the preceding paragraph.  All Tax Returns that are to be prepared and filed by Buyer pursuant to this paragraph and that relate to Taxes for which the Stockholders are liable under this Article VII (including Straddle Period Tax Returns) shall be submitted to the Stockholders not later than 20 days prior to the due date (including extensions) for filing of such Tax Returns.  To the extent that any such Tax Returns reflect Taxes for which the Stockholders are liable pursuant to this Agreement, the Stockholders shall have the right to consent to the filing of such Tax Return, which consent shall not be unreasonably withheld.  The Stockholders shall pay to Buyer the Taxes for which they are liable pursuant to this Article VII, but which are payable with Tax Returns to be filed by Buyer pursuant to this paragraph at least ten days prior to the due date for the payment of such Taxes.

C.                                     Anything in this Agreement to the contrary notwithstanding, the Stockholders shall be responsible for the payment of, and shall indemnify Buyer against, any and all Taxes attributable to the transactions referenced in the definition of Applicable Tax Obligations (the “Applicable Transactions”) (including any and all applicable withholding and employment Taxes) arising in connection with an audit adjustment of the relevant Tax Return.  Further, if the Applicable Transactions reduce the amount of the Tax attributes of the Company, the Stockholders shall also pay to Buyer the reasonably anticipated Tax cost or detriment to Buyer and Company of such reduction.  For this purpose, it is expressly provided that those Applicable Transactions (if any) that occur on the Closing Date shall be deemed to have occurred on the Closing Date prior to the Closing and, accordingly, it is hereby acknowledged and agreed that the so-called “next-day” rule of U.S. Treasury Regulations Section 1.1502-76(b)(2)(ii)(B) (or any other potentially applicable law or regulation that might otherwise treat such Applicable Transactions as occurring after the Closing Date) shall not apply.  Except as otherwise determined in a proceeding involving the Internal Revenue Service or other relevant taxing authority, the Company’s characterization of the income tax treatment of the Applicable Transactions shall be controlling and the Stockholders shall report the Applicable Transactions in a manner consistent therewith.

D.                                    Nothing in this Article VII shall prohibit Buyer (or Company, if directed by Buyer) to amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period provided such amendment, refiling, modification, or extension will not have an adverse affect on the liability of the Stockholders or Company for which the Stockholders are liable pursuant to this Agreement.  The Stockholders shall not amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period without the prior written consent of the Buyer.  Any consents contemplated by this Section 7.3D shall not be unreasonably withheld, conditioned or delayed or have an adverse effect on the consenting party.

7.4                                 Tax Contests.

A.                                   In the event (i) any Stockholder or his or her affiliates or (ii) Buyer or its affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur liability under this Article VII, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision shall not affect a party’s right to indemnification hereunder unless such failure materially adversely affects the party’s ability to challenge such Tax audits or assessments.

B.                                     Except in the context of the income tax treatment of the Applicable Transactions, the Stockholders shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date, and to employ counsel of their choice at their expense.  Notwithstanding the foregoing, the Stockholders shall be obligated to keep Buyer informed of the progress of any such proceeding and shall not be entitled to resolve, settle, compromise or abandon any issue or claim without the prior written consent of Buyer if such action would adversely affect the liability for Taxes or otherwise of Buyer or the Company for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of the loss or credit carry forwards) without the prior written consent of Buyer; provided, however, such consent shall not be required to the extent that the Stockholders have indemnified Buyer against the effect of any such settlement.  Where consent to a settlement is withheld by Buyer pursuant hereto, Buyer may continue or initiate any further proceedings at its own expense, provided that the liability of the Stockholders after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return.

C.                                     Buyer shall have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to Taxes with respect to taxable periods including (but not ending on) or beginning after the Closing Date and to employ counsel of its choice at its expense, provided that Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would adversely affect the liability of the Stockholders for any Taxes for any period ending on or before the Closing Date or for any Straddle Period, without the prior consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld; provided, however, such consent shall not be required to the extent that Buyer has indemnified the Stockholders against the effects of such settlement.  Where consent to a settlement is withheld by the Stockholders’ Representative pursuant to this section, the Stockholders may continue or initiate any further proceedings at their own expense, provided that the liability of Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return.

7.5                                 Assistance and Cooperation.  After the Closing Date, the Stockholders, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective affiliates to): (i) assist the other party in preparing and filing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article VII, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company, (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company, (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article VII and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.  The Stockholders and Buyer agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043.  Further, the Stockholders shall use reasonable commercial efforts, before or after the Closing Date, to obtain any certificate or other documents from a taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated hereby).

7.6                                 Retention of Tax Records.  After the Closing Date, the Stockholders, Buyer and the Company will preserve all information, records or documents relating to liabilities for Taxes of the Company until six months after the expiration of any applicable statue of limitations (including extensions thereof) with respect to the assessment of such Taxes, provided that neither party shall dispose of any of the foregoing items without first offering such items to the other party.

7.7                                 Other Tax Matters.

A.                                   Payment by Stockholders.  If applicable, the Stockholders shall immediately pay Buyer any Tax refund (or reduction in Tax liability) received by the Stockholders and resulting from a carryback of a post-acquisition Tax attribute of the Company when such refund or reduction is realized.  The Stockholders shall cooperate with Buyer and

Company in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns.

B.                                     Termination of Tax Sharing Agreements.  If applicable, any and all Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, neither the Stockholders, Buyer nor the Company shall be bound thereby or have any liability thereunder.

C.                                     Payment of Transfer and Similar Taxes.  All transfer, documentary, sales, use, stamp, registration, excise, intangible, and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, or any of the transactions contemplated hereby, if any, shall be paid by the Stockholders when due, and the Stockholders will file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration, excise, intangible and other similar Taxes and fees (including any penalties and interest) and, if required by applicable law.  Notwithstanding the foregoing, Buyer shall pay all such Taxes and fees that relate to any transfer of any real property of the Company in connection with the Closing to any landbank entity at the request or direction of Buyer or Meritage.

D.                                    Conduct Effecting Post-Closing Taxes.  Except as otherwise required by law, as occurs in the ordinary course of business and consistent with past practice, or with the consent of Buyer, the Stockholders covenant and agree that neither they nor their Affiliates (including the Company and any Subsidiary prior to the Closing) shall file or amend any Tax Return, file any claim for refund, change any method of Tax accounting, settle or compromise any federal, state, local or foreign Tax liability regarding the Company or any Subsidiary, or make or change any Tax election with respect to any Tax period, in each case that may result in any increased tax liability of, or loss of Tax benefits by, Buyer, the Company or any Subsidiary in respect of any Tax period ending after the Closing Date.

7.8                                 Special Definitions.  Any reference to the term “Company” as used in this Article VII shall encompass the Company, any entity in which the Company owns or has owned at least a 5% equity interest and any predecessor entity of any of the foregoing.

7.9                                 Unconditional Obligations.  Notwithstanding anything to the contrary in this Agreement, the obligations of the Stockholders and Buyer under this Article VII shall be unconditional and absolute, shall not be limited, shall not be subject to a deductible, threshold, cap or similar concept, and shall remain in effect until 90 days after the expiration of all applicable statutes of limitation as to time.

ARTICLE VIII
INDEMNIFICATION AND WARRANTY AND RESERVE ADMINISTRATION

8.1                                 Indemnification of Stockholders by Buyer.  Buyer shall indemnify, insure and defend the Company and the Stockholders and their respective legal representatives, heirs, successors and assigns from and against, and reimburse each of them for, any and all Losses incurred by them, directly or indirectly, with respect to, in connection with, or arising from, the following:

(1)                                  A breach by Buyer of any representation, warranty, covenant, restriction or agreement made by Buyer in this Agreement or in any of the Transaction Documents or in any certificate or other closing document delivered by Buyer to the Stockholders thereunder; and

(2)                                  The operation of the Company by Buyer or Meritage or the ownership or operation of the Company by Buyer or Meritage, following the Closing Date (except for acts and matters caused by Stockholders after the Closing Date in their role as employees of the Company and except for matters that constitute Specifically Excluded Liabilities for which the Stockholders have agreed to indemnify Buyer hereunder).

8.2                                 Indemnification of Buyer by Stockholders.

A.                                   Subject to the limitations set forth herein, the Stockholders shall indemnify, insure and defend Buyer and Meritage and their direct and indirect subsidiaries and affiliates, and their respective officers, directors, shareholders, successors and assigns from and against, and reimburse each of them for, any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, and reasonable attorneys’ and accounting fees) (collectively, “Losses”) incurred by them, directly or indirectly, with respect to, in connection with, or arising from, the following:

(1)                                  a breach by any Stockholder of any representation, warranty, covenant, restriction or agreement made by any Stockholder in this Agreement or in any of the Transaction Documents or in any certificate or other closing document delivered by such Stockholder to Buyer thereunder including damages for breaches continuing subsequent to the Closing Date until discovered and after a reasonable period for Buyer to cure; and

(2)                                  any Specifically Excluded Liabilities.

B.                                     “Specifically Excluded Liabilities” means collectively any liabilities, obligations or expenses, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory, relating to or consisting of:

(1)                                  liabilities and obligations of the Company as of the Closing Date that are not reflected on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet;

(2)                                  except to the extent accrued or reserved for on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, all sales contracts for Housing Units or real property or improvements thereon, closed by the Company prior to the Closing Date (“Excluded Contracts”);

(3)                                  except to the extent accrued or reserved for on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, (i) all liabilities and obligations relating to any land and lot development subdivision improvements completed by the Company prior to the Closing Date, and (ii) all Construction Claims related to the property or improvements, which are the subject of Excluded Contracts, whether brought before or after the Closing Date, to the extent such claims arise out of occurrences or omissions commencing on or prior to the Closing Date, even if they do not become known until after such date (“Excluded Construction Claims”);

(4)                                  (i) any Losses relating to Taxes that are set forth in Section 7.1 and any other Taxes (including deferred Tax liabilities) applicable to the Company or the Stockholders arising out of or relating to periods through and including the Closing Date or as a result of the transactions contemplated by this Agreement (whether such transactions occur before, on, or after the Closing Date) including, without limitation, any Losses or adverse Tax consequences resulting from the Stockholders’ amendment prior to Closing of the Related Party Agreements, the St. John’s Contingent Sale, the transactions contemplated with respect to the Bridges Option, and the transactions contemplated by Sections 6.14 and 6.17 but expressly excluding the land bank transactions contemplated by Section 6.5  (collectively, the “Applicable Tax Obligations”), (ii) any liabilities or obligations or expenses of the Company related to pending or threatened litigation against the Company (including, without limitation, the matters listed in Section 4.18 of the Stockholders’ Disclosure Schedule) (“Pre-Closing Litigation”), (iii) except to the extent reflected in the budgets included in Section 4.26 of the Stockholders’ Disclosure Schedule, any pre-closing liabilities, obligations or expenses relating to any environmental matter or condition applicable to the Fee Property and Related Party Projects that has not been disclosed to Buyer by the Company or the Stockholders (“Pre-Closing Environmental Matters”), and (iv) any pre-closing liability or obligation to, or in respect of, any employees or former employees of the Company, including without limitation: (a) any employment agreement, whether or not written, between the Company and any person, (b) under any employee plan at any time maintained, contributed to or required to be contributed to by or with respect to the Company or under which the Company may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to the Company’s withdrawal or partial withdrawal from or termination of any employee plan or (c) with respect to any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation. It is expressly provided herein that the term “Applicable Tax Obligations” shall include, without limitation, any and all Taxes of the Company associated with the December 2004 capitalization of Greater Properties, Inc. and the subsequent transfer by the Company to the Stockholders of the stock of Greater Properties, Inc.;

(5)                                  any Losses suffered or Taxes incurred by the Company or Buyer relating to (i) the recharacterization for Tax purposes of all or part of the “Bonus Payments” (as contemplated by Section 5 of the Employment Agreements) as a component of the purchase price for Buyer’s acquisition of the Company Stock and/or (ii) any loss of deductibility for Tax purposes of such Bonus Payments by the Company.

The indemnification in this Section 8.2B(5) shall be limited to, and not exceed, an amount equal to fifty percent (50%) of the difference between (1) the Tax loss suffered by Buyer or Company with respect to this matter and (2) the difference between capital gains income tax treatment and ordinary income tax treatment on the Bonus Payments paid under Stockholders’ Employment Agreements (the “Potential Tax Savings”).  If the Stockholders fail to cooperate with Buyer and Company by taking all reasonable actions requested by Buyer or the Company with respect to obtaining a reclassification of the Stockholders’ income tax on the Bonus Payments, this indemnification shall be increased by an amount equal to the Potential Tax Savings.  If this indemnification is not increased by an amount equal to the Potential Tax Savings, as provided in the previous sentence, this indemnification shall be increased by the amount equal to all refunds of Tax received by the Stockholders with respect to any reclassification of the income tax treatment of the Bonus Payments.  For purposes of this Section 8.2B(5), the Potential Tax Savings and Buyer’s or Company’s Tax loss (as the case may be) shall be computed by assuming that the Stockholders, Buyer and Company pay Taxes at the highest applicable marginal federal and state income tax rates; and

(6)                                  any pre-closing advances by the Company to the Stockholders and their affiliates.

8.3                                 Limits on Indemnity; Certain Provisions and Procedures.

A.                                   For purposes of determining any amounts or items that are subject to indemnification pursuant to this Agreement, any qualifications relating to materiality, material adverse effect, or the like will be disregarded.

B.                                     The parties agree that the indemnification obligation of the Stockholders will be capped at a total amount of $[ * ] (the “Indemnification Cap”); provided, however, notwithstanding anything in this paragraph to the contrary, the Indemnification Cap will not apply to or in respect of:

(1)                                  any fraud or intentional misstatement or omission;

(2)                                  a breach by any Stockholder party of their respective obligations set forth in Sections 6.1 and 6.2;

(3)                                  any Liens on the Shares of Company Stock or any Liens on the assets of the Company (including costs to release any such Liens post-Closing), other than Liens relating to debt of the Company reflected on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet in accordance with GAAP;

(4)                                  Applicable Tax Obligations;

(5)                                  Pre-Closing Litigation;

(6)                                  Pre-Closing Environmental Matters;

(7)                                  solely as to any Stockholder, any Losses relating to pre-closing labor or employment related claims involving such Stockholder, including, but not limited to, sexual harassment, discrimination or similar matters;

(8)                                  any Losses or Taxes set forth in or Section 8.2B(5);

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

(9)                                  a breach of the representations set forth in Sections 4.11X, 4.11Z and 4.12A(2) herein; provided, however, that, in the event of a breach of the foregoing representations, the Stockholders’ shall not be liable thereunder for a loss incurred by the Company to the extent that said loss is reimbursed by any title insurance company pursuant to any title insurance policy issued to the Company before or after the date hereof; and

(10)                            any Losses incurred by Buyer that would have been covered under Greater Homes’ Commercial General Liability Insurance Policy for the policy year September 1, 2000 – August 31, 2001 had said policy included completed operations coverage.  Buyer agrees that it will use commercially reasonable efforts to seek coverage for such Losses under all potentially applicable insurance policies.

C.                                     The Stockholders will have no obligation to indemnify Buyer under this Agreement from and against any Losses unless and until, and to the extent that, the aggregate Losses suffered by Buyer exceed $[ * ] (the “Basket Threshold”).

D.                                    Notwithstanding anything to the contrary set forth in this Agreement, the Stockholders shall have no indemnification obligation to Buyer for any Loss until the Company has exhausted all reserves accrued on the Final Closing Balance Sheet with respect to that Loss.

E.                                      Any amounts due from the Stockholders to Buyer hereunder may, without limitation, be satisfied from the Holdback Fund, any amounts due to the Stockholders under Section 5 of their respective Employment Agreements (subject to Section 14.18), or from the deferred payment relating to the Trails of St. John’s project set forth in Section 1.5B.

F.                                      The indemnification obligations of Charles W. Gregg and Robert A. Mandell shall be joint and several for all of the indemnification obligations of the Stockholders set forth herein and the indemnification obligations of the other Stockholders shall be several, except that each Stockholder, including Messrs. Gregg and Mandell, will be solely liable for any breach of such Stockholder’s obligations set forth in Sections 6.1 and 6.2 and no Stockholder will be liable for any such breach by another Stockholder.

G.                                     Except as provided in Articles VII or XIII or Section 12.3, the sole remedies for breach of this Agreement are specified in this Article VIII and limited as provided in this Article VIII.

8.4                                 Procedure for Indemnification.  Unless otherwise provided in this Agreement, Section 8.4 will govern the procedure for indemnification under Article VIII of this Agreement.  The parties agree that Article VII governs the procedures relating to certain Tax matters and Section 1.6B governs certain adjustment matters.

A.                                   The party which is entitled to be indemnified hereunder (the “Indemnified Party”) shall promptly give notice hereunder to the party required to indemnify (the “Indemnifying Party”) after obtaining written notice of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in Section 8.1 or Section 8.2 hereof and, if such indemnity shall arise from the claim of a third party, shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

such claim, provided that, Buyer may, in its discretion, undertake, at the Stockholders’ cost and expense, the defense of any claim for which the Stockholders are responsible hereunder with respect to any lots, land, rights to purchase lots or land, project or subdivision of the Company that are owned by the Company as of the Closing Date, provided that any and all such costs and expenses must be reasonable.  Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.  Failure by an Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within 10 days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

B.                                     If the Indemnifying Party assumes the defense of such claim or litigation, the Indemnifying Party shall take all steps necessary in the defense or settlement of such claim or litigation, and will hold the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation.  The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

C.                                     If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation after receipt of notice from the Indemnified Party to do so, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party’s estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

D.                                    The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim or litigation by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

E.                                      Anything in this Section 8.4 to the contrary notwithstanding, the party not primarily responsible for the defense of a claim or litigation may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

8.5                                 Warranty and Reserve Administration.  Buyer will cause the Company to administer all Excluded Construction Claims after the Closing Date using reasonable commercial efforts generally consistent with the manner in which Meritage has administered its own claims in the past, which the Stockholders acknowledge includes taking certain actions to cure or mitigate problems as a preemptive measure against a drawn out or contentious battle with a homeowner or homeowners.  The Stockholders acknowledge that such procedures may include discharging warranty claims in the ordinary course of business for customer goodwill reasons.  Notwithstanding the foregoing, Buyer will not settle any Excluded Construction Claim, or series of related Excluded Construction Claims, in excess of $[ * ] without the prior written consent of the Stockholders’ Representative.  With respect to any Excluded Construction Claim, or any series of related Excluded Construction Claims, of $[ * ] or less and with respect to Excluded Construction Claims, or any series of related Excluded Construction Claims, for which the Stockholders’ Representative consents in writing to settlement, the Stockholders will be deemed to have agreed to the amount of such claim as resolved by Buyer.  If the Stockholders consent to settlement is required for an Excluded Construction Claim and the Stockholders’ Representative does not approve of a settlement proposal, within 10 days of Buyer giving written notice to the Stockholders’ Representative of such proposal, which notice shall set forth in reasonable detail the terms of such proposal and the amount thereof, the Stockholders shall assume all responsibility for handling the claim; provided, however, that if the Stockholders do not assume the handling of such claim within such period, then Buyer may retain the defense of such claim, with fees of Buyer’s counsel and all settlements or judgments in respect thereof to be paid by the Stockholders.  The Stockholders will cause the Company to establish prior to the Closing Date a warranty reserve in accordance with GAAP, which reserve will be reflected on the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet.

ARTICLE IX
TITLE MATTERS

9.1                                 Existing Title Policies and Surveys.  Section 9.1 of the Stockholders’ Disclosure Schedule includes a list of and true, correct and complete copies of the current title insurance policies or commitments for all Fee Property, Related Party Projects and Contract Property (to the extent any policies exist for the Contract Property under contract) (individually, a “Report” or collectively, the “Reports”), and a list of each survey (individually, a “Survey” or collectively, “Surveys”) of all or any portion of the Real Property in the Company’s or the Stockholders’ possession or control.  True, correct and complete copies of the Reports and Surveys have been provided to Buyer.

9.2                                 Title Insurance.

A.                                   The Company shall obtain and provide to Buyer a (i) a certified title chain update (the “Title Update”) issued by First American Title Insurance Company (the “Title Company”) with respect to the Real Property other than the Title Insurance Properties (defined below), and (ii) a title insurance commitment (the “Title Commitment”) issued by the Title Company committing to issue to the Company’s designated land banker an ALTA Owner’s Policy – Form B 1970 (rev. 10-17-70 and 10-17-84) upon satisfaction of the requirements set forth in Schedule B – Section I thereof for the Title Insurance Properties (defined below).

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

B.                                     At Closing, the Stockholders will cause the Title Company to (i) update the Title Update to the most recent effective date available with respect to those portions of the Real Property other than the Title Insurance Properties, and (ii) endorse or mark-up the Title Commitment to have an effective date as of the Closing Date and to unconditionally commit to issue to the Company’s designated land banker an ALTA Owner’s Policy – Form B 1970 (rev. 10-17-70 and 10-17-84) (the “Title Policy”) for the following portions of the Real Property:  Fountains at Crystal Creek, Indian Lakes 7 & 8, Lake Jessup and Oaks at Brandy Lakes (all to be owner’s policies to insure the Company’s designated land banker’s fee interest)(collectively the “Title Insurance Properties”).  The Title Policy shall insure the foregoing in the amount of the purchase price allocable to each of the Title Insurance Properties or the amount specified by Buyer.   The Title Updates shall not bring forward the effective dates of the existing Reports, but shall list new matters arising since the applicable effective dates of the Reports.  The Title Policy will include such endorsements authorized to be issued in Florida as Buyer may reasonably require, including without limitation the following endorsements:  survey, contiguity, planned unit development, Florida Endorsement Form 9.1 (FF 9.1) (for vacant lands), and Florida Endorsement Form 9.2 (FF 9.2) (for improved lands).  The Stockholders shall cause the Company to satisfy the Title Company’s requirements for the issuance of the Title Policy and endorsements, other than those, if any, within Buyer’s control.  The promulgated premium for the Title Policy and related endorsements shall be paid by the Buyer, and all abstract and search fees relating to the Title Update will be paid by the Stockholders.

9.3                                 Approved Title Exceptions.  Buyer shall take title subject the following (the “Approved Title Exceptions”):  (i) encumbrances disclosed on schedule B-II of the title commitments included in the Reports, (ii) encumbrances disclosed on schedule B of the title insurance policies included in the Reports, and (iii) matters shown on the Existing Surveys; provided, however, notwithstanding the foregoing, the Approved Title Exceptions shall not include (nor shall Buyer be obligated to accept title subject to) any of the following (collectively the “Disapproved Title Exceptions”):  (y) all monetary liens or encumbrances, property taxes, existing improvement district liens, specific assessments (other than liens for year 2005 and other than mortgages to be paid off at Closing) not due and payable when the Closing occurs; and (z) the gap and standard exceptions (including but not limited to the survey and parties in possession exceptions) with respect to the Title Insurance Properties.

The Stockholders shall use their best efforts to cause the Company to cure the Disapproved Title Exceptions by Closing, but, if, prior to Closing, any of the Disapproved Title Exceptions are not cured by the Company to the reasonable satisfaction of Buyer, then Buyer may either (i) terminate this Agreement in the event that the title defect impacts more than ten acres of the Real Property, (ii) accept title subject to the Disapproved Title Exceptions or (iii) exclude that portion of the Real Property that is subject to the Disapproved Title Exceptions, in which case the purchase price will be adjusted accordingly based on a pro-rata allocation of the purchase price across the total acreage of the land included within the Real Property.

Additionally, with respect to the Title Insurance Properties only, the Company shall, prior to Closing, cause those Surveys applicable to the Title Insurance Properties to be updated to include (i) new field work to within 30 days of the Closing, (ii) a certification to the Company, Buyer and its designated land banker, and (iii) any other of Buyer’s reasonable requirements.

Buyer shall have five (5) days from receipt of each Title Update (but not later than Closing), the updated Title Commitment and updated Surveys within which to review same and to give notice of its dissatisfaction with any new matters shown thereon that render title unmarketable or otherwise have a material adverse impact on the Company’s intended development of the projects as shown on the current performance projections, and any such objectionable matters shall be treated as a Disapproved Title Exception.

9.4                                 Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining all necessary waivers, consents and approvals consistent with this Agreement and effecting all necessary registrations and filings and submissions of information requested by governmental authorities.  The Stockholders agree that they will, at any time before or after the Closing, execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Buyer or the Title Company, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer or the Title Company, for the purpose of conveying, assigning, transferring, granting, conveying and confirming to the Company and/or Buyer (as the case may be), or reducing to possession, any or all property and rights to be conveyed and transferred by this Agreement.  If requested by Buyer, the Stockholders further agree to prosecute or otherwise enforce in their name for the benefit of Buyer, at the cost of the Stockholders, any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in their name; provided, however, that the costs associated with the land banking transactions contemplated in Paragraph 6.5 herein shall not be paid by the Stockholders and shall be paid as otherwise provided herein.  After the Closing and for a period of six months thereafter, the parties will cooperate in good faith and use commercially reasonable efforts to resolve any issues that may arise in the transition of the Business.

ARTICLE X
CONDITIONS

10.1                           Conditions to Obligation of Stockholders.  The obligations of the Stockholders to close this transaction are subject to their reasonable satisfaction (or waiver by the Stockholders’ Representative in writing) of the following conditions on and as of the Closing:

A.                                   Absence of Certain Actions and Events.  There will not be threatened, instituted, or pending any action or proceeding, before any Governmental Authority:  (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby, or seeking to obtain damages in connection therewith or (ii) invalidating or rendering unenforceable any material provision of this Agreement (including, without limitation, the Exhibits, the Schedules or the Stockholders’ Disclosure Schedule); and there will not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental

Authority, which may, directly or indirectly, prohibit consummation of the transactions contemplated hereby.

B.                                     Truthfulness of Representations and Warranties.  The representations and warranties of Buyer set forth in Article II of this Agreement will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date.

C.                                     Compliance.  Buyer will in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing.

D.                                    Other Agreements.  The Transaction Documents contemplated by Section 14.15 will have been executed and performed by Buyer.

10.2                           Conditions to Obligations of Buyer.  The Stockholders will have delivered any applicable updates to the Stockholders’ Disclosure Schedule to Buyer immediately prior to Closing and Buyer’s obligations to close this transaction are subject to its reasonable satisfaction (or waiver by Buyer in writing) of the following conditions on and as of the Closing:

A.                                   Consents and Approvals.  The Company and the Stockholders shall have obtained and delivered to Buyer all consents and approvals (i) listed in Section 4.5 of the Stockholders’ Disclosure Schedule, (ii) necessary to amend and restate the Related Party Agreements and all other contracts relating to the Related Party Projects as provided herein and (iii) reasonably requested by Buyer, its lender (if any) and the Title Company to consummate the transactions contemplated herein.

B.                                     Absence of Material Adverse Developments.  After the date hereof, Buyer will not have discovered any fact or circumstance not disclosed herein regarding the Business, the Company’s assets, or its properties, condition (financial or otherwise), results of operations, or prospects which is or could be, individually or in the aggregate with other such facts and circumstances reasonably determined to be materially adverse to the Company, the Company’s assets or the Business.

C.                                     No Damage or Destruction.  After the date hereof, there will have been no damage, destruction or loss of or to any of the Company’s assets, whether or not covered by insurance, which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Company or its assets or the Business.

D.                                    Environmental Assessments.  Buyer will be reasonably satisfied with the results of all environmental assessments of the Real Property.

E.                                      Preliminary Closing Balance Sheet.  Buyer will have received, at least five days prior to the Closing, the Preliminary Closing Balance Sheet, which will comply with Section 1.6B(2).

F.                                      Absence of Certain Actions and Events.

(1)                                  There will not be threatened, instituted, or pending any action or proceeding, before any Governmental Authority or agency:  (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby, or seeking to obtain damages in connection therewith, (ii) seeking to prohibit direct or indirect ownership of the Company Stock by Buyer or the operation by Buyer of all or a material portion of the Company’s assets or the Business, or to compel Buyer or any of its subsidiaries to divest of or to hold separately all or a material portion of the Business or the Company’s assets as a result of the transactions contemplated hereby, (iii) seeking to impose or confirm limitations on the ability of Buyer effectively to exercise directly or indirectly full rights of ownership of any of the Company Stock and the Company’s assets or properties, (iv) invalidating or rendering unenforceable any material provision of this Agreement (including, without limitation, the Exhibits, the Schedules or Stockholders’ Disclosure Schedule) or (v) which otherwise might materially adversely affect Buyer or any of its subsidiaries or affiliates as determined by Buyer;

(2)                                  There will not be any action taken, or any statute, rule, regulation, judgment, order, or injunction proposed, enacted, entered, enforced, promulgated, issued, or deemed applicable to the transactions contemplated hereby by any Governmental Authority, which may, directly or indirectly, prohibit consummation of the transactions contemplated hereby; and

(3)                                  There will not have occurred any of the following events having a material adverse effect on Buyer or Meritage:  (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by United States authorities on the extension of credit by lending institutions, (ii) a commencement of war, armed hostilities, terrorist attack, or other international or national calamity directly or indirectly involving the United States or (iii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof.

G.                                     Truthfulness of Representations and Warranties.  The representations and warranties of the Stockholders in this Agreement and in any certificate or other instrument delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date.

H.                                    Compliance.  The Stockholders will in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing.

I.                                         Stockholder Advances and Debt Repayment.  Unless Buyer has elected pursuant to Section 6.8 to deduct the net amount of Stockholder advances against the purchase price payment, the Stockholders shall have repaid all advances or notes, or at the election of any applicable Stockholder, such Stockholder shall repay any such advances or notes at closing.  The Stockholders will have also caused the Company to repay its outstanding debt to the extent of available cash balances and have all guarantees by the Company of any indebtedness, liabilities, performance obligations or capital or net worth of Persons of than the Company and its subsidiaries released, in each case as contemplated by Section 6.8.

J.                                        Related Party Agreements.  The requirements of Paragraph 1.5 herein will have been satisfied.

K.                                    Grassy Lakes.  At Closing, Greater Properties, Inc., an affiliate of the Company controlled by the Stockholders, as optionor, and the Company, as optionee, shall enter into an option agreement (the “Grassy Lakes Option Agreement”) to purchase that certain real property known as the Grassy Lakes property and more particularly described on Section 10.2G of the Stockholders’ Disclosure Schedule.  The Grassy Lakes Option Agreement shall be in substantial accordance with the Form Option Agreement, subject, however, to the following terms:  (i) the term of the option shall be for four years; (ii) the purchase price shall initially be $40,000 per acre, plus a 11.5% annual escalator, which shall apply on an annual basis, with an appropriate pro ration for partial years; (iii) a deposit of $50,000 upon the closing of the transaction contemplated by this Agreement; provided however, such deposit shall be refundable to Buyer at any time within 120 days of Closing and upon such refund the option will be cancelled; and (iv) the closing of the conveyance pursuant to the option, if exercised, shall occur within 60 days of optionee’s exercise of the option.

L.                                      Other Agreements.  Buyer will have received the Transaction Documents contemplated by Section 14.15 executed by the parties thereto and all conditions to Closing and closing deliveries thereto will be satisfied or made as the case may be.  The Stockholders shall have obtained acknowledgements and any and all necessary consents and provisions from the optionors, contract vendees, fee owners and their lenders contemplated by Section 1.5 herein and otherwise reasonably requested by Buyer and its lender, if any.  The Stockholders will have terminated any stockholders, voting or similar arrangements involving or relating to the Company, any subsidiaries or the Company Stock.

ARTICLE XI
CLOSING

11.1                           Stockholders’ Obligations.  In addition to any other documents required to be delivered by the Stockholders at Closing pursuant to this Agreement, the Stockholders will deliver to Buyer or other applicable person at Closing the following:

A.                                   Shares of Company Stock.  All of the shares of Company Stock, properly endorsed and transferred to Buyer.  The Stockholders will also execute and deliver evidence of termination of any existing stockholders, voting or other similar agreements.

B.                                     Books and Records.  All books, records, and other data relating to the Company.

C.                                     Resolutions and Certifications.  Copies of the texts of the resolutions by which the corporate action on the part of the Company and the Stockholders necessary to approve this Agreement and the transactions contemplated hereby were taken and certificates executed on behalf of the Company by its corporate secretary certifying to Buyer that such copies are true, correct and complete copies of such corporate action or resolutions and that such corporate action and resolutions were duly adopted and have not been amended or rescinded.  The Stockholders will also deliver to Buyer at the Closing a certificate that the representations and warranties of the Stockholders contained in this Agreement remain true and correct in all material respects as if made on the Closing Date.

D.                                    Consents.  The consents contemplated by Section 10.2B.

E.                                      Legal Opinion.  Buyer will have received opinions from Lowndes, Drosdick, Doster, Kantor & Reed, P.A. addressed to Buyer, in a form reasonably acceptable to Buyer and its counsel, regarding matters customary for transactions of this type, including, but not limited to, opinions regarding capitalization, delivery of the Company Stock free and clear of all adverse claims, due organization and authorization, no conflicts and similar matters and the enforceability of the Related Party Agreements and the Trails Purchase Contracts.

F.                                      Certificate of Non-Foreign Status.  Certificates complying with U.S. Treasury Regulations Section 1.1445-2(b)(2), in form and substance satisfactory to Buyer, duly executed, and certifying, under penalties of perjury, that each Stockholder and the Company is not a foreign person within the meaning of Code Section 1445.

G.                                     Real Property Documents.  All documents required to cure any title defects in accordance with Article 9 herein; any documents reasonably required by Buyer or its lender to correct and/or adjust the Related Party Agreements, if any; releases of all recorded claims of lien and mortgage liens encumbering the Fee Property; the assignment and assumption of land bank documents for the Contract Property in accordance with this Agreement; gap affidavit signed by the Stockholders and Related Parties (as the case may be) in favor of the Buyer as reasonably required by Buyer with respect to the Fee Property and Related Party Projects other than the Title Insurance Properties; special warranty deed and non-foreign affidavit in favor of Buyer’s designated land banker with respect to the Title Insurance Properties, and a gap and construction lien affidavit signed by the Stockholders in favor of the Buyer, Buyer’s designated land banker and the Title Company with respect to the Title Insurance Properties, provided that the affidavit with respect to Lake Jessup shall not include affirmation on construction liens.

H.                                    Other Agreements and Documents.  Executed copies of each of the Transaction Documents and such other documents as Buyer or its counsel or any lender of Buyer may reasonably request prior to the Closing, including the acknowledgment from John F. Lowndes and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. contemplated by Section 6.15, in order to effectuate the transactions contemplated under this Agreement.

I.                                         Resignations.  Resignations from each member of the board of directors of the Company and, for those offices selected by Buyer, resignations from the officers holding such offices as selected by Buyer, and as selected by Buyer, any resignations from each member appointed by the Company to any homeowners association, Condominium Association and community development district board of supervisors.

J.                                        Backup Withholding Form.  The Stockholders will have furnished the Escrow Agent IRS forms W-8 or W-9, as applicable.

11.2                           Buyer’s Obligations.  In addition to any other documents required to be delivered by Buyer at Closing pursuant to this Agreement, Buyer will deliver to the Stockholders at Closing the following:

A.                                   Purchase Price.  The purchase price contemplated by Section 1.4, to the extent payable at Closing.

B.                                     Other Agreements and Documents.  Executed copies of each of the Transaction Documents and such other documents as the Stockholders or Stockholders’ counsel may reasonably request prior to the Closing in order to effectuate the transactions contemplated under this Agreement.

C.                                     Debt Payoff.  In connection with the Closing, the Buyer will payoff any remaining Company debt.

D.                                    Certifications.  Buyer will deliver to the Stockholders on the Closing Date a certificate that the representations of Buyer contained in this Agreement remain true and correct in all material respects as if made on the Closing Date.

11.3                           Transfer Fees, Title Costs, and Closing Costs and Other Fees; Prorations.

A.                                   Title Policy Fees.  The cost of the title insurance searches and owner’s title premium for the Title Policy insuring the Title Insurance Properties determined in Article IX will be paid or accrued by the Company and reflected in the Preliminary Closing Balance Sheet.  The Buyer shall pay all costs applicable to Buyer’s landbanking transfers and transactions.

B.                                     Recording and Other Fees.  Recording fees for any documents will be paid or accrued by the Company and reflected in the Preliminary Closing Balance Sheet.  The Company will also pay or accrue all fees and expenses, including assumption and transfer fees actually incurred by the Company or Stockholders in obtaining any consents and approvals required to be obtained by the Company or Stockholders under this Agreement or otherwise in consummating the transactions contemplated by this Agreement, which payments or accruals will be reflected in the Preliminary Closing Balance Sheet.

C.                                     Prorations.  Real estate ad valorem taxes and general and special assessments, utilities, rents, Association assessments and payments on Real Property and all costs and expenses related to the Contract Property will be prorated as of the Closing Date, based upon the most current information then available, and shall be paid or accrued by the Company and reflected in the Preliminary Closing Balance Sheet.  As of Closing, the Stockholders shall cause the Company to have made all assessment, capital and reserve contributions to all homeowners associations required by Applicable Laws.

ARTICLE XII
SURVIVAL AND INDEMNITIES

12.1                           Survival of Representations and Warranties.  Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby will survive the Closing for a period of [ * ], except that (i) the representations and warranties relating to environmental matters, as well as those set forth in Article III, will survive until [ * ], and (ii) the representations and warranties relating to tax matters will survive [ * ].

12.2                           Nature of Statements.  Any agreements, covenants, undertakings, provisions or actions contained in this Agreement, which contemplate action by any of the parties to this Agreement after the Closing will survive the Closing of this Agreement, including, but not limited to, the agreements, covenants, undertakings, provisions and actions set forth in Sections 1.5, 1.6, 6.1, 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, 6.13 and Articles VII and VIII.

12.3                           Dispute Resolution.  Except as provided otherwise herein, all claims, disputes and other matters in controversy (except for matters related to fraud, the Employment Agreements or any breach of Sections 6.1 or 6.2) arising directly or indirectly out of or relating to this Agreement and the other Transaction Documents, or the breach, termination or validity of this Agreement and the other Transaction Documents, whether contractual or non-contractual, and whether during the term or after the termination of this Agreement (each a “Dispute”), shall be resolved exclusively in accordance with the Dispute Resolution Procedures attached as Exhibit A.  Notwithstanding the foregoing, nothing herein will prohibit the parties from pursuing equitable remedies.

ARTICLE XIII
TERMINATION/REMEDIES

13.1                           Termination.  This Agreement may be terminated as follows:

A.                                   by mutual written consent of the Stockholders and Buyer;

B.                                     by either Buyer, on the one hand, or the Stockholders, on the other hand, if the other party breaches any of its material representations, warranties, or covenants contained herein, provided, however, the breaching party will be afforded a ten (10) day cure period upon written notice of breach;

C.                                     by Buyer pursuant to Section 9.3; or

D.                                    by either Buyer or the Stockholders if the transactions contemplated hereunder have not closed on or before after September 30, 2005 unless such date is extended by written amendment to this Agreement; provided, however, that the party or parties exercising the right to terminate this Agreement pursuant to this Section 13.1D must not be in material default of any term or provision of this Agreement.

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

13.2                           Effect of Termination.  In the event of termination of this Agreement as provided in Section 12.1, this Agreement will become void and there will be no liability or further obligation hereunder on the part of Buyer or the Stockholders or their respective shareholders, members, officers or directors, except (i) the Stockholders and Buyer will remain obligated for their obligations under Section 6.2 for a period of one year and (ii) each party will remain obligated for its obligations set forth in Section 6.4, to the extent applicable.

13.3                           Specific Performance.

A.                                   Subject to Section 13.3B, any party may seek specific performance with respect to the obligation of another party or parties to close the transactions contemplated hereunder in the event that such party or parties fail to close such transactions in accordance with the terms of this Agreement.  The party or parties who is or are entitled to specific performance must file and serve an action within 10 business days after the Closing Date or it or they will have waived the right to do so.

B.                                     The right to the Break-Up Fee under Section 6.4 and the right to specific performance under Section 13.3A will be mutually exclusive such that a party may seek to enforce only one such right or remedy, all others being waived upon such election.

ARTICLE XIV
GENERAL PROVISIONS

14.1                           Notices.  All notices, consents, and other communications hereunder will be in writing and deemed to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed) or (iii) when received by the addressee, if sent by Express Mail, FedEx, or other express delivery service (with delivery confirmation), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other):

If to Buyer:	2745 North Dallas Parkway, Suite 600
Plano, Texas 75093
Telephone: (972) 543-8100
Facsimile: (972) 543-8201
Attn: John R. Landon

and

8501 East Princess Drive, Suite 290
Scottsdale, Arizona 85255
Phone: (480) 609-3330
Fax: (480) 998-9178
Attn: Chief Financial Officer

With a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-0001
Phone: (602) 382-6252
Fax: (602) 382-6070
Attn: Steven D. Pidgeon, Esq.

If to Stockholders:	Robert A. Mandell
1105 Kensington Park Drive
Altamonte Springs, Florida 32714
Phone: (407) 869-0300
Fax: (407) 862-0057

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
P.O. Box 2809
Orlando, Florida 32801
Phone: (407) 418-6401
Fax: (407) 843-4495
Attn: John F. Lowndes, Esq.

14.2                           Counterparts.  The Transaction Documents may be executed in any number of counterparts, and any of such counterparts may be sent by facsimile transmission, and each counterpart, whether an original or a facsimile of an original, will constitute an original instrument, and all such separate counterparts will constitute one and the same agreement.

14.3                           Governing Law.  The validity, construction, and enforceability of this Agreement will be governed in all respects by the laws of the State of Florida, without regard to its conflict of laws rules.  Venue for any proceeding shall lie in Orange County, Florida.

14.4                           Assignment.  This Agreement will not be assigned by operation of law or otherwise, (i) except that Buyer may assign all or any portion of its rights under this Agreement to any wholly owned subsidiary of Meritage, but no such assignment will relieve Buyer or its successor of its primary liability for all obligations of Buyer, respectively, hereunder and (ii) except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Buyer may be merged or consolidated or to which Buyer transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Buyer hereunder, but no such assignment will relieve Buyer or its successor of their liability for the respective obligations of Buyer, hereunder.  Any assignment in violation of the provisions of this Agreement will be null and void.

14.5                           Gender and Number.  The masculine, feminine, or neuter pronouns used herein will be interpreted without regard to gender, and the use of the singular or plural will be deemed to include the other whenever the context so requires.

14.6                           Schedules and Exhibits.  The Stockholders’ Disclosure Schedule, Schedules and Exhibits referred to in this Agreement and attached to this Agreement are incorporated in this

Agreement by such reference as if fully set forth in the text of this Agreement.  The specific disclosure of any matter in any Section of the Stockholders’ Disclosure Schedule will constitute disclosure of such matter to Buyer for purposes of each and every one of the representations and warranties made by the Stockholders in this Agreement where it is reasonably apparent a specific disclosure in one section of the Stockholders’ Disclosure Schedule relates to another representation or warranty.

14.7                           Waiver of Provisions.  The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance.  The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right at a later date to enforce the same.  No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or waiver of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

14.8                           Costs.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees, accounting fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

14.9                           Amendment.  This Agreement may not be amended except by an instrument in writing approved by Buyer and the Stockholders’ Representative and signed on behalf of each of the parties hereto.

14.10                     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated and the court will modify this Agreement or, in the absence thereof, the parties will negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

14.11                     Binding Effect.  Subject to the provisions and restrictions of Section 14.4, the provisions of this Agreement are binding upon and will inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

14.12                     Construction.  References in this Agreement to “Sections,” “Articles,” “Exhibits,” “Schedules,” and “Stockholders’ Disclosure Schedule” are to the Sections and Articles in, and the Schedules, Exhibits and Stockholders’ Disclosure Schedule to, this Agreement, unless otherwise noted.

14.13                     Time Periods.  Except as expressly provided for in this Agreement, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (Dallas, Texas time) on the last day of the applicable time period provided for in this Agreement.  If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action will be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

14.14                     Headings.  The headings of this Agreement are for purposes of reference only and will not limit or define the meaning of any provision of this Agreement.

14.15                     Entire Agreement.  This Agreement, the other Transaction Documents and all certificates, schedules and other documents attached to or deliverable under such agreements, including the Stockholders’ Disclosure Schedules constitute the entire agreement, including with respect to representations and warranties, between the parties pertaining to the subject matter contained in the Transaction Documents.  Except for the existing Letter of Confidentiality referenced in Recital 4 of this Agreement which shall remain in full force and effect, all prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in the Transaction Documents.  No supplement, modification or amendment of the Transaction Documents will be binding unless in writing and executed by the parties thereto.

14.16                     Enforcement of Rights.  Except as otherwise provided in the Transaction Documents, Buyer’s rights under, and the remedies to enforce, this Agreement are joint and several as to the Stockholders.  Buyer is completely free to enforce any or all of its rights under this Agreement against any Stockholder with or without the concurrence or joinder of any other Stockholder.

14.17                     No Third Beneficiaries.  Except as otherwise set forth in the Transaction Documents and except as specifically provided in Section 14.4 of this Agreement and similar provisions in the other Transaction Documents, neither this Agreement nor any other Transaction Agreement is intended to, and none of them shall, create any rights in any other Person other than the parties to such agreements.

14.18                     Deferral of Offsets, Character of Amounts Offset.  Anything in this Agreement to the contrary notwithstanding, if Buyer or Company shall have the authority to offset or reduce amounts otherwise payable as compensation to the Stockholders under the Employment Agreements in order to satisfy any amounts otherwise owing by the Stockholders to the Buyer or the Company, Buyer or the Company shall provide the Stockholders ten (10) days advance written notice before making the actual offset or reduction during which time the Stockholders (or any one of them) shall have the opportunity to pay the Buyer or Company the precise amount owing that would otherwise be satisfied from amounts payable to the Stockholders in respect of their respective capacities as employees of the Company pursuant to their respective Employment Agreements.  If no such payment is made by the Stockholders’ Representative in accordance with the preceding sentence, Buyer or Company shall be authorized to proceed forthwith to offset or reduce the amounts owing to the Stockholders under their respective Employment Agreements.  In respect of (i) any and all amounts due from Stockholders to Buyer or to the Company and (ii) which are otherwise satisfied or paid through offsets or reductions in amounts payable by the Company to the Stockholders under the Employment Agreements with the Company (whether in accordance with Sections 1.5B, 8.3E of this Agreement or otherwise), it is expressly provided herein that any such offset or reduction in the amount payable under the Employment Agreements shall not be considered a reduction in the amount of taxable compensation deemed paid or payable to the Stockholder in his capacity as an employee; it being acknowledged and agreed that any such Stockholder shall be deemed (x) first, to have received in his capacity as an employee the full amount to which the Stockholder was entitled to receive as an employee in accordance with the terms of the respective Employment Agreement and (y) second, to have paid to the Company or Buyer from the amount receivable as an employee the amount that was actual offset or reduced from the amount to which the Stockholder was entitled in his capacity as an employee under the respective Employment Agreement.

ARTICLE XV
DEFINITIONS

15.1                           Definitions.  The following terms will have the meanings set forth below where used in this Agreement and identified with initial capital letters.

“Aboveground Storage Tank” will have the meaning ascribed to such term in Sections 6901, et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling or decree governing Aboveground Storage Tanks.

“Adjusted Book Equity” will mean the total stockholders’ equity of the Company as reflected on the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet, as the case may be, which are to be prepared in accordance with GAAP; provided, however, that with respect to both the Preliminary Closing Balance Sheet and the Final Closing Sheet, any repayments of the Company’s debt by Buyer, whether pursuant to the last sentence of Section 6.8 or otherwise, shall not affect the calculation of Adjusted Book Equity for purposes of the calculation under this Agreement.

“Applicable Laws” will mean all federal, state, regional, local or other governmental or quasi-governmental statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings or judicial or administrative interpretations thereof, including without limitation the Condominium Act, the Real Estate Settlement Procedures Act, the Interstate Land Sales and Full Disclosure Act, 15 U.S.C. Section 1700, et seq., and the Florida Land Sales Practices Act, Fla. Stat. Section 498 et seq. and Environmental Laws, which are applicable to the Stockholders, Buyer, the Company or the use, development, sale, operation or condition of the Company’s assets.

“Associations” will mean all property owners and condominium owners associations applicable to the Real Property.

“Capital Stock” means common stock, preferred stock, partnership interests, limited liability company interests or other equity ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof or to share proportionately in its profits.

“Code” will mean the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder, together with any notice, regulation, ruling or other form of published guidance with respect thereto, and any corresponding provision in any state, local or foreign Tax law.

“Company” means collectively Greater Homes (formally known as The Greater Construction Corporation) and each of its Subsidiaries and other joint ventures or greater than 50% owned Persons.

“Condominium Act” will mean Chapter 718, Florida Statutes, and all rules promulgated by the Division of Florida Land Sales, Condominiums, and Mobile Homes of the Department of Business and Professional Regulation.

“Construction Claims” will mean all claims, including, without limitation, claims for breach of contract, claims for breach of express or implied warranty, construction defect claims, claims for lost profits, consequential damages, and incidental and other damages, and all losses, costs and expenses relating to any work required to be done by the Company, or any corrective work required to be done by the Company, on a completed Housing Unit (including, without limitation, claims related to mold) or on streets, gradings, landscaping and homeowners’ association improvements and all other similar subdivision work.

“Contract Property” or “Contract Properties” will mean those portions of Real Property identified on Section 4.10 of the Stockholders’ Disclosure Schedule as properties that the Company has under contract to purchase, including, but not limited to, Trails of St. John’s project.

“Discharge” or “Discharged” will mean any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

“Environmental Law” or “Environmental Laws” will mean all federal, state, regional, local or other governmental or quasi-governmental statutes, laws, Applicable Laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, ruling or judicial or administrative interpretations thereof, as amended from time to time, which govern or relate to pollution, protection of the environment, protection of endangered or threatened species of flora or fauna, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, historic preservation, the protection of historic and natural and archeological resources, and the development and use of land as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (collectively “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901, et seq. (collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401-7642; the Toxic Substances Control Act, as amended, 15 U.S.C.

Sections 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y (“FIFRA”); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Sections 11001, et seq. (Title III of SARA) (“EPCRA”); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651, et seq. (“OSHA”); the National Environmental Policy Act; and the National Historic Preservation Act.

“ERISA” will mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, (i) under common control within the meaning of Section 4001(b)(1) of ERISA with such Person or (ii) together with such Person is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Fee Property” or “Fee Properties” will mean those portions of Real Property that the Company owns in fee as identified on Section 4.10 of the Stockholders’ Disclosure Schedule.

“Final Closing Balance Sheet” will mean a balance sheet reflecting the closing balances for the Business, prepared in accordance with GAAP, as of the Closing Date.

“Fully Entitled” will mean, with respect to any project included within the Real Property, that the project has unconditionally received all of the following which entitle the project to be developed with the number of residential units provided on Section 4.10 of the Stockholders’ Disclosure Schedule, and that any applicable appeals period has expired without challenge:  all requisite land use, zoning, and planned unit development approvals, and governmental and quasi-governmental approvals and permits;  site plan and/or PSP approval; unconditionally vested concurrency certification; issuance of all required environmental resource, habitat and species permits, including but not limited to permits from the applicable water management district, the Army Corp of Engineers, the Fish and Wildlife Service, and the Florida Department of Environmental Protection.

“GAAP” will mean generally accepted accounting principles, including but not limited to, appropriate reserves or accruals for Taxes, warranty claims, Condominium Association reserves, Association reserves, vacation, sick pay, severance obligations and other similar types of employment obligations.

“Governmental Authority” will mean any nation or government, any state or other political subdivision or quasi-governmental authority thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organizations.

“Handle” or “Handles” will mean any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Hazardous Substances” will be construed broadly to include any toxic or hazardous substance, material or waste and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, polychlorinated biphenyls, airborne, waterborne or soil contamination, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are or become regulated, listed, or controlled by, under, or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar federal, state, regional or local statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees or which has been or will be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order or decree.

“Housing Unit” will mean (i) a residential dwelling constructed or to be constructed on a lot, together with the associated lot or (ii) any condominium unit.

“Intellectual Property” means:

A.            all of the Company’s rights, title, and interest in and to all (i) architectural, building, and engineering designs, drawings, specifications and plans, (ii) all proprietary information or rights including any and all plans, and other project related information of prior and currently active real estate projects, (iii) copyrights, whether registered or not, patents, trademarks whether registered or not, and applications, registrations and renewals with respect thereto, (iv) goodwill associated therewith and (v) all agreements or licenses relating thereto; and

B.            all of the Company’s books, instruments, papers and records of whatever nature and wherever located, whether in written form or another storage medium, including without limitation (i) copies of accounting and financial records, (ii) property records and reports, (iii) environmental records and reports, (iv) personnel and labor relations records and (v) property, sales, or transfer tax records and returns.

“Knowledge of Stockholders” means no facts or information have come to the attention of any Stockholder after reasonable inquiry that would make him aware of any inaccuracy of the representations or warranties of Stockholders.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance, of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Contracts” means the following contracts and agreements to which the Company is a party or by which the Company or any of its assets are bound:

(a)           all contracts for the purchase of real property;

(b)           all agreements or indentures relating to the borrowing by the Company of money in excess of $25,000 or to mortgaging, pledging or otherwise placing a Lien over $25,000 on any of the Company’s assets, or the guaranty by the Company of any obligation of another person for borrowed money or any other obligation of another person, other than endorsements made for collection;

(c)           property leases involving more than $25,000 in payments due after the Closing Date;

(d)           all other contracts or groups of related contracts with the same party continuing over a period of more than six months from the date or dates thereof or involving more than $25,000 per annum;

(e)           all employment, consulting, bonus, severance or similar agreements to which the Company is a party;

(f)            all agreements providing for any guarantee, bond or indemnification by the Company; and

(g)           all other agreements material to the Company or not entered into in the ordinary course of business.

Notwithstanding the foregoing, the term “Material Contracts” will not include home sales contracts.

“Meritage” means Meritage Homes Corporation, a Maryland corporation, and the parent of Buyer.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Materials” will mean (i) reasonable amounts of gasoline and oil or other vehicle lubricants stored in the vehicles and equipment used on the Real Property, (ii) reasonable amounts of fertilizers, herbicides and/or pesticides and ordinary, everyday painting and cleaning supplies, used only in the ordinary course of completing and maintaining the buildings, landscaping and improvements on the Real Property and (iii) standard building components and materials which are properly and lawfully installed in or incorporated into the improvements and may lawfully remain therein in accordance with Applicable Laws, taking into account the nature, purpose and intended use and occupancy thereof; provided that in all cases all such components, materials, substances and other items referred to in clauses (i) through (iii), above, are stored, transported, used, installed, incorporated and disposed of, in accordance with all Applicable Laws.

“Person” will mean any natural person, corporation, general or limited partnership, limited liability company, trust, sole proprietorship, or other entity, organization or association of any kind.

“Pre-Closing Amendment Transactions” will mean the pre-closing transactions described in Section 1.5A.

“Proceedings” will mean claims, suits, actions, arbitrations, dispute resolution proceedings, judgments, penalties, fines or administrative or judicial investigations or proceedings.

“Real Property” means all of the Company’s right, title, and interest in and to all real property assets, whether or not disclosed on the Final Closing Balance Sheet, including all of the Company’s right, title and interest in and to all (i) land, and buildings, fixtures and improvements located thereon or attached thereto, (ii) lots under development and finished lots, and all houses under development, completed homes and model homes, (iii) purchase contracts and option agreements for the purchase of lots or land for development and related escrow instructions and deposits, (iv) the Fee Property, Related Party Projects and Contract Property and (v) easements, franchises, licenses, permits, and rights-of-way appurtenant to or otherwise benefiting, and all development rights, mineral rights, water rights, utility capacity reservations, and other rights and appurtenances affecting or pertaining to, the items described in clauses (i), (ii), (iii) and (iv).

“SEC” will mean the Securities and Exchange Commission.

“Stock Purchase” will have the meaning set forth in the second recital of this Agreement.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, securities or other interests the holders of which are generally entitled to at least 50% of the vote for the election of the board of directors or other similar governing body of such corporation or other legal entity, or otherwise having the power to direct the business and policies of that Person.

“Taxes” will mean any and all federal, state, local or foreign income, gross receipts, transaction, privilege, sales, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, payroll, employment, recapture, disability, real property, personal property, intangible property, capital gains, net worth, occupation, ad valorem, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, “roll-back” any other taxes, assessments or government charges of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” will mean any return, declaration, report, claim to refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Escrow Agreement and the Employment Agreements.

“Underground Storage Tank” will have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling or decree governing Underground Storage Tanks.

“Waste” will be construed broadly to include any abandoned or disposed agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods and yard trash as those terms are defined under any applicable Environmental Laws.

15.2         Other Definitions.  Other defined terms used in this Agreement are referenced as follows:

Defined Term	Reference
Accounting Arbitrator	Section 1.6B(4)
Additional Purchase Price	Section 1.5B
Agreement	Introductory paragraph
Applicable Tax Obligations	Section 8.2B(4)
Applicable Transactions	Section 7.3C
Approved Title Exceptions	Section 9.3
Arbor 4 Option Agreement	Section 1.5A
Arbor 5 Option Agreement	Section 10.2K
Balance Sheet Date	Section 4.6A
Basket Threshold	Section 8.3C
Bonds	Section 4.21
Break-Up Fee	Section 6.4A
Bridges Contract	Section 1.5B
Bridges Option	Section 1.5B
Business	Third recital
Buyer	Introductory paragraph
CCRs	Section 4.30
Closing	Section 1.1
Closing Date	Section 1.1
COBRA	Section 4.20E
Company Stock	First recital
Competing Business	Section 6.1A
Confidential Information	Section 6.2A
Cypress Preserve Agreement	Section 1.5A
Disapproved Title Exceptions	Section 9.3

Defined Term	Reference
Dispute	Section 12.3
D Ranch Contract	Section 1.5D
Employee Benefits Plans	Section 4.20A
Employment Agreements	Section 6.3A
Environmental Reports	Section 4.11T
Escrow Agreement	Section 1.6A
Excluded Assets	Section 4.11Y
Excluded Contracts	Section 8.2B(2)
Excluded Construction Claims	Section 8.2B(3)
Financial Statements	Section 4.6A
Form Option Agreement	Section 1.5A
Grassy Lakes Option Agreement	Section 10.2I
Greater Homes	Introductory paragraph
Holdback Fund	Section 1.4A
Indemnification Cap	Section 8.3B
Indemnified Party	Section 8.4A
July Balance Sheet	Section 1.6B(1)
Lake Louisa Agreement	Section 1.5A
Land Use Entitlements	Section 4.24B
LLC-1	Section 4.15D(21)
LLC-2	Section 4.15D(22)
Losses	Section 8.2A
Meritage	Third recital
Metropolitan	Section 6.3D
Notices	Section 4.14B
Orangetree Agreement	Section 1.5A
Permits	Section 4.24A
Permitted Liens	Section 4.9
Policies	Section 4.21
Potential Tax Savings	Section 8.2B(5)
Pre-Closing Environmental Matters	Section 8.2B(4)
Pre-Closing Litigation	Section 8.2B(4)
Preliminary Closing Balance Sheet	Section 1.6B(2)
Related Parties	Section 1.5A
Related Party Agreements	Section 1.5A
Related Party Projects	Section 1.5A
Report	Section 9.1
Restricted Period	Section 6.1A
Retail Sales Contracts	Section 4.29
Section 338 Election	Section 6.18
Shares	First recital
Specifically Excluded Liabilities	Section 8.2B
St. John’s Contingent Sale	Section 1.5B
Stockholders	Introductory paragraph

Defined Term	Reference
Stockholders’ Disclosure Schedule	First paragraph of Article III
Stockholders’ Representative	Section 6.7
Stock Purchase	Second recital
Straddle Period	Section 7.2A
Survey	Section 9.1
Third-Party Purchase Agreements	Section 4.11AA
Title Commitment	Section 9.2A
Title Company	Section 9.2A
Title Insurance Properties	Section 9.2B
Title Policy	Section 9.2B
Trails Purchase Contracts	Section 1.5B
Trails Zoning	Section 6.18
Zoning Date	Section 1.5B

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above.

MERITAGE HOMES OF FLORIDA, INC., an Arizona corporation

By:	/s/ John R. Landon
Name:	John R. Landon
Title:	Co-Chairman and Chief Executive Officer

STOCKHOLDERS

/s/ Robert A. Mandell
Robert A. Mandell

/s/ Charles W. Gregg
Charles W. Gregg

/s/ Hampton P. Conley
Hampton P. Conley

/s/ Stephen Gallagher
Stephen Gallagher

/s/ Simon Snyder
Simon Snyder

[Signature Page to Stock Purchase Agreement]

By signing below Meritage Homes Corporation joins in this Agreement for the purpose of Sections 1.3, 1.4, 1.6B(5), 2.4, 6.2B, 6.3, 6.4, 6.5, 6.8, 6.12, 6.14, 6.16, 8.1, 8.4, 11.2 and 13.3 and agrees that it will have the same rights and responsibilities with respect to these sections in this Agreement as Buyer.

MERITAGE HOMES CORPORATION

/s/ John R. Landon
Name:	John R. Landon
Title:	Co-Chairman and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Exhibit A

Dispute Resolution Procedures

All claims, disputes and other matters in controversy (herein called “Dispute”) arising directly or indirectly out of or related to the Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of such Agreement, will be resolved exclusively according to the procedures set forth in this Exhibit A.

1.             Negotiation.  The parties will attempt to settle disputes arising out of or relating to the Agreement or the breach thereof by a meeting of two designated representatives of each party within five days after a request by either of the parties to the other party asking for the same.

2.             Mediation.  If such dispute cannot be settled at such meeting either party within five days of such meeting may give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the dispute.  The parties will attempt in good faith to resolve the dispute by mediation in Orange County, Florida under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) in effect on the date of the Dispute Notice.  The parties will select a person who will act as the mediator under this Paragraph 2 within fifteen (15) days after the Dispute Notice is given, failing which the mediator will be appointed by the AAA upon the request of either party.  If the dispute has not been resolved by mediation as provided above within 30 days after delivery of the Dispute Notice, then the dispute will be determined by arbitration in accordance with the provisions of Paragraph 3 hereof.

3.             Arbitration.  Any dispute that is not settled through mediation as provided in Paragraph B above will be resolved by arbitration in Orange County, Florida, governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this Section 3, by a single arbitrator.  The arbitrator selected, in order to be eligible to serve, will be a lawyer with at least 15 years experience specializing in business matters.  In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, the AAA will appoint the arbitrator who will meet the foregoing criteria.  The arbitrator will base the award on applicable law and judicial precedent and, unless both parties agree otherwise, will include in such award the findings of fact and conclusions of law upon which the award is based.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Notwithstanding the foregoing or anything in the Transaction Documents to the contrary:

A.            Upon the application by either party to a court for an order confirming, modifying or vacating the award, the court will have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator.  In order to effectuate such judicial review limited to issues of law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator will be final and binding on the parties and will serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.  For the purposes of this Section 3A permitting judicial review of the award, the parties hereby submit to the exclusive jurisdiction of the federal and state courts located in Orange County, Florida and agree that the review will be conducted by one of those courts.

B.            Either party will have the right to apply to any court for an order to specifically enforce their rights under the Agreement and the other Transaction Documents, including but not limited to a party’s obligation to close the transaction and the confidentiality provisions contained in the Agreement.

C.            Nothing herein will prohibit the parties from pursuing equitable remedies in a court of competent jurisdiction.

4.             Costs and Attorneys’ Fees.  If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

5.             Tolling of Statute of Limitations.  All applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified in this Exhibit A are pending.  The parties will take such action, if any, required to effectuate such tolling.

2

Exhibit B

Form of Option Agreement

(See attached)

OPTION AGREEMENT

(     Project Name      )

THIS OPTION AGREEMENT (the “Agreement”) is entered into effective as of the         day of                 , 2005 (the “Effective Date”), by and between Landbanker (“Owner”), and Greater Homes, Inc., a Florida corporation, a division of Meritage Homes (“Builder”).

RECITALS

A.            Owner owns the real property legally described on Exhibit A attached hereto (the “Property” and/or “Subdivision”), which Property consists of               platted residential lots (the “Lots”), along with certain common areas, located in                         County, Florida (the “County”).

B.            Owner hereby grants to Builder an option to purchase the Property in accordance with the terms of this Agreement.

AGREEMENT

For good and valuable consideration, Owner and Builder agree as follows:

1.             Grant of Option; Term.

1.1           Grant.  In consideration of (a) the payment by Builder to Owner of an amount equal to $                  (the “Deposit”) on the date hereof, and (b) the payment and performance by Builder of its obligations under this Agreement, Owner hereby grants to Builder the exclusive right and option (the “Option”) to purchase the Property in accordance with the terms of this Agreement.  This Agreement constitutes an option and does not obligate Builder to purchase all or any portion of the Property.

1.2           Term.  The initial term of the Option (the “Option Period”) shall commence on the date hereof and shall expire on                           .

1.3           Application of Deposit.  Except as specifically provided for herein, the Deposit shall be non-refundable to Builder for any reason whatsoever other than the default of Owner.

2.             Use.  Subject to the terms of this Agreement, Builder shall, during the term of this Agreement, have a license to use the Property before its purchase thereof for purposes of inspection, making surveys and staking, obtaining topographical information, installing the Subdivision Improvements in accordance with Section 4.4, showing the Property to prospective purchasers of homes from Builder, placing signage relating to the marketing of the Property, parking purposes, and locating and operation of Builder’s construction and sales trailers.

If Builder fails to acquire the Property as required herein, then upon expiration of the Option, or the earlier termination of this Agreement, the foregoing license granted to Builder to use the Property shall immediately terminate and Builder shall vacate all of the Property and remove all personal property therefrom.  Builder shall restore the Property to the same condition as when Builder entered upon the Property.  Builder shall at all times during the term of this Agreement fully and timely comply with all documents, instruments, covenants and restrictions of record affecting the Property.  Builder shall, at its expense, comply with all existing and future laws, codes, ordinances, orders, rules, regulations and requirements of all governmental Authorities pertaining to the Property and Builder’s activities relating thereto, including any and all environmental laws.  Builder shall keep that Property free and clear of all liens and encumbrances incurred by or resulting from the acts of Builder and its agents, employees, contractors, subcontractors and representatives (the “Builder Parties”) prior to Closing, and Builder shall indemnify, defend and hold harmless Owner for, from and against any such liens and encumbrances.

3.             Obligations of Builder.

3.1           Expenses.  The parties intend that Owner shall not be required, during the term of this Agreement, to incur any expense or other charge applicable to the Property except as expressly set forth herein.  Accordingly, all taxes, assessments, impositions, insurance premiums, utility expenses, construction costs, all obligations to and assessments of the owners’ association for the Property and/or the project in which the Property are located (the “Association”), charges and expenses related to any common areas, repair and maintenance expenses and all other costs and expenses (but excluding income taxes and any LLC/corporate annual tax charged to Owner pursuant to applicable law) of whatsoever character or kind, general or special, ordinary or extraordinary, foreseen or unforeseen, and of every kind and nature whatsoever (collectively, the “Expenses”), shall be paid or discharged by Builder; provided, however, Owner shall have no right, without Builder’s prior written consent, to incur costs relating to the Property (other than to protect Owner’s interest in the Property) for which Builder shall be responsible.  Without limiting the foregoing, Builder shall as a material part of the consideration to Owner in exchange for Owner’s grant of the Option to Builder: (i) pay prior to delinquency all real estate taxes, special taxes, assessments and other charges, including Association assessments, dues and charges pertaining to any common area, roadway, water, wastewater, impact and any other fees payable to any Approving Authority, or otherwise payable by Owner and attributable to the Property, and any other portion of the Property which accrue or become due during the term of this Agreement (regardless of whether such taxes, assessments, fees or charges relate to periods prior to the term of this Agreement), (ii) maintain during the term of this Agreement at its expense the Property in good order, condition and repair (except that such obligation shall cease, as to any common areas, upon conveyance of the common area to the Association), (iii) pay prior to delinquency all charges for water, electricity, telephone service, trash removal and all other services and utilities used on or about the Property prior to the termination of this Agreement, and (iv) maintain at its expense all insurance required to be maintained under this Agreement and perform all other obligations to be performed by Builder pursuant to this Agreement.  A copy of each check to the applicable County Treasurer or Tax Assessor (or other taxing authority) for taxes attributable to portions of the Property owned by Owner shall be sent to Owner promptly upon the submission of same to the applicable taxing authority.  If Builder either fails to exercise its rights to acquire all of the Property pursuant to Section 8 below, or is in default under this Agreement, then upon the termination of this Agreement, Builder shall immediately pay Owner all unpaid Expenses which accrued or became payable during the term of this Agreement with respect to the portions of the Property not acquired by Builder.  The amounts payable by Builder shall be determined based upon the latest available information (apportioned on a per-Lot basis using a 365-day year), and when the actual bills are received, the parties shall make such payment, one to the other, as is necessary so that Builder pays the actual amount of taxes and assessments and other Expenses attributable to the term of this Agreement.

3.2           Taxes.  Builder acknowledges that it is acquiring the Property for resale.  Builder hereby assumes the liability for and agrees to pay: (a) all applicable assessments, transfer taxes, sales taxes, transaction privilege taxes and other or similar taxes or charges owing in connection with Builder’s acquisition of the Property and in connection with Builder’s development and subsequent resale of the Property, (b) all charges in connection with fire protection, sidewalks, road maintenance, refuse or other services provided to the Property ay any governmental authorities accrued during the term of this Agreement, and (c) any tax or excise on receipts, gross receipts tax, or other tax (but excluding income taxes, Florida Franchise Tax and any LLC/corporate annual tax charged to Owner pursuant to applicable law), however described, which is levied or assessed by the United States of America or the applicable municipality or county or state against Owner in respect to all charges or payments made by Builder under this Agreement or as a result of Owner’s receipt of such charges or payments, and Builder shall indemnify, defend and hold harmless Owner and all Owner-Related Persons (as defined in Section 6) for, from and against Builder’s failure to pay all such amounts when due, and against all liability and expense, including, without limitation, all penalties, interest and reasonable attorneys’ fees and costs, from any such failure.

3.3           Construction Agreement and Subdivision Improvements.  Builder may construct subdivision improvements (collectively, the “Subdivision Improvements”) on the Property prior to acquiring title to it.

4.             Declaration.  Owner shall not encumber the Property with any Declaration of Covenants, Conditions and Restrictions (a “Declaration”) without the prior written consent of Builder; provided, however, Builder shall take title to the Property subject to any such Declaration recorded against the Property as of the date hereof. As part of the material consideration to Owner in exchange for Owner’s grant of the Option to Builder, Builder shall, at its expense, perform all of the obligations of Owner under the Declaration accruing during the term of this Agreement, including, without limitation, making the payment of all fees, assessments, dues, charges and other sums allocable to the Property, if any, prior to the due date thereof and Builder shall otherwise comply during the term of this Agreement with all provisions of the Declaration applicable to Builder, Owner or any of the Property.  Prior to acquiring the Property, Builder shall have no right to (i) record any covenants, conditions or restrictions against the Property, (ii) amend, terminate or de-annex any portion of the Property from, or agree to amend, terminate or de-annex any portion of the Property from, the Declaration, or (iii) record any other instrument, agreement, document or memorandum against the Property, without Owner’s prior written consent, which consent Owner shall not unreasonably withhold.

5.             Insurance.  During the term of this Agreement, Builder shall, at its sole expense, procure and maintain commercial general liability insurance against claims for bodily injury, death or property damage, occurring in, on or about the Property or resulting from the use or maintenance thereof, in an amount of at least $5,000,000 for each occurrence and $5,000,000.00 in the general aggregate.

6.             Indemnity.  To the fullest extent permitted by law, Builder does and shall indemnify, and hold harmless, and hereby releases and discharges, Owner and Owner’s members, managers and the partners, directors and officers of its members and managers and their respective owners, officers, members, directors, employees, agents, affiliates, successors and assigns (collectively, the “Owner-Related Persons”), except to the extent caused by the negligence or willful misconduct of any Owner-Related Persons, for, from and against all claims, demands, liabilities, losses, damages, costs and expenses, including but not limited to court costs and reasonable attorneys’ fees and costs, arising out of or in connection with (a) Builder’s use or occupancy of the Property or any portion thereof; (b) any work, occurrence, conduct, act or omission maintained, performed, permitted or suffered by Builder, a Builder Party, or any invitee or licensee of Builder, on or about or pertaining to the Property or any portion thereof; (c) any material act, omission, negligence or misconduct of Builder, a Builder Party or an invitee or licensee; (d) any accident, injury or damage whatsoever caused to any person, firm or corporation in or about the Property any sidewalk, street or land adjacent thereto arising as a result of any act or omission during the term of this Agreement; (e) the physical condition of the Property or any portion thereof existing, created or arising prior to or during the term of this Agreement, and the impact of any federal, state or local law, common law, statute, ordinance, regulation, administrative rule, policy or order, now in effect or at anytime hereafter enacted which pertains or is applicable to or governs hazardous materials or substances, or the use, permitting and/or environmental condition of the Property including the subsurface thereof, and any property adjacent thereto, or which pertains to health, industrial hygiene or the regulation or protection of the environment and (f) any claim made against Owner or the Property relating to real property taxes arising for any time periods during and before the term of this Agreement.

7.             Purchase Price and Exercise of Option.  Subject to compliance with the provisions of this Section 8 and the other terms of this Agreement, Builder shall purchase the Property by paying Owner the purchase price of $                       (the “Purchase Price”).

[Arbor Ridge 5 only]  In addition to the Purchase Price, Builder shall pay to Owner at Closing an additional sum equal to (i) the product of the Purchase Price multiplied by [ * ] percent ([ * ]%) and divided by 365 days, multiplied by (ii) the number of days between the date hereof and the Closing Date (defined below).  By way of example, if the Closing Date occurs on the 120th after the effective date hereof, the additional sum due Owner under the preceding sentence shall be calculated as follows:  $              [Purchase Price] x [ * ]/365 x 120 days = $                    .  The Purchase Price shall be paid in cash at Closing and Builder shall be entitled to apply the Deposit to the Purchase Price.

7.1           Exercise of Option.  Builder shall purchase the Property by providing Owner with at least five (5) business days prior written notice of the date Builder desires to consummate the purchase of the Property (the “Closing”).  Such written notice shall specify the date of the Closing (the “Closing Date”), which shall be a date within the Option Period.    Builder shall have the right, from time to time, to designate a third party to receive title to the Property directly from Owner at Closing.

7.2           Closing Mechanics.  The Closing shall be consummated through an escrow (“Escrow”) established with the escrow agent whose name and address are shown on the signature page hereof (“Escrow Agent”) or with such other escrow agent mutually acceptable to

*      Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

Owner and Builder.  At or prior to the Closing, Builder shall pay to Owner through Escrow the Purchase Price and each of the parties shall execute and deliver such documents and perform such acts as are provided for herein, or as are necessary, to consummate the sale of the Property, including without limitation, the Deed, a non-foreign affidavit, a standard owner’s title indemnity affidavit, and a satisfaction and release of all mortgage liens burdening the Property (if any)

7.3           Failure to Timely Close.  Unless otherwise agreed to by Owner and Builder, this Agreement shall immediately terminate and Builder shall have no further right to acquire the Property if Builder does not acquire the Property within the Term and such failure is not cured after notice and opportunity to cure as described in herein.  Upon the termination of Builder’s right to purchase the Property under this Agreement, Builder shall have no right whatsoever to thereafter receive any refund of or any credit for any portion of the Deposit.

7.4           Assignment of Warranties, Contracts, Etc.  Effective at the time Builder is in default and this Agreement has been terminated before Builder acquires the Property, Builder does hereby assign to Owner (on a non-exclusive basis) all of Builder’s rights in all guarantees and warranties relating to the Subdivision Improvements or any off-site improvements, all governmental agreements, permits and service contracts.

7.5           Further Assurances; Removal of Property.  If Builder either fails to acquire or to exercise all of its rights to acquire all of the Property pursuant to this Agreement, or if this Agreement is terminated before Builder acquires the Property, Builder shall: (i) execute all documents and take all actions described in this Agreement to then be taken and as otherwise reasonably requested by Owner to facilitate Owner’s continued development of the Property and the sale of the Property; (ii) deliver to Owner legible copies or originals of all reports, analyses, test results and other documents (other than pro formas, financial, proprietary and other internally generated documents) within the possession of Builder or any of its affiliates (or which Builder or any of its affiliates has the right to possess) that in any manner relate to the Property; (iii) transfer to Owner all signs and billboards on the Property (Builder may first remove its name from any such sign or billboard), or, if Owner so requests, remove same from the Property; and (iv) remove all other personal property of Builder from the Property.

8.             Title, Excluded Property; Conveyance.

8.1           Deeds and Exceptions to Title.  Upon a Closing, title to the Property shall be conveyed to Builder (or its designee) by special warranty deed (the “Deed”) duly executed by Owner and delivered and recorded at the Closing, subject to: (i) real property taxes and assessments (general, special or other) that are a lien but not yet delinquent and for subsequent assessments for 2005 and subsequent years due to changes in the use or ownership, or both; (ii) covenants, conditions and restrictions listed in Exhibit B attached hereto; (iii) any matters shown on the applicable plat; (iv) any lien or encumbrance relating to general or special assessments levied against the Property by any federal, or local governmental or quasi-governmental entity or agency from and after the Effective Date and not arising as a result of any act of Owner; and (v) any additional matters arising in connection with any action or request of an Applicable Authority or of Builder or a Builder Party (collectively, the “Permitted Exceptions”).  Any title defects with respect to the Property shall be governed by the provisions of the Stock Purchase Agreement (defined below).

8.2           Forms of Documents.  The Deed shall be in substantially the form of Exhibit E hereto.  At a Closing, Owner shall execute and deliver to Builder a Non-Foreign Affidavit.  Builder shall be entitled to obtain title insurance policies for the Property, provided that the acquisition of such insurance shall be at Builder’s sole expense and shall not delay any Closing.  All Closing costs, including title premiums, escrow fees and charges and recording costs, shall be paid by Builder.

9.             Property Condition.  The terms of the Stock Purchase Agreement shall govern the condition of the Property.

10.           Commissions.  Each party represents and warrants to the other that it has not employed any broker or finder in connection with the transactions contemplated by this Agreement. Each party shall indemnify, defend and hold harmless the other from all liability and expense, including, without limitation, reasonable attorneys’ fees and costs, arising from any claim by any broker, agent or finder for commissions, finder’s fees or similar charges, because of any act of such party.

11.           Regulatory Matters.

11.1         Interstate Land Sales Full Disclosure Act and Florida Land Sales Practices Act.  Owner and Builder believe and intend that the sales provided for herein are exempt from the Interstate Land Sales Full Disclosure Act and Florida Land Sales Practices Act by reason of being within one or more of the exemptions set forth therein or in the regulations promulgated pursuant thereto.  In the support of such exemption, Builder represents and warrants to Owner as follows, which representation and warranty shall be true and correct at all times during the term of this Agreement and shall survive the term of this Agreement:  Builder is regularly engaged in the business of constructing residential, commercial or industrial buildings and/or reselling or leasing property to persons engaged in such business, is acquiring the Property in the ordinary course of that business and otherwise meets the exemption prerequisites set forth in U.S.C. Section 1702(a)(7) and further defined in 23 C.F.R. Section 1710.5(g) and 23 C.F.R. Section 1710, Appendix A.  Builder shall indemnify, defend and hold harmless Owner and all Owner-Related Persons for, from and against any and all claims, demands, liabilities, obligations, and expenses (including, without limitation, attorneys’ fees and costs) incurred as a result of any misrepresentation by Builder in this Section.

11.2         Subdivision Laws.  Builder shall have the responsibility, at Builder’s cost and expense, to do all things necessary to comply in all respects with all applicable subdivision laws and regulations in order to permit the sale of Property to Builder as contemplated under this Agreement.  Owner shall cooperate with Builder as may be necessary or appropriate, at no cost or expense to Owner, in accomplishing the foregoing.  Notwithstanding anything herein to the contrary, Owner shall have no obligation hereunder to convey Property to Builder in violation of applicable laws or regulations.

11.3         Environmental Laws.  Builder shall have the responsibility, at Builder’s cost expense, to comply with all Federal, State and local environmental laws, regulations and requirements pertaining to the development and operation of the Property, including but not limited to the obligation to prepare and submit to the U.S. Environmental Protection Agency a Notice of Intent (NOI) for Storm Water Discharges under the National Pollutant Discharge Elimination System (NPDES) and to comply with all applicable pollution prevention, control, monitoring, reporting, inspection and permitting conditions and requirements related thereto.

12.           Default and Remedies.

12.1         Defaults.  If either party fails to (a) pay any sum of money when due or close when and as provided in this Agreement and such failure continues for a period of at least fifteen (15) business days after the delivery of written notice thereof by the other party or (b) perform any other covenant, agreement or condition as provided in this Agreement and such failure continues for a period of at least thirty (30) days after the delivery of written notice thereof by the other party, the non-performing party shall be deemed to be in default hereunder.

12.2         Remedies.

12.2.1      Owner’s Default.  Subject to the following provisions in this Section 12.2.1, in the event of a default hereunder by Owner, Builder shall be entitled to:  (i) pursue a claim for actual damages; (ii) terminate this Agreement and receive a refund of the Deposit; or (iii) specifically enforce Owner’s obligations hereunder, it being understood and agreed that the Property is unique and that the right of specific performance is a just and equitable remedy on account of Owner’s default.  Immediately upon any termination of this Agreement in accordance with this Section 12.2.1(ii) above and if Builder has not purchased the Property, after the Deposit (or remainder thereof) is returned to Builder, Owner may instruct Escrow Agent to record the Notice of Termination of Option and Quit Claim Deed referenced in Section 16.2 of this Agreement.

12.2.2      Builder’s Default.  In the event of a default hereunder by Builder that has not been cured within the applicable cure period, Owner shall be entitled as its sole and exclusive remedy to terminate this Agreement and retain the Deposit and recover from Builder any then-unpaid Expenses payable by Builder pursuant to Section 3.1 above.  The parties have agreed that Owner’s actual damages in the event of a default by Builder would be extremely difficult or impracticable to determine.  The parties acknowledge that the amount of the Deposit, and Builder’s payment of any unpaid Expenses pursuant to Section 3.1 above, has been agreed upon, after negotiation, as the parties’ reasonable estimate of Owner’s damages and as Owner’s exclusive remedy against Builder, at law or in equity, in the event of a default under the Agreement by Builder and that payment of such amount to Owner as liquidated damages is not intended as a forfeiture or penalty.

12.3         Costs and Fees.  If there is any legal action or proceeding between the parties to enforce or interpret any provisions of this Agreement or to protect or establish any right or remedy of any of them hereunder, the unsuccessful party to such action or proceeding shall, in addition to any other remedies set forth in this Agreement, pay to the prevailing party all costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by such prevailing party in such action or proceeding.  If any party secures a judgment in any such action or proceeding, then any costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by the prevailing party in enforcing such judgment, or any costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by the prevailing party in any appeal from such judgment in connection with such appeal shall be recoverable separately from and in addition to any other amount included in such judgment. The preceding sentence is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgment.

12.4         Default Interest.  If any monies become payable by one party to the other pursuant to this Agreement and are not paid when due, then all sums unpaid shall bear interest at the lesser of (i) the rate of fifteen percent (15%) per annum or (ii) the maximum rate allowed by applicable law, from the date due until such sums (and all interest accrued thereon) have been paid.

12.5         Waiver.  Excuse or waiver of the performance by a party of any obligation under this Agreement shall only be effective if evidenced by a written statement signed by the party claimed to have excused or waived performance.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Owner or Builder of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

13.           Representations and Warranties of Owner.  Owner hereby makes the following representations, warranties and covenants to Builder as of the date of this Agreement, and shall be deemed to remake same as of the date of each Closing:

13.1         Authority.  Owner represents and warrants that Owner has the full right, power and authority to sell and convey the Property to Builder as provided in this Agreement and Owner will have throughout the term of this Agreement the full right, power and authority to carry out its obligations hereunder.

13.2         Title.  Owner represents and warrants that Owner owns good, marketable and insurable title to the Property subject only to the matters referenced herein.

13.3         Individual Authority.  Owner represents and warrants that the person executing this Agreement and all documents related thereto on behalf of Owner has and will have authority to do so.

13.4         No Liens.  Owner represents and warrants that there are no judgments or other encumbrances against Owner that will attach to and become a lien against the Property.

13.5         Further Covenants.  During the term of this Agreement and except for financing liens by Owner’s lender which will be released by Owner’s lender at Closing, Owner covenants that it will not undertake or permit any of the following without Builder’s prior written consent: (i) grant any liens against or other rights in the Property would be prior to Builder’s interests hereunder or that would continue beyond Builder’s acquisition of the Property; (ii) alter the Property; (iii) change the land use and zoning classifications and regulations applicable to the Property; or (iv) encumber the Property with any additional restrictions, conditions or easements.

14.           Representations and Warranties of Builder.  Builder hereby makes the following representations and warranties to Owner as of the date of this Agreement, and shall be deemed to remake same as of the date of each Closing:

14.1         Authority.  Builder has the full right, power and authority to purchase the Property from Owner as provided in this Agreement and Builder will have throughout the term of this Agreement the full right, power and authority to carry out its obligations hereunder.

14.2         Individual Authority.  The person executing this Agreement and all documents related thereto on behalf of Builder has and will have authority to do so.

15.           Condemnation.  Within ten (10) days following receipt by Owner of any written notice of an existing or threatened legal proceeding that could result in the taking of all or any portion of the Property under the power of eminent domain or the conveyance by Owner under the threat thereof (a “Condemnation”), Owner shall give Builder written notice of such existing or threatened Condemnation action together with an indication of the portion of the Property affected thereby (the “Condemned Lots”).  Builder shall then have the right, within ten (10) business days from receipt of such notice, to give written notice to Owner of whether Builder elects to retain its option to all of the Condemned Lots or whether Builder elects to exclude all of the Condemned Lots from the Option.  If Builder fails to give notice within such ten (10) business day period, Builder shall be deemed to have elected to retain the right to acquire the Condemned Lots in accordance with the provisions of this Agreement, and, notwithstanding anything to the contrary contained herein, any title matters pertaining to any such Condemnation shall be deemed to be Permitted Title Exceptions.  If at anytime thereafter Builder acquires all of the Condemned Lots, Builder shall be entitled to all Condemnation awards associated therewith other than with respect to any portion of such award attributable to, or awarded on account of, expenses (including attorneys’ fees and costs) incurred by Owner in handling or contesting such Condemnation.  If Builder elects to exclude all of the Condemned Lots, as provided hereinabove, this Agreement shall terminate with respect to the Condemned Lots upon such election.  If this Agreement so terminates with respect to such Condemned Lots, Builder shall be entitled to a credit against the purchase price at Closing in an amount equal to a pro-rata portion (based on the ratio of the acreage of the Condemned Lots to the total acreage of the property) of the Deposit and Builder waives any right to any other part of the Condemnation award, as damages or otherwise.

16.           Miscellaneous.

16.1         Notices.  Notice hereunder shall be given to Owner, Builder and Escrow Agent at the address shown on the signature page hereof in accordance with the Stock Purchase Agreement.

16.2         Memorandum of Option and Termination.  Simultaneously with the execution of this Agreement: (i) Owner and Builder shall execute and acknowledge a Memorandum of Option Agreement in the form attached hereto as Exhibit D for recording in the real property records of the county in which the Property is located, and (ii) Owner and Builder shall execute and deliver to Escrow Agent a Notice of Termination of Option and Quit-Claim Deed in the form attached hereto as Exhibit E releasing any and all interests of Builder in the

Lots.  The Memorandum of Option Agreement shall be recorded against the Property immediately.  If Builder fails to acquire the Property during the Option Period, or if Builder is deemed to be in default under this Agreement as described in Section 12.1, Escrow Agent is hereby irrevocably directed to automatically and without further direction, (a) attach to the Notice of Termination of Option and Quit-Claim Deed the legal description of the Property not acquired by Builder and (b) record, on the first business day after the expiration of the applicable cure period, the Notice of Termination of Option and Quit-Claim Deed, and the parties expressly and irrevocably release Escrow Agent from liability for doing so.  In addition, at the time of the termination of the Option, at Owner’s reasonable request, Builder shall also execute and record any other documents evidencing such termination.

16.3         Interpretation.  The captions of the Sections of this Agreement are for convenience only and shall not govern or influence the interpretation hereof.  This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

16.4         Successors and Assigns.  All of the provisions hereof shall inure to the benefit of and be binding upon the personal representatives, heirs, successors and assigns of Owner and Builder.  Builder shall have the right to assign its interest hereunder without the prior written consent of Owner.  Notwithstanding anything herein to the contrary, Owner may not assign its right, title, interest and obligations hereunder without first obtaining the consent of Builder.

16.5         No Partnership: Third Person.  It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership or joint venture or other arrangement or lender-borrower relationship between Owner and Builder.  No term or provision of this Agreement is intended to, or shall, be for the benefit of any person, firm, corporation or other entity not a party hereto (including, without limitation, any broker), and no such party shall have any right or cause of action hereunder.

16.6         Entire Agreement.  This Agreement constitutes the entire agreement between, and the reasonable expectations of, the parties pertaining to the subject matter hereof; provided, however, that the terms and provisions of that certain Stock Purchase Agreement by and among Meritage Homes of Florida, Inc., as buyer, and the Stockholders of Greater Homes, Inc., as seller, dated                  (the “Stock Purchase Agreement”) apply and in the event of an inconsistency between the terms of this Option Agreement and the Stock Purchase Agreement, the terms of the Stock Purchase Agreement shall govern.   All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are hereby superseded and merged herein.  No change or addition is to be made to this Agreement except by a written agreement executed by all of the parties.  [With respect to Cypress Preserve, Overlook at Lake Louisa Phase II and Orangetree Phase 6: Owner and Builder desire to amend and restate the terms of that certain Agreement between them dated                                    , which is replaced and superseded in its entirety with this Option Agreement]

16.7         Further Documents.  Builder and Owner shall execute and deliver all such documents and perform all such acts as reasonably requested by the other party from time to time, prior to and following each Closing, to carry out the matters contemplated by this Agreement.

16.8         Incorporation of Exhibits.  All exhibits attached to this Agreement are by this reference incorporated herein.

16.9         Date of Performance.  If the date of performance of any obligation or the last day of any time period provided for herein does not fall on a business day, then the obligation shall be due and owing, and the time period shall expire, on the first day thereafter which is a business day.  Unless otherwise stated, all references in this Agreement to days shall refer to calendar days.  Business days shall be defined to mean all days except Saturdays, Sundays and legal holidays or dates upon which the applicable County clerk’s office is closed.  Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if, and only if, completed by 5:00 p.m., Central Time, on the day of performance.  The funds required from Builder and all acts required of Builder in order to close the Escrows pursuant hereto shall be deposited with Escrow Agent and be performed no later than 1:00 p.m., Central Time, on each Closing Date and shall be available for immediate distribution to Owner at each Closing.

16.10       Builder’s Interest.  The parties acknowledge and agree that Builder’s interest in the Lots shall be strictly limited to the option interests expressly described herein and it is the intent of the parties that, unless and until Builder exercises its rights to purchase the Property as described herein, Builder shall have no fee interest in the Property, equitable or otherwise, and that fee title to the Property shall be held by Owner.  In no event shall this Agreement or the Option be claimed or construed to constitute an equitable mortgage.

16.11       Survival.  Unless expressly provided to the contrary herein, it is agreed that all of the terms, conditions, provisions, obligations and indemnities contained in this Agreement shall survive each and every exercise of an Option, and the Closing of the sale of any Lot and the recordation of any Deed pursuant thereto, and all obligations and indemnities contained in Sections 2, 3, 4, 6, 10 and 11 of this Agreement shall survive the expiration, cancellation or termination of this Agreement, so that all such obligations and indemnities shall continue to be binding upon the parties hereto and their respective successors and assigns.

16.12       Time of the Essence.  Time is of the essence of this Agreement.

16.13       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Florida.

16.14       No Third Party Beneficiary.  Builder’s covenants set forth in this Agreement are solely for the benefit of Owner and shall be enforceable by no other individual or entity.

16.15       Counterparts.  This Agreement shall be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

16.16       Re-characterization.  It is recognized that Owner and Builder are sophisticated real estate entities with substantial experience in the residential home building industry and are advised by experienced legal counsel.  It is the intent of Owner and Builder that the transaction described in this Agreement be treated as an option on the part of Builder to acquire Property.    Neither this Agreement nor this transaction is intended to be, nor shall it be construed to be or create, any loan, security device, equitable mortgage, or other financing transaction between the parties.  In no event shall Builder have any interest (direct or indirect, legal or equitable) in and to any of the Property other than as expressly provided in this Agreement, unless and until Builder shall have actually acquired fee simple title to one or more Property through exercise of its option rights hereunder and purchase thereof in accordance with the terms of this Agreement.  Even though the parties hereto declare that their sole intent is that this Agreement shall serve as an option agreement providing Builder the option to purchase Property on and subject to the terms hereof, if nevertheless (and without in any way consenting to a re-characterization of this Agreement), this Agreement or the transaction described herein is ever characterized as a financing arrangement, security device or equitable mortgage, then for such purposes Builder hereby (i) irrevocably grants, transfers and assigns to Owner, its successors and assigns, in trust, with power of sale and right of reentry and possession, all of Builder’s right, title and interest now owned or hereafter acquired in and to the Property (other than any Property previously acquired and paid for by Builder pursuant to the terms hereof) and (ii) assigns and grants to Owner all rents, issues and profits realized from or relating to the Property (other than any Property previously acquired and paid for by Builder pursuant to the terms hereof).  The intent of this grant is that in the event of such re-characterization, this Agreement shall be deemed to be a mortgage, with power of sale, of the Property (other than any Property previously acquired and paid for by Builder pursuant to the terms hereof) made by Builder in favor of Owner in favor of Owner and in the event of a default by Builder hereunder, Owner will be entitled to foreclose pursuant to a non-judicial trustee’s sale procedure and/or exercise any other remedies available at law or in equity (including the right to appoint a receiver).  Further, in the event of such re-characterization and notwithstanding anything to the contrary contained herein, all agreements between Builder and Owner are hereby expressly limited so that in no event whatsoever shall the total liability for payments in the nature of interest and other charges exceed the applicable limits imposed by the usury laws of the State of Florida.  If any payments in the nature of interest and other charge made hereunder are held to be in excess of the applicable limits imposed by the usury laws of the State of Florida, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and any indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest and other charges shall not exceed the applicable limits imposed by the usury laws of the State of Florida.

17.           Encumbrance of Property.  During the term of this Option Agreement, Owner shall have the right to encumber the Property or any portion thereof not owned by Builder for an amount up to eighty percent (80%) of the Purchase Price, provided that, in connection therewith and as a condition precedent thereto, Builder, Owner and Owner’s Lender shall enter into (i) a collateral Assignment and Subordination of Option Agreement (if required by Owner’s Lender) and (ii) a Recognition, Subordination, Non-disturbance and Attornment Agreement in the form attached hereto as Exhibit F.

18.           FIN 46 Representation and Warranties.  In order to assist Builder in complying with FASB Interpretation No. 46 (Consolidation of Variable Interest Entities), Owner agrees:  (a) Owner will notify Builder before any new equity investors are introduced as owners of Owner during the term of this Option Agreement and if Builder determines that the addition of such new equity investors would require Builder to consolidate Owner for financial reporting purposes under FIN 46, then unless Owner agrees not to add such new equity investors, Builder may bulk purchase all of the Property by using the formula defined as the Adjusted Purchase Price in Section 15 of the Construction Agreement and upon such purchase Owner will be relieved from any further obligations under this Agreement and the Construction Agreement; (b) Builder and its auditors have the right to verify certain financial representations made by Owner through timely reviewing the Owner’s books and records, (c) should the application of FIN 46 ever be required of the entity, Owner will provide Builder with all required books and records of Owner necessary to analyze and potentially consolidate the entity; and (d) Owner represents that the only asset to be owned by Owner is the Property, unless otherwise approved by Builder. The information required pursuant to clause (d) of the immediately preceding sentence would include, but not be limited to, formation documents, ownership structure, capital and profit participation percentages, initial and continuing quarterly financial statements and copies of any loan agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER:	Landbanker

By:
Name:
Title:

BUILDER:	Greater Homes, Inc., a Florida corporation,
a division of Meritage Homes

By:
Name:
Title:

ESCROW AGENT:

Title Company

Escrow Agent

Address:

LIST OF EXHIBITS

EXHIBIT “A”	Legal Description

EXHIBIT “B”	Additional Permitted Exceptions

EXHIBIT “C”	Special Warranty Deed

EXHIBIT “D”	Memorandum of Option Agreement

EXHIBIT “E”	Notice of Termination of Option and Quit-Claim Deed

EXHIBIT “F”	Recognition, Subordination, Non-disturbance and Attornment Agreement

EXHIBIT A

Legal Description of the Property

A-1

EXHIBIT B

Additional Permitted Exceptions

B-1

EXHIBIT C

Special Warranty Deed

WHEN RECORDED, RETURN TO:

THIS SPECIAL WARRANTY DEED is made as of the      day of           , 200  , by                              (hereinafter called the “Grantor”), whose post office address is                                   to GREATER HOMES, INC., a Florida corporation (hereinafter called the “Grantee”), whose address is                                    .

W I T N E S S E T H:

Grantor, in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid by Grantee, has granted, bargained and sold, and by these presents does grant, bargain and sell, to Grantee, Grantee’s successors and assigns, as appropriate, forever, the following property situate in       County, Florida, to-wit (the “Property”):

SEE EXHIBIT ”A” ATTACHED HERETO AND MADE A PART HEREOF.

This conveyance is subject to those matters set forth on Exhibit ”B” attached hereto and made a part hereof, none of which are reimposed hereby; zoning and/or other restrictions imposed by governmental authorities, and taxes subsequent to December 31, 200  .

TOGETHER, with all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

TO HAVE AND TO HOLD, the same in fee simple forever.

AND, the Grantor hereby covenants with said Grantee that the Grantor is lawfully seized of said land in fee simple; that the Grantor has good right and lawful authority to sell and convey said land, and hereby specially warrants the title to said land and will defend the same against the lawful claims of all persons claiming by, through or under the said Grantor.

C-1

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed as of the day and year first above written.

Signed, sealed and delivered in the presence of:

Sign:
Print:
By:	By:

Sign:
Print:
By:

STATE OF FLORIDA	)

	)	ss.:

COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of               , 200  , by                      , as                             of                                                                                       , on its behalf.

Notary Public, State of Florida

(Print, Type or Stamp Commissioned Name of Notary Public)

☐ Personally Known OR ☐ Produced Identification
Type of Identification Produced:

C-2

EXHIBIT D

Memorandum of Option Agreement

WHEN RECORDED, RETURN TO:

MEMORANDUM OF OPTION AGREEMENT

BY THIS MEMORANDUM OF OPTION AGREEMENT (“Memorandum”) entered into as of the      day of                   , 200   , LAND BANKER, a         limited partnership (“Owner”), and MERITAGE HOMES OF ARIZONA, INC., an Arizona limited partnership (“Builder”), declare and agree as follows:

A.                                   Owner owns that certain real property located in             County,               and described on Exhibit A attached, which has been, or will be subdivided as Project, Section 6 (the “Lots”).

B.                                     Owner granted to Builder, and does hereby grant to Builder, pursuant to that certain Option Agreement between Builder and Owner of even date herewith (“Option Agreement”), the option to purchase the Lots in accordance with the terms of the Option Agreement.

C.                                     The term of the Option commenced upon the date this Memorandum was recorded in the Official Records of              County,       , and shall expire on               provided, however, the Option may be extended until no later than                  in accordance with the terms of the Option Agreement if Builder complies with all of the requirements described in the Option Agreement.

D.                                    All of the other terms, conditions and agreements contained within the Option Agreement are fully incorporated herein by reference as if fully set forth herein.  This Memorandum is not intended to change any of the terms of the Option Agreement.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Option Agreement as of the date first set forth above.

Signed, sealed and delivered in the presence of:	OWNER

(1)
Print:
By:

(2)
Print:

D-1

Signed, sealed and delivered in the presence of:	BUILDER

(1)
Print:
By:

(2)
Print:

STATE OF FLORIDA	)

	)	ss.:

COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of              , 200    , by                , as                         of                                             , on its behalf.

Notary Public, State of Florida

(Print, Type or Stamp Commissioned Name of Notary Public)

☐ Personally Known OR ☐ Produced Identification
Type of Identification Produced:

STATE OF FLORIDA	)

	)	ss.:

COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of          , 200  , by              , as                 of                            , on its behalf.

Notary Public, State of Florida

(Print, Type or Stamp Commissioned Name of Notary Public)

☐ Personally Known OR ☐ Produced Identification
Type of Identification Produced:

D-2

EXHIBIT E

Notice of Termination of Option

WHEN RECORDED, RETURN TO:

NOTICE OF TERMINATION OF OPTION

AND QUIT-CLAIM DEED

THIS NOTICE OF TERMINATION OF OPTION AND QUIT-CLAIM DEED is dated this             day of                      , 200   , between LANDBANKER (“Owner”), and GREATER HOMES, INC., a Florida corporation (“Builder”):

WHEREAS, Owner granted to Builder a certain option pursuant to that certain Option Agreement dated August    , 200   between Owner and Builder; and

WHEREAS, the option contained in the Option Agreement has been fully terminated and the parties desire to evidence such termination by execution, delivery and recordation of this Notice of Termination of Option and Quit-Claim Deed.

NOW, THEREFORE, in consideration of the agreements set forth herein, and Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       The option contained in the Option Agreement has been fully terminated and Builder has no rights whatsoever thereunder, and the parties acknowledge the full and complete termination of Builder’s rights in the option property.

2.                                       Builder does hereby quit-claim to Owner all that certain real property situated in               County,           described on Exhibit ”A” attached hereto and incorporated herein by this reference.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Notice of Termination of Option and Quit-Claim Deed as of the day and year first above written.

Signed, sealed and delivered in the presence of:	OWNER

(1)
Print:
By:

(2)
Print:

Signed, sealed and delivered in the presence of:	BUILDER

(1)
Print:
By:

(2)
Print:

STATE OF FLORIDA	)

	)	ss.:

COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of          , 200  , by              , as                 of                            , on its behalf.

Notary Public, State of Florida

(Print, Type or Stamp Commissioned Name of Notary Public)

☐ Personally Known OR ☐ Produced Identification
Type of Identification Produced:

STATE OF FLORIDA	)

	)	ss.:

COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of          , 200  , by              , as                 of                            , on its behalf.

Notary Public, State of Florida

(Print, Type or Stamp Commissioned Name of Notary Public)

☐ Personally Known OR ☐ Produced Identification
Type of Identification Produced:

EXHIBIT “F”

Recognition, Subordination, Non-Disturbance And Attornment Agreement

PREPARED BY AND

WHEN RECORDED, RETURN TO:

Michael J. Sabatello, Esq.

Greenberg Traurig, P.A.

777 S. Flagler Drive, Suite 300 East

West Palm Beach, FL  33401

RECOGNITION, SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT is made as of the      day of           , 2005, among                              (“Lender”),                            (“Borrower”) and GREATER HOMES, INC., a Florida corporation (“GREATER”).

WITNESSETH:

WHEREAS, Lender is the owner and holder of a Mortgage, Assignment of Rents and Security Agreement and certain related loan documents (collectively, the “Mortgage”) from Borrower, given to secure a Promissory Note in the principal sum of                           ($          .00) (the “Note”), which Mortgage is recorded in Official Record Book      , Page     , Public Records of               County, Florida, and which Mortgage encumbers the property therein more particularly described (“Property”);

WHEREAS, Borrower and Greater have entered into that certain Option Agreement dated            200 , (the “Option Agreement”) which is evidenced by that certain Memorandum of Option recorded in Official Record Book      , Page     , the Public Records of             County, Florida, pursuant to which GREATER has the right and option to purchase the Property in a series of incremental transactions;

WHEREAS, the parties hereto mutually desire to confirm that the Option Agreement is subject and subordinate to the lien of the Mortgage and thereupon to establish certain rights for the benefit of GREATER and Lender, together with certain obligations for attornment on the part of GREATER, all in the manner hereinafter provided.

NOW, THEREFORE, in consideration of the premises, the receipt whereof is hereby acknowledged, Lender, Borrower and GREATER do hereby mutually covenant and agree as follows:

1.                                       GREATER, for itself, its successors and assigns, hereby covenants and agrees that the Option Agreement is now and shall be subject and subordinate to the lien of the Mortgage and to any now existing or future extensions, consolidations, modifications or renewals thereof, advances thereunder, or supplements thereto, with the same force and effect as if the Mortgage and such future extensions, consolidations, modifications or renewals thereof, advances thereunder or supplements thereto had been executed, acknowledged, delivered and recorded prior to the execution, acknowledgment and delivery of the Option Agreement.

2.                                       Provided GREATER is not in Default (as defined in the Option Agreement) under the terms of the Option Agreement beyond any period given GREATER to cure such default, and after notice, if any, required by the Option Agreement, then:

(a)                                  The rights of GREATER to purchase the Property pursuant to the Option Agreement shall not be affected or disturbed by Lender in the exercise of any of its rights under the Mortgage or the Note.

(b)                                 In the event that Lender or any other person acquires title to the Property pursuant to the exercise of any remedy provided for in the Mortgage, the Option Agreement shall not be terminated or affected by said foreclosure or sale or transfer in lieu of foreclosure of any such proceedings and Lender hereby covenants that any sale by it of the Property pursuant to the exercise of any rights and remedies under the Mortgage or otherwise, shall be made subject to the Option Agreement and the rights of GREATER thereunder; and GREATER covenants and agrees to attorn to Lender or such other person and the Option Agreement shall continue in full force and effect as a direct agreement between GREATER and Lender or such other person upon all the terms, covenants, conditions and agreements set forth in the Option Agreement.

(c)                                  If Lender or any other person shall succeed to the interest of Borrower under the Option Agreement, Lender or such other person shall be bound to GREATER under all of the terms, covenants and conditions of the Option Agreement, and GREATER shall, from and after Lender’s or such other person’s succession to the interest of Borrower under the Option Agreement, have only the remedy of specific performance, and no other, against Lender or such other person for the breach of any agreement contained in the Option Agreement occurring after the date on which Lender or such other person acquired title to the Property (the “Transfer Date”) that GREATER might have had under the Option Agreement against Borrower if Lender or such other person had not succeeded to the interest of Borrower;

(d)                                 Neither Lender nor any other person which acquires title to the Property pursuant to the exercise of any remedy provided for in the Mortgage shall have any personal liability for any claims, demand or causes of action for money damages accruing prior to the Transfer Date which GREATER, as builder, may have against Borrower, as owner, under any provisions of, or with respect to, the Option Agreement, or on account of any matter, condition or circumstance arising out of the relationship of Borrower and GREATER under the Option Agreement, or Borrower’s prior ownership of the Property (“Pre-Transfer Claims”), but Lender’s rights under the Option Agreement, including the right to receive the payment of the option payments due under the Option Agreement, together with the purchase price to be paid under the Option Agreement for the purchase of the Property pursuant thereto, shall be subject to any rights and claims GREATER may have under the Option Agreement that arise from Pre-Transfer Claims and option payments and deposits made by GREATER in accordance with the Option Agreement. Borrower and GREATER, by their joinder herein, acknowledge that there are no Pre-Transfer Claims and option payments other then as discussed on the Builder Assignment and Bill of Sale from Borrower to GREATER.  Such rights or claims by GREATER shall be exercised solely by (i) the reduction of the purchase price which GREATER is obligated to pay under the Option Agreement for the purchase of all of the Lots, but only after the Note (including only (A) the principal balance outstanding as of the date hereof, as increased by future advances or pending disbursements to fund construction of improvements to the Property or to pay other permitted expenses or protective advances incurred by Lender under the documents evidencing its loan relationship with Borrower (the “Loan Documents”), and (B) interest at the applicable rate) has been paid in full, or (ii) the reduction of the amount of the Outstanding Investment of Owner, which shall operate to reduce the amount of the monthly Option Payments which GREATER is obligated to pay under the Option Agreement.  In no event, however, shall such reduction in the Outstanding Investment of Owner reduce the amount of the monthly Option Payment payable under the Option Agreement below the amount of the interest payable monthly under the Note at the applicable rate set forth in such Note, while the Loan remains in effect.

(e)                                  None of the representations and warranties of Borrower, as owner, in the Option Agreement shall apply to Lender except to the extent that they relate to actions of Lender following the Transfer Date.

3.                                       Lender hereby agrees to the changes made to the Option Agreement pursuant to the Consent.

4.                                       (a) Pursuant to the provisions of the Consent, Borrower has agreed that the Agent (as defined in the Consent) shall have a period of ten days in addition to the time provided to GREATER under the terms and conditions of the Option Agreement within which to cure any default under the Option Agreement arising from the failure of GREATER to pay any sum of money due to the Borrower under the Option Agreement.  Provided that no other default exists under the Loan Documents which remains uncured, and provided that the Borrower pays to Lender all sums due under the Loan Documents by the dates when such sums are due, Lender agrees that it shall not declare Borrower to be in default under the Loan Documents due to the default of GREATER under the Option Agreement arising from the failure of Builder to pay sums due to Borrower when due under the Option Agreement.

(b)                                 Pursuant to the provisions of the Consent, Borrower has agreed that the Agent shall have a period of time in addition to the time provided to GREATER under the terms and conditions of the Option Agreement within which to cure any default (a Curable Non-Monetary Default) under the Option Agreement other than a default arising from the failure of GREATER to pay any sum of money due to the Borrower under the Option Agreement and other than an Uncurable Default (as defined in the Consent). Provided that no other default exists under the Loan Documents which remains uncured, and provided that the Borrower pays to Lender all sums due under the Loan Documents by the dates when such sums are due, Lender agrees that it shall not declare Borrower to be in default under the Loan Documents due to the occurrence of a Curable Default until and unless GREATER shall fail to cure such Curable Default within the time period provided in the Option Agreement, and the Agent shall fail to cure such Curable Default within the time period provided to Agent under the Consent.

(c)                                  Pursuant to the provisions of the Consent, Borrower has acknowledged that there are certain types of default under the Option Documents that cannot be cured by Agent.  Pursuant to the provisions of the Consent, Borrower has agreed that, provided any and all other defaults under the Option Documents are cured by GREATER or Agent within the time periods provided in the Option Documents and the Consent, the cure of such Uncurable Default shall not be a condition to Agents rights under the Consent and the Option Agreement shall not be terminated by Owner as a result thereof.  Provided that no other default exists under the Loan Documents which remains uncured, and provided that the Borrower pays to Lender all sums due under the Loan Documents by the dates when such sums are due, Lender agrees that it shall not declare Borrower to be in default under the Loan Documents due to the occurrence of an Uncurable Default.

5.                                       Borrower, as optionor under the Option Agreement and mortgagor under the Mortgage, acknowledges and agrees, for itself and its successors and assigns, that except as otherwise provided hereinabove:

(a)                                  this Agreement does not: (i) constitute a waiver by Lender of any of its rights under any of the Loan Documents; or (ii) in any way release Borrower from its obligations to comply with the terms, provisions, conditions, covenants and agreements of the Mortgage, any other Loan Document or the Option Agreement; and

(b)                                 the provisions of the Loan Documents remain in full force and effect and must be complied with by Borrower; and

6.                                       In the event any litigation shall be commenced among the parties hereto concerning this Agreement, or the rights and duties of either in relation thereto, the prevailing party in such litigation, including appellate proceedings, shall be entitled to a reasonable sum as and for its attorneys’ fees in such litigation, which shall be determined by the court in such litigation or in a separate action brought for that purpose.

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.  Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts of the State of Florida, County of Miami-Dade.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, WHETHER NOT EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, and without limiting such, it is expressly understood that all references herein to Lender shall be deemed to include also any subsequent holder of the Mortgage and/or any other persons succeeding to title to the Property, or any part thereof, whether by virtue of foreclosure, or sale or transfer in lieu of foreclosure, or pursuant to the exercise of any rights and remedies under the Mortgage, or otherwise.

WITNESSES:	LENDER:

By:
Print Name:	Name:
Title:

Date:

Print Name:

STATE OF	)
) ss.:
COUNTY OF	)

The foregoing instrument was acknowledged before me this     day of        , 2005 by                                        , as                                      of                                a                         , on behalf of the corporation.  He/she is personally known to me or has produced                            as identification.

NOTARY SEAL	Notary:
Print Name:
Notary Public, State of
My commission expires:

BORROWER:
Print Name:

By:

Print Name:

STATE OF	)
) ss.:
COUNTY OF	)

The foregoing instrument was acknowledged before me this            day of                     , 2005 by                     , as          of                                   , on behalf of the company.  He/she is personally known to me or has produced                      as identification.

NOTARY SEAL	Notary:
Print Name:
Notary Public, State of
My commission expires:

By:
Print Name:

Print Name:

STATE OF FLORIDA	)

	)	ss.:

COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of      , 2005 by                , as                   of                             , on behalf of the company.  He/she is personally known to me or has produced                        as identification.

NOTARY SEAL	Notary:
Print Name:
Notary Public, State of Florida
My commission expires:

Exhibit C

Escrow Agreement

ESCROW AGREEMENT

BY AND AMONG

MERITAGE HOMES OF FLORIDA, INC.,

THE STOCKHOLDERS OF GREATER HOMES, INC.

AND

[FIRST AMERICAN TITLE INSURANCE COMPANY]

Dated September [1], 2005

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”) dated as of September [1], 2005 (the “Effective Date”) by and among Meritage Homes of Florida, Inc., an Arizona corporation (“Buyer”), the stockholders of Greater Homes, Inc., a Florida corporation (the “Company”) listed on the signature page hereto (each a “Stockholder” and collectively, the “Stockholders”) and [First American Title Insurance Company], as escrow agent only (along with any and all successor escrow agents, the “Escrow Agent”).  Capitalized terms not otherwise defined shall have the meanings given to them in the Purchase Agreement (as such term is defined below).

RECITALS

A.                                   Pursuant to the Stock Purchase Agreement, dated August [22], 2005 (the “Purchase Agreement”), by and among Buyer and the Stockholders, Buyer has purchased and the Stockholders have sold to Buyer their common stock interests in the Company.

B.                                     Buyer has delivered to the Stockholders the purchase price (as described in the Purchase Agreement) pursuant to the terms of Section 1.4A of the Purchase Agreement, other than the sum of $[ * ] (the “Escrow Amount”).

C.                                     Under the terms of the Purchase Agreement the Stockholders have agreed to protect Buyer against certain matters including, but not limited to, Specifically Excluded Liabilities and breaches of representations, warranties, covenants and agreements made by them thereunder.

D.                                    Buyer has agreed to deliver the Escrow Amount to the Escrow Agent to be held, subject to the terms and conditions hereinafter set forth, to satisfy claims against the Stockholders.

E.                                      The parties have agreed that, to the extent that the Escrow Amount is not required to satisfy such claims, any balance of the Escrow Amount will be paid to the Stockholders as part of the Purchase Price subject to and in accordance with the terms and conditions hereinafter set forth.

F.                                      The Escrow Agent has agreed to act as Escrow Agent hereunder in accordance with the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties and other good and valuable consideration, the parties agree as follows:

1.                                       Appointment of Escrow Agent.  The parties hereby appoint and designate the Escrow Agent as escrow agent to receive, hold and disburse the Escrow Fund (as such term is defined in Section 2), and the Escrow Agent hereby accepts such appointment and designation.

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

2.                                       Establishment of Escrow Fund.  Upon execution of this Escrow Agreement, Buyer will deposit with the Escrow Agent and, upon receipt, the Escrow Agent will acknowledge receipt of the Escrow Amount (such amount, together with investment income earned thereon pursuant to the terms hereof, collectively, the “Escrow Fund”).  The Escrow Fund will be segregated from other assets of the Escrow Agent.  The Escrow Agent agrees to hold and administer the Escrow Fund subject to the terms of this Escrow Agreement.

3.                                       Investment of Escrow Fund.  The Escrow Agent will invest the Escrow Fund, as directed in writing by the Stockholders received by the Escrow Agent from time to time, only in one or more of the following: (i) direct, short-term obligations of the United States Government or its instrumentalities, (ii) mutual funds which invest all or substantially all of their assets in direct, short-term obligations of the United States Government, (iii) variable rate certificates of deposit, (iv) short-term investments in money market accounts of one or more United States banks having total assets in excess of $100,000,000, in each case having maturities of not more than 90 days or (v) municipal or corporate bonds having a credit rating of A (Moodys’ or Standard & Poor’s) or better.  The maximum maturity of any single issue will not exceed 90 days.  The total amount of income that is credited to the Escrow Fund from the date of the establishment of the Escrow Fund will be referred to as the “Accumulated Income.”  The Escrow Agent will have no liability for any investment losses on investments permitted under this Section 3, including any losses on any investment required to be liquidated prior to maturity in order to make a payment required hereunder.  Investments pursuant to such investment instructions described above will in all instances be subject to availability (including any time-of-day requirements).  In no instance will the Escrow Agent have any obligation to provide investment advice of any kind.  All Accumulated Income will be credited to, and will become a part of the Escrow Fund (and any losses on such investments will be debited to the Escrow Fund).

4.                                       Payments from Escrow Fund; Actions on Escrow Assets.

A.                                   At any time or times subsequent to the Closing Date (as defined in the Purchase Agreement) and prior to the Termination Date (as defined in Section 5 hereof), Buyer may make claims against the Escrow Fund for reimbursement for claims pursuant to the Purchase Agreement.  Such claims will be made by Buyer by giving written notice, as provided for in Section 13, to Stockholders’ Representative (as defined in the Purchase Agreement) and Escrow Agent of each such claim, specifying in reasonable detail the amount and basis thereof, which may be updated by written notice at a later time (a “Notice of Claim”).

B.                                     To object to any claim made in a Notice of Claim, in whole or in part, (a “Disputed Claim”), the Stockholders’ Representative must give written notice of such objection (“Dispute Notice”) to the Escrow Agent and Buyer at any time within 20 days after Buyer’s delivery of the Notice of Claim.  All such notices will be delivered to the Escrow Agent, as provided in Section 13 hereof.  If the Stockholders’ Representative does not provide a Dispute Notice within such 20 day period, the claim made in the Notice of Claim will be deemed to have been approved as a valid claim in the full amount thereof (an “Accepted Claim”).

C.                                     If, pursuant to Section 4B, the Stockholders’ Representative provides a Dispute Notice, in whole or in part, Escrow Agent will retain a portion of the Escrow Fund sufficient to pay said Disputed Claim in full, and (i) will not make any distribution on that Disputed Claim or part thereof (except for the amount of any Accepted Claim as provided in Section 4B) until the Escrow Agent receives joint written instruction from Buyer and the Stockholders’ Representative, or a notice of dispute resolution rendered pursuant to the Dispute Resolution Procedures attached to the Purchase Agreement as Exhibit A (the “Dispute Resolution Procedures”), indicating the amount and recipient of such distribution, at which point such Disputed Claim will be deemed an Accepted Claim for purposes of this Escrow Agreement.

D.                                    All Accepted Claims will be paid to Buyer promptly from the Escrow Fund provided, however, that the Escrow Agent will not be obligated to release or distribute amounts sooner than two business days after the Escrow Agent has received the requisite notice or paperwork in good form.  However, in no event will the total amount of payments to Buyer on all claims exceed the sum of (i) the amount originally deposited in the Escrow Fund, and (ii) the Accumulated Income at the date of such release or distribution.

5.                                       Release and Termination of Escrow Fund.

A.                                   This Escrow Agreement will terminate on the [ * ] anniversary of the Closing Date (the “Termination Date”); provided, however, that if there are one or more outstanding Notices of Claim on the Termination Date, then this Escrow Agreement will continue in effect until any and all such claims are resolved.

B.                                     On the Termination Date, the remaining balance of the Escrow Fund, less an amount adequate to cover the sum of amounts specified in any and all outstanding Notices of Claim (the “Holdback”) will be delivered by the Escrow Agent to the Stockholders as directed by the Stockholders’ Representative in writing.

C.                                     Notwithstanding anything herein to the contrary, the Escrow Agent will promptly dispose of all or any part of the Escrow Fund as directed by a writing signed jointly by the Stockholders’ Representative and Buyer.  The Escrow Agent will be entitled to rely on the instructions received from the Stockholders’ Representative and Buyer, jointly, and will have no liability to the Stockholders or Buyer for any and all payments made in accordance with such instructions.

D.                                    Each Stockholder acknowledges and agrees that the Stockholders’ Representative is solely authorized to act on their behalf and that no individual Stockholder shall have any right to provide a Dispute Notice under this Escrow Agreement.  With respect to the terms and operation of this Escrow Agreement, each Stockholder further acknowledges and agrees that it will look only to the Stockholders’ Representative in the event of any dispute or disagreement with respect thereto and, in this regard, each Stockholder agrees to indemnify and hold harmless Buyer and Escrow Agent against any claims or losses it may suffer as a result of any such dispute or disagreement.  Until an alternative Stockholders’ Representative is appointed, the person that will act as Stockholders’ Representative is Robert A. Mandell.

*                 Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

6.                                       Duties and Responsibilities of Escrow Agent.

A.                                   The Stockholders and Buyer acknowledge and agree that the Escrow Agent:

(1)                                  will not be responsible for any of the agreements (other than those agreements made by Escrow Agent) referred to herein and will only be responsible for those obligations specifically imposed on the Escrow Agent by this Escrow Agreement, each of which are ministerial (and will not be construed to be fiduciary) in nature, and no implied duties or obligations will be read into this Escrow Agreement against or on the part of the Escrow Agent;

(2)                                  will not be obligated to take any legal or other action hereunder which might in the Escrow Agent’s judgment involve any expense or liability unless it will have been furnished with indemnification acceptable to it in its sole discretion;

(3)                                  may rely on and will be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, request or document furnished to the Escrow Agent hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and will have no responsibility for determining the accuracy thereof; and

(4)                                  may consult counsel satisfactory to the Escrow Agent, including in-house counsel, if the Escrow Agent reasonably determines that such consultation is necessary, and the Escrow Agent will receive full protection for any action taken, suffered or omitted by the Escrow Agent in good faith and in accordance with the reasonable reliance of such counsel.

B.                                     Neither the Escrow Agent nor any of its directors, officers or employees will be liable to anyone for any action taken, refrained from, or omitted by it or any of its directors, officers or employees pursuant to this Escrow Agreement except in the case of gross negligence, bad faith or willful misconduct.  The Stockholders and Buyer, jointly and severally, covenant and agree to indemnify and hold harmless without limitation the Escrow Agent and its directors, officers and employees, from and against any claim, loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of the Escrow Agent’s duties hereunder unless such loss, liability or expense is caused by the Escrow Agent’s gross negligence, bad faith or willful misconduct.  In no event will the Escrow Agent be liable for indirect, punitive, special or consequential damages.

C.                                     The Escrow Agent will have no responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent’s own gross negligence, bad faith or willful misconduct.

D.                                    The Stockholders and Buyer each agree, jointly and severally, to pay or reimburse the Escrow Agent for legal fees incurred in connection with the preparation of this

Escrow Agreement and to pay the Escrow Agent’s reasonable compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Schedule A.  The Escrow Agent will be entitled to reimbursement by the Stockholders and Buyer (and the Stockholders and Buyer hereby agree, jointly and severally to pay) on demand for all reasonable costs and expenses incurred by it in connection with the administration of this Escrow Agreement or the Escrow Fund created hereby which are in excess of its compensation for normal services.

E.                                      The provisions of this Section 6 will survive both the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

7.                                       Resignation of Escrow Agent.  The Escrow Agent may resign at any time upon giving 60 days written notice to the other parties hereto.  The Stockholders and Buyer agree that they will work together to appoint a successor escrow agent within 30 days after receipt of such notice, and the Escrow Agent hereby agrees that, upon receiving written instructions from the Stockholders and Buyer, it will turn over and deliver to such successor Escrow Agent the Escrow Fund and other amounts held by it pursuant to this Escrow Agreement in accordance with the terms of such written instructions (as well as all applicable records and a list of disbursements) and render an accounting as required by Section 10 hereof.

8.                                       Removal of Escrow Agent.  The parties together will have the right to remove the Escrow Agent hereunder by giving notice in writing to the Escrow Agent, specifying the date upon which such removal will take effect.  In the event of such removal, the parties agree that they will appoint a successor Escrow Agent within 30 days after the giving of such notice, and the Escrow Agent hereby agrees that, upon receiving written instructions from the parties it will turn over and deliver to such successor Escrow Agent the Escrow Fund and other amounts held by it pursuant to this Escrow Agreement in accordance with the terms of such written instructions (as well as all applicable records and a list of disbursements) and render an accounting as required by Section 10 hereof.

9.                                       Successor Escrow Agent.  Upon receipt of the Escrow Fund pursuant to this Escrow Agreement, the successor Escrow Agent will thereupon be bound by all of the provisions hereof and the term “Escrow Agent” as used herein will mean such successor Escrow Agent.

10.                                 Accounting.  In the event of the resignation or removal of the Escrow Agent, upon the termination of the Escrow Fund or this Escrow Agreement, or upon written request by either the Stockholders’ Representative or Buyer under reasonable circumstances, the Escrow Agent will render to the requesting party, and to the successor Escrow Agent, if any, a written accounting of its management of the Escrow Fund and all distributions thereof.

11.                                 Assignability.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns.  Neither this Agreement nor any rights, duties or obligations hereunder will be assigned by any party hereto without the prior written consent of Buyer and the Stockholders’ Representative, except that Buyer may assign its rights and obligations under this Agreement to the same extent it is permitted to assign its rights and obligations under the Purchase Agreement.

12.                                 Law Governing.  This Escrow Agreement will be governed by and construed in accordance with the laws of the State of Florida (other than choice of law provisions thereof).

13.                                 Notices; Wiring Instructions.

A.                                   Any notice or other communication in connection with this Escrow Agreement will be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission, receipt telephonically communicated) addressed as provided below and if either: (i) actually delivered electronically or physically at said address (provided that if said address is a business, delivery is made during normal business hours), or (ii) in the case of a letter, three (3) business days will have elapsed after the same will have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or (iii) 48 hours will have elapsed after the same will have been sent by nationally recognized overnight receipted courier:

If to the Escrow Agent:

Attn:

If to Buyer:

8501 East Princess Drive, Suite 290
Scottsdale, Arizona 85255
Telephone: (480) 609-3336
Facsimile: (480) 998-9178
Attn: Chief Financial Officer

and

2745 North Dallas Parkway, Suite 600
Plano, Texas 75093
Telephone: (972) 543-8100
Facsimile: (972) 543-8201
Attn: John R. Landon

with a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Telephone: (602) 382-6000
Facsimile: (602) 382-6070
Attn: Steven D. Pidgeon, Esq.

If to Stockholders or the Stockholders’ Representative:

1105 Kensington Park Drive
Altamonte Springs, Florida 32714
Telephone: (407) 869-0300
Facsimile: (407) 862-0057
Attn: Robert Mandell

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
P.O. Box 2809
Orlando, Florida 32801
Phone: (407) 418-6401
Fax: (407) 843-4495
Attn: John F. Lowndes, Esq.

or to such other address, which any party may by certified or registered mail notify the other.

B.                                     Any funds to be paid to or by the Escrow Agent hereunder will be sent pursuant to such method of payment and pursuant to such instruction as may be given in writing to the Escrow Agent, as the case may be, in accordance with Section 13A above.

14.                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

15.                                 Dispute Resolution.  It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund, or should any claim be made upon the Escrow Agent or the Escrow Fund by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and will be entitled (at its sole option and election) to retain in its possession, without liability to anyone, all or any of said Escrow Fund until such dispute will have been settled in accordance with the Dispute Resolution Procedures either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow Agent may, but will be under no duty whatsoever to, institute or defend any legal proceedings, which relate to the Escrow Fund.

16.                                 Modifications.  This Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct will constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Escrow Agreement on one occasion will not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

17.                                 Severability and Further Assurances.  The invalidity or unenforceability of any provision of this Escrow Agreement will not affect the validity or enforceability of any other provision hereof.  Each of the parties will, at the reasonable request of another party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Escrow Agreement.

18.                                 Tax Matters.

A.                                   The Escrow Fund will be treated for income tax purposes as owned by the Stockholders pro rata in proportion to the number of Shares of Company Stock owned by each of them as of the Closing.

B.                                     The Stockholders will report all income (if any) that is earned on, or derived from, the Escrow Fund in the taxable year or years in which such income is properly includible and pay all taxes attributable thereto.

C.                                     On or before the Effective Date, the Stockholders will furnish the Escrow Agent with executed copies of IRS Forms W-8 or W-9 as applicable, to evidence that Stockholders are not subject to back-up withholding under the Internal Revenue Code.

D.                                    The Escrow Fund will be assigned the federal income tax identification numbers of the Stockholders as reflected in the IRS Forms referenced in the preceding paragraph.

E.                                      The Escrow Agent will report to the Internal Revenue Service, as of each calendar year-end, all income (if any) earned by the Escrow Fund irrespective of whether such income or a portion thereof has been distributed to the Stockholders.  Such reporting will be consistent with the preceding paragraphs of this Section 18.

F.                                      Provided that the Escrow Fund has not been absorbed by Accepted Claims or reserved for Disputed Claims, the Escrow Agent will, not later than 15 business days following the date of the reporting to the Internal Revenue Service described in the preceding paragraph of this Section 18, pay to the Stockholders as directed by the Stockholders’ Representative a sum equal to the aggregate amount of income reported to the IRS pursuant to the preceding paragraph of this Section 18 multiplied by the highest marginal federal income tax rate for individuals for the applicable tax year.

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement or caused the same to be executed by their duly authorized representatives, as of the date first stated hereinabove.

[FIRST AMERICAN TITLE INSURANCE COMPANY]

By:
Name:
Title:

MERITAGE HOMES OF FLORIDA, INC.,
an Arizona corporation

By: John R. Landon
Its: Co-Chairman and Chief Executive Officer

STOCKHOLDERS

Robert A. Mandell

Charles W. Gregg

Hampton P. Conley

Stephen Gallagher

Simon Snyder

[Signature Page to Escrow Agreement]

Schedule A

Escrow Agent Fees

[to come]